UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Corgenix Medical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share, of Corgenix Medical Corporation (the “Common Stock”)
(2) Aggregate number of securities to which transaction applies:

As of September 15, 2014, 54,228,834 shares of Common Stock, 3,325,000 shares of Common Stock issuable upon the exercise of options with exercise price less than $0.27 per share and warrants to buy 12,369,394 shares of Common Stock with exercise price less than $0.27 per share

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 54,228,834 shares of Common Stock outstanding, multiplied by $0.27 per share and (B) options to purchase 3,325,000 shares of Common Stock with exercise prices less than $0.27 multiplied by $0.14, which is the difference between $0.27 and the weighted average exercise price of $0.13 per share, and (C) warrants to buy 12,369,394 shares of Common Stock with exercise prices less than $0.27 multiplied by $0.09, which is the difference between $0.27 and the weighted average exercise price of $0.18 per share

(4) Proposed maximum aggregate value of transaction:
$16,220,531
(5) Total fee paid:
$2,089.20, determined based upon multiplying .0001288 by the proposed maximum aggregate value of the transaction
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Corgenix Medical Corporation

11575 Main Street, Suite 400

Broomfield, CO 80020

(303) 457-4345

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Corgenix Medical Corporation, a Nevada corporation, which will be held on                             , 2014 , at                  , Mountain Time,                                                      .

At the special meeting, we will ask you to consider and vote on a proposal to adopt an Agreement and Plan of Merger (the “Merger Agreement”) that we entered into with Centennial Medical Holdings, Inc., whom we refer to as “Buyer,” and Centennial Integrated, Inc., a wholly owned subsidiary of Buyer whom we refer to as the “Merger Sub,” on August 27, 2014.  Buyer and the Merger Sub are affiliates of Orgentec Diagnostika (“Orgentec”), a specialty diagnostics company headquartered in Mainz, Germany.  If shareholders representing at least a majority of the outstanding shares of our common stock, par value $0.001 per share (“Common Stock”), entitled to vote thereon adopt the Merger Agreement and the merger is completed, we will become a wholly owned subsidiary of Buyer, and you will be entitled to receive $0.27 in cash, without interest and less any applicable withholding taxes, for each share of our Common Stock that you own.

After careful consideration, our board of directors, by the unanimous vote of all directors, approved the Merger Agreement and determined that the merger and the Merger Agreement are advisable and in the best interests of our company and our shareholders.  Our board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Your vote is very important.  Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.  Therefore, failure to vote will have the same effect as a vote against the adoption of the Merger Agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non- binding, advisory vote with respect to certain compensation arrangements for our named executive officers in connection with the merger.  Our board of directors unanimously recommends that you vote “FOR” the merger-related compensation proposal described in the accompanying proxy statement.

The accompanying proxy statement provides a detailed description of the proposed merger, the Merger Agreement and related matters, and a copy of the Merger Agreement is included as Annex A to the proxy statement.  We urge you to read all of these materials carefully.

Whether or not you are able to attend the special meeting in person, please submit your proxy via the internet address and telephone voting options available on the enclosed proxy card, or complete, sign and date the enclosed proxy card and return it in the provided envelope as soon as possible.  If you have Internet access, we encourage you to record your vote via the Internet.  This action will not limit your right to vote in person at the special meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Georgeson Inc., at (877) 278-4751.

Thank you for your cooperation and your continued support of Corgenix Medical Corporation.

Very truly yours,

Douglass T. Simpson,
President and Chief Executive Officer

This proxy statement is dated                           , 2014 and is first being mailed to shareholders on or about                               , 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF CORGENIX MEDICAL CORPORATION

To be held on                                     , 2014

TO THE SHAREHOLDERS OF

CORGENIX MEDICAL CORPORATION:

Notice is hereby given that a special meeting (the “Special Meeting”) of shareholders of Corgenix Medical Corporation (“Corgenix”) will be held at the                                                           , on                                    , 2014 at                         Mountain Time to consider and act upon the following matters:

1.              To adopt the Agreement and Plan of Merger, dated as of August 27, 2014, by and among Corgenix, Centennial Medical Holdings, Inc.  (“Buyer”) and Centennial Integrated, Inc., a wholly owned subsidiary of Buyer (the “Merger Sub”), as such may be amended from time to time (the “Merger Agreement”), pursuant to which each holder of shares of Corgenix common stock, par value $0.001 per share (the “Common Stock”), will be entitled to receive $0.27 in cash, without interest and less any applicable withholding taxes, for each share of our Common Stock held by such holder.

2.              To consider and vote on a proposal to approve, by a non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger, which we refer to as the golden parachute proposal.

3.              To approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement, which we refer to as the adjournment proposal.

4.              To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including the consideration of any procedural matters incident to the conduct of the special meeting.

A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

Corgenix’s Board of Directors has fixed the close of business on September 15, 2014 as the record date.  Only holders of record of our Common Stock as of the close of business on September 15, 2014 are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting.  Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon, and the approval of each of the golden parachute proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Special Meeting.  The list of shareholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 11575 Main Street, Suite 400, Broomfield, Colorado, 80020 during ordinary business hours at least 10 days before the Special Meeting.

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT YOUR PROXY VIA THE INTERNET ADDRESS OR BY THE TELEPHONE NUMBER AVAILABLE ON THE ENCLOSED PROXY CARD, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.  IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET.  THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.  IF YOU FAIL TO VOTE BY PROXY OR IN PERSON, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.  IF YOU RETURN A PROPERLY SIGNED PROXY CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT, “FOR” APPROVAL OF THE GOLDEN PARACHUTE PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

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MATERIAL UNITED STATED FEDERAL INCOME TAX CONSEQUENCES	45

THE MERGER AGREEMENT	49
Explanatory Note Regarding the Merger Agreement	49
The Merger	49
The Merger Consideration	50
Payment Procedures	50
Treatment of Options and Warrants	51
Representations and Warranties	52
Conduct of Our Business Pending the Merger	54
Preparation of Proxy Statement; Shareholders Meeting	56
Public Statements	57
Standard of Efforts; Required Approvals	57
Notification of Certain Matters	57
Confidentiality	57
No Solicitation	57
Indemnification and Insurance	59
Section 16 Matters	60
Financing	60
Conditions to the Merger	60
Termination of the Merger Agreement	62
Termination Fees	63
Expenses	63
Remedies	63
Governing Law/Jurisdiction	63
Voting Agreement	63

DISSENTER’S RIGHTS	64

MARKET PRICE INFORMATION	65

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	66

PROPOSAL TWO — COMPENSATION ARRANGEMENTS FOR OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER	68

PROPOSAL THREE — ADJOURNMENT OF THE SPECIAL MEETING	69

FUTURE SHAREHOLDER PROPOSALS	70

WHERE YOU CAN FIND MORE INFORMATION	70

ANNEX A — AGREEMENT AND PLAN OF MERGER BY AND AMONG CORGENIX MEDICAL CORPORATION, CENTENNIAL MEDICAL HOLDINGS, INC., AND CENTENNIAL INTEGRATED, INC. DATED AUGUST 27, 2014	A-i

ANNEX B — VOTING AGREEMENT BY AND BETWEEN CENTENNIAL MEDICAL HOLDINGS, INC. AND DOUGLASS SIMPSON, WILLIAM CRITCHFIELD, ANN L. STEINBARGER, STEPHEN P. GOUZE AND ROBERT TUTAG	B-1

ANNEX C — INVERNESS FAIRNESS OPINION DATED AUGUST 26, 2014	C-1

ANNEX D — DISSENTER’S RIGHTS STATUTE	D-1

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you.  Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement.  We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Corgenix” refer to Corgenix Medical Corporation, the term “Buyer” refers to Centennial Medical Holdings, Inc., the term “Merger Sub” refers to Centennial Integrated, Inc., a wholly owned subsidiary of Buyer, the term “Orgentec” refers to Orgentec Diagnostika, an affiliate of Buyer and the Merger Sub, and the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of August 27, 2014, by and among Corgenix, Buyer and the Merger Sub, as it may be amended from time to time.

Parties to the Merger

Corgenix Medical Corporation
11575 Main Street, Suite 400

Broomfield, Colorado, 80020
Telephone: (303) 457-4345

We develop and manufacture specialized diagnostic kits for immunology disorders, vascular diseases (including the world’s only non-blood-based test for aspirin effect), bone and joint disorders and a line of unique detection products for viral hemorrhagic disease. Our diagnostic products are commercialized for use in clinical laboratories throughout the world. We currently sell over 50 diagnostic products through a global distribution network and have significant experience in product submissions to the FDA and other worldwide regulatory authorities. Additionally, we contract, develop and manufacture products for key medical and life science companies in state-of-the-art facilities in Colorado.

Orgentec Diagnostika

333 W. Wacker, Suite 2800

Chicago, IL 60606

Telephone: (312) 506-2900

Orgentec is a global specialty diagnostics company.  The company offers a portfolio of more than 300 tests, primarily enzyme-linked immunosorbent assays (ELISA), that help diagnose rheumatology, thrombosis and gastroenterology disorders, as well as infectious diseases. It also offers a fully automated instrument and associated test kits that enable laboratories to complete multiple assays and deliver faster results than traditional ELISA tests.  Orgentec has an established position in Europe and a growing presence in Asia, Latin America and the Middle East.  It is headquartered in Mainz, Germany.  Orgentec is an affiliate of Water Street Healthcare Partners, LLC (“Water Street”), a strategic investor focused exclusively on the healthcare industry.

Centennial Medical Holdings, Inc.

c/o Water Street Healthcare Partners, LLC

333 West Wacker Drive, Suite 2800

Chicago, IL 60606

Telephone: (312) 506-2900

Buyer is an affiliate of Orgentec and was formed for the purpose of acquiring and holding us.  Buyer has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.  Upon consummation of the proposed merger, we will become a wholly owned subsidiary of Buyer.

Centennial Integrated, Inc.

c/o Water Street Healthcare Partners, LLC

333 West Wacker Drive, Suite 2800

Chicago, IL 60606

Telephone: (312) 506-2900

The Merger Sub is a direct, wholly owned subsidiary of Buyer and was formed solely for the purpose of facilitating Buyer’s acquisition of us.  The Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.  Upon consummation of the proposed merger, the Merger Sub will merge with and into us and will cease to exist.

The Merger (page 49)

Upon the terms and subject to the conditions of the Merger Agreement, the Merger Sub will be merged with and into us, and each holder of shares of our common stock, par value $0.001 per share (“Common Stock”), will be entitled to receive $0.27 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock held by such holder immediately prior to the merger (unless such holder has not voted in favor of the Merger Agreement and has properly exercised his or her statutory dissenter’s rights with respect to the merger) (such consideration, the “Merger Consideration”).  Following the merger, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Buyer.  You will not own any shares of the surviving corporation of the merger.  The Merger Agreement is attached as Annex A to this proxy statement.  Please read it carefully.

The Special Meeting of Shareholders (page 14)

The special meeting will be held on                                         , 2014, at                             , Mountain Time, at the                                                                                                                   .  At the special meeting, you will be asked to vote upon a proposal to adopt the Merger Agreement that we have entered into with Buyer and the Merger Sub, which we refer to as the merger proposal.  You will also be asked to vote upon a non-binding proposal to approve the compensation that may become payable to certain of our named executive officers in connection with the completion of the merger, which we refer to as the golden parachute proposal, and a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement, which we refer to as the adjournment proposal.  You may also be asked to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Stock Entitled to Vote (page 14)

Our board of directors has fixed the close of business on September 15, 2014, as the record date for determining shareholders entitled to receive notice of and to vote at the special meeting.  On the record date, we had 54,228,834 outstanding shares of Common Stock held by approximately 80 shareholders of record.  We have no other class of voting securities outstanding.

Shareholders of record on the record date will be entitled to one vote per share of our Common Stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Vote Required for Approval (page 15)

Pursuant to the requirements of Section 92A.120 of the Nevada Revised Statutes (“NRS”), the approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.  Abstentions and broker non-votes, as described below, will have the same effect as a vote “AGAINST” the approval of the merger proposal.

The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy and entitled to vote at the special meeting will be required to approve each of the golden parachute proposal and the adjournment proposal.  Abstentions will have the same effect as a vote “AGAINST” the approval of these proposals.  Broker non-votes will have no effect on the approval of these proposals.

Brokers or other nominees who hold shares of our Common Stock in “street name” for customers who are the beneficial owners of such shares may not, in the absence of specific instructions from those customers, give a proxy to vote their customers’ shares with respect to the approval of the merger proposal, the golden parachute proposal or the adjournment proposal.  Shares held by brokers or other nominees that are not voted for lack of instructions from their customers are referred to as “broker non-votes.” Broker non-votes will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the merger proposal.  Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the approval of the golden parachute proposal or the adjournment proposal.

On the record date, our directors and executive officers owned and were entitled to vote approximately 5.5% of our shares of Common Stock outstanding on that date, and such persons have entered into a voting agreement obligating them to vote to approve the Merger Agreement at our special meeting.

Our Board’s Recommendation (page 14)

Our board of directors unanimously (i) determined that the merger and the Merger Agreement are advisable and in the best interests of our company and our shareholders, (ii) approved the Merger Agreement, (iii) resolved to recommend that shareholders vote in favor of the adoption of the Merger Agreement, and (iv) directed that such matter be submitted for the consideration of our shareholders at the special meeting.  Accordingly, our board of directors unanimously recommends that our shareholders vote “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

For the factors considered by our board of directors in reaching its decision to approve the Merger Agreement, see “The Merger — Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 27 of this proxy statement.

Opinion of Corgenix’s Financial Advisor (page 31 and Annex C)

In connection with the merger, our financial advisor, Inverness Advisors, a division of KEMA Partners LLC, or Inverness, rendered to our board of directors its written opinion, that as of August 26, 2014, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of shares of our Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.  The full text of the written opinion of Inverness, dated as of August 26, 2014, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement in its entirety.  The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Inverness in rendering its opinion.  The summary of the opinion of Inverness in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  Inverness’s opinion is directed to our board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by holders of shares of our Common Stock pursuant to the Merger Agreement as of the date of the opinion.  Inverness’s opinion does not address any other aspects of the merger and does not constitute a recommendation to any holder of our Common Stock as to how to vote at any shareholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger.

Conditions to the Merger (page 60)

Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the merger are subject to the satisfaction or, to the extent permitted by law, waiver of each of the following conditions:

•                  the adoption of the Merger Agreement by the holders of a majority of the shares of our Common Stock outstanding on the record date for the special meeting on or before December 31, 2014;

•                  none of the parties are subject to any order or injunction that prohibits consummation of the transactions contemplated by the Merger Agreement;

•                  all consents, authorizations, order and approvals with any governmental entity required will have been obtained; and

•                  no action will be pending or threatened by or before any court in which an unfavorable judgment would prevent any of the transactions contemplated by the Merger Agreement or cause any such transaction to be declared unlawful or rescinded or that would reasonably cause a company material adverse effect.

Conditions to Buyer’s and the Merger Sub’s Obligations.  The obligations of Buyer and the Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permitted by law, waiver of further conditions, including:

•                  we must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the closing date of the merger;

•                  our representations and warranties, except those related to authorization, validity and effect of agreements and our capitalization, must be true and correct as of the date of the Merger Agreement and as of the closing date of the merger (provided that, for this purpose, our representations and warranties will be deemed not qualified by any references therein to materiality), except to the extent that such representation or warranty relates to an earlier time (in which case as of such earlier time), provided that this condition will be deemed satisfied even if not true and correct unless the failure would have or would reasonably be likely to have a company material adverse effect;

•                  our representations and warranties relating to authorization, validity and effect of agreements and capitalization must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger;

•                  we will not be in default of any obligation under any material contract, unless such default would not reasonably be expected to have a company material adverse effect;

•                  Buyer must have received a certificate as to our incorporation and good standing and the good standing of Corgenix, Inc.;

•                  there will have been no change in our financial condition or results of operations from that reflected in the balance sheet so as to result, or be reasonably likely to result, in a company material adverse effect;

•                  Buyer must have received certain consents and agreements from third parties and release of certain liens;

•                  no action will be pending where an unfavorable injunction, judgment, order or ruling would prevent consummation of the merger or transactions contemplated by the Merger Agreement;

•                  dissenting shares will not constitute more than 10% of the shares issued and outstanding; and

•                  Buyer must have received a certificate signed by one of our senior executive officers as to the satisfaction of the conditions in the first, second, third and sixth bullets above.

Conditions to Our Obligations.  Our obligation to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•                  Buyer and Merger Sub must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the closing date of the merger;

•                  the representations and warranties of Buyer and Merger Sub, except those related to authorization, validity and effect of agreements, must be true and correct as of the date of the Merger Agreement and as of the closing date of the merger (provided that, for this purpose, our representations and warranties will be deemed not qualified by any references therein to materiality), except to the extent that such representation or warranty relates to an earlier time (in which case as of such earlier time), provided that this condition will be deemed satisfied even if not true and correct unless the failure would have or would reasonably be likely to have a Buyer material adverse effect;

•                  the representations and warranties of Buyer and Merger Sub relating to authorization, validity and effect of agreements must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger;

•                  we will have received a certificate from the Secretary of State of Delaware with respect to the incorporation and good standing of Buyer and certificate from the Secretary of State of Nevada with respect to the incorporation and good standing of Merger Sub;

•                  we will have received all consents and approvals from third parties required in connection with the Merger Agreement and consummation of the transactions contemplated by it;

•                  we will have received certificates signed by the President or Vice President and Secretary of each of Buyer and Merger Sub, attaching a copy of the resolutions of the board of directors of each approving the Merger Agreement and the consummation of the transactions; and

•                  we must have received a certificate signed by one of Buyer’s and Merger Sub’s senior executive officers as to the satisfaction of the conditions in the first, second and third bullets above.

No Solicitation (page 57)

Immediately upon signing of the Merger Agreement, we agreed not to, and agreed not to authorize or permit any of our officers, directors or employees, or authorize any of our financial advisors, attorneys or other advisors or representatives to (i) solicit, initiate, or knowingly encourage or induce the submission or announcement of any takeover proposal, (ii) participate or engage in any discussions or negotiations with any person or group other than Buyer, the Merger Sub regarding any takeover proposal, or furnish any non-public information relating to us to any third party that we believe would be used for purposes of making or furthering any takeover proposal, (iii) amend or grant any waiver, amendment or release under any standstill or similar agreement with a third party; or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to a takeover proposal.

Notwithstanding the restrictions described above, at any time before the adoption of the Merger Agreement by our shareholders, if we receive an unsolicited written takeover proposal from a third party that did not result from a breach of the provisions of the Merger Agreement regarding restrictions on solicitations, we may provide or furnish information to the third party making the takeover proposal pursuant to an executed confidentiality agreement so long as our board of directors determines in good faith, after consultation with our financial advisor and outside counsel, that the takeover proposal is, or could reasonably be expected to result in or lead to, a superior proposal or take any action that any court of competent jurisdiction order us to take.

We must promptly notify Buyer after receipt of any takeover proposal, identify the third party making the proposal and provide a summary of the material terms and conditions of such proposal.

Termination of the Merger Agreement (page 62)

The parties may terminate on mutual written consent. Any party may also terminate if the merger is not consummated by December 31, 2014, a governmental entity takes action that would make the merger illegal or prevents consummation, or the shareholders fail to approve the merger.  Buyer and Merger Sub may terminate if our board of directors effects a change in recommendation, we breach or fail to perform in accordance with the Merger Agreement, and such failure is not cured, or we enter into an acquisition agreement in accordance with the terms of the Merger Agreement.  We may terminate if we enter into an acquisition agreement with a third party in accordance with the terms of the Merger Agreement, or Buyer or Merger Sub breaches or fails to perform in accordance with the Merger Agreement, and such failure is not cured.

Termination Fees (page 63)

The Merger Agreement provides that we would pay Buyer a termination fee of $324,000 plus out of pocket expenses up to $400,000, if:

•                  We or Buyer terminates the Merger Agreement based on a superior proposal termination;

•                  Buyer terminates the agreement for our breach of the Merger Agreement; or

•                  Buyer terminates the Merger Agreement on the basis that our board of directors has effected a change in recommendation.

Buyer has agreed to pay us a termination fee of $648,000 plus out of pocket expenses up to $400,000, if we terminate the Merger Agreement based on a breach of the Merger Agreement by the Buyer or Merger Sub.

We, Buyer and the Merger Sub are also entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement to enforce specifically the terms and provisions of the Merger Agreement.  The election to pursue an injunction, specific performance or other equitable relief will not restrict, impair or otherwise limit the parties from seeking to terminate the Merger Agreement and collect the termination fee or expenses described above.

Expenses (page 63)

Except to the extent described herein regarding Termination Fees, we and Buyer are required to pay our own expenses in connection with the Merger Agreement and consummation of the transactions contemplated thereby, whether or not the merger is consummated.

Voting Agreement (page 63 and Annex B)

Simultaneously with the execution of the Merger Agreement, all of our executive officers and directors who are also shareholders, holding approximately 5.5% of shares of our Common Stock issued and outstanding (not including options held by any executive officer or director or warrants held by certain other shareholders), each entered into a voting agreement with Buyer pursuant to which each executive officer and director agreed that he or she will vote his or her shares of Common Stock (i) in favor of approval and adoption of the Merger Agreement and (ii) against certain other acquisition proposals.  The voting agreement terminates on the earlier of (a) the effective date of the Merger, (b) the termination of the Merger Agreement and (c) the date our board of directors effects a change in board recommendation pursuant to the Merger Agreement.

Dissenter’s Rights (page 64 and Annex D)

Holders of our Common Stock are entitled to assert dissenter’s rights under Nevada Revised Statutes 92A.300 to 92A.500, inclusive.  In the event of certain extraordinary corporate transactions, such as a merger, shareholders may exercise dissenter’s rights by “demanding payment” for their shares at a price equal to its fair value immediately before the corporate action.  If we and the shareholder cannot agree on a fair value, we must then commence an appraisal process in state court to determine the fair value, which may be more than, equal to, or less than the Merger Consideration.  To exercise dissenter’s rights, a holder of our Common Stock must deliver to us a notice of the holder’s intent to demand payment for his or her shares before the shareholder vote on the Merger Agreement is taken at the special meeting, must not vote any shares in favor of the proposal to adopt the Merger Agreement, and must strictly comply with all of the procedures required by Nevada law.

A copy of the full text of NRS 92A.300 to 92A.500 is included as Annex D to this proxy statement.  Failure to follow the procedures set forth in NRS 92A.300 to 92A.500 will result in the forfeiture of dissenter’s rights.

Material United States Federal Income Tax Consequences (page 45)

If the merger is completed, the exchange of Common Stock by our shareholders for the Merger Consideration will generally be treated as a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended.  Because of the complexities of the tax laws, we advise you to consult your personal tax advisors concerning the applicable United States federal, state, local, foreign and other tax consequences of the merger to you.

Treatment of Options and Warrants (page 51)

We issued options to purchase shares of our Common Stock under our 2011 Incentive Compensation Plan and 2007 Incentive Compensation Plan (which, together, we refer to as the stock plans).  Our board of directors has adopted resolutions providing that each stock option that has not been exercised and has not expired or terminated and remains outstanding immediately prior to the effective time of the merger will be canceled, and the holder of any such option will be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of our Common Stock issuable upon exercise of such option and (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such option, subject to any required withholding taxes.  No holder of an option that has an exercise price per share greater than $0.27 is entitled to any payment with respect to such canceled option before or after the effective time of the merger.  See “Material United States Federal Income Tax Consequences” beginning on page 45 of this proxy statement for a discussion of the tax consequences of the merger to option holders.

Our board of directors also adopted resolutions providing that each warrant to purchase shares of Common Stock that is outstanding immediately prior to the effective time of the merger will be canceled, and the holder of any such warrant will be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of our Common Stock previously subject to such warrant and (ii) the excess, if any, of the Merger Consideration over the per share exercise price previously subject to such warrant, subject to any required withholding taxes.  No holder of a warrant that has an exercise price per share that is greater than $0.27 is entitled to any payment with respect to such canceled warrant before or after the effective time of the merger.  See “Material United States Federal Income Tax Consequences” beginning on page 45 of this proxy statement for a discussion of the tax consequences of the merger to warrant holders.

Interests of Our Directors and Executive Officers and Our Largest Shareholder in the Merger (page 40 and 44)

In considering the recommendation of our board of directors with respect to the Merger Agreement, holders of shares of our Common Stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our shareholders generally.  These interests may create potential conflicts of interest.  Our board of directors was aware that these interests existed when it approved the Merger Agreement.  These interests include:

•                  accelerated vesting, as a result of the merger, of certain equity awards held by our executive officers;

•                  severance arrangements for our President and Chief Executive Officer, Senior Vice President Operations and Finance and Chief Financial Officer and Senior Vice President Sales and Marketing pursuant to the terms of their management agreements; and

•                  indemnification of our directors and executive officers by the surviving corporation following the merger.

These arrangements are further described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 40 of this proxy statement.  In addition, our largest shareholder may have interests in the merger that are in addition to, or different from, the interests of our shareholders generally.  These arrangements are further described under “The Merger — Interests of our Large Shareholder” beginning on page 44 of this proxy statement.

Common Stock Ownership of Our Directors and Executive Officers (page 66)

As of September 15, 2014, our current directors and executive officers beneficially owned in the aggregate 4,912,183 shares of our Common Stock or approximately 8.87% of our total outstanding shares. The share ownership of our directors and executive officers is further described under “Security Ownership of Management and Certain Beneficial Owners” beginning on page 66 of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of shareholders and the merger.  These questions and answers may not address all questions that may be important to you as a shareholder.  You should carefully read this entire proxy statement, including each of the annexes.

Q.                                   What is the proposed transaction?

A.                                    We, Buyer and the Merger Sub have entered into a definitive agreement pursuant to which, and subject to the terms and conditions thereof, Buyer will acquire us by merging the Merger Sub with and into us, with our company as the surviving corporation of the merger.  We will cease to be a publicly traded company and will become a wholly owned subsidiary of Buyer.

Q.                                   If the merger is completed, what will I be entitled to receive for my shares of Common Stock, and when will I receive it?

A.                                    You will be entitled to receive $0.27 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own.  This does not apply to shares held by our shareholders, if any, who properly perfect dissenter’s rights under Nevada law.

After the merger closes, Buyer will arrange for a letter of transmittal to be sent to each of our shareholders for use in surrendering stock certificates or transferring uncertificated shares in exchange for the Merger Consideration.  The Merger Consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal, his, her or its stock certificates and any other required documentation or, in the case of book-entry transfer of uncertificated shares of our Common Stock, an “agent’s message.”

Q.                                   When is the merger expected to be completed?

A.                                    We expect the merger to be completed during the fourth quarter of 2014.  However, the merger is subject to various closing conditions, including shareholder approval, and it is possible that the failure to timely meet these closing conditions or other factors outside our control could require us to complete the merger at a later time or not at all.

Q.                                   What will happen to my shares of Common Stock after the merger?

A.                                    Following the effectiveness of the merger, your shares of Common Stock will represent only the right to receive the Merger Consideration, and trading in our Common Stock on the OTC Bulletin Board® will cease.  Price quotations for our Common Stock will no longer be available, and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Q.                                   What will I be asked to vote upon at the special meeting?

A.                                    You will be asked to vote on:

•                                          the adoption of the Merger Agreement that we have entered into with Buyer and the Merger Sub, pursuant to which the Merger Sub will be merged with and into us and we will become a wholly owned subsidiary of Buyer, which we refer to as the merger proposal; and

•                                          the approval, by a non-binding, advisory vote, of certain compensation arrangements for our named executive officers in connection with the merger, which we refer to as the golden parachute proposal; and

•                                          the approval of the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the Merger Agreement, which we refer to as the adjournment proposal.

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet address or by the telephone number available on the enclosed proxy card, or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible.

Q.                                  What shareholder approval is required for the merger proposal?

A.                                    The holders of a majority of the outstanding shares of our Common Stock entitled to vote on September 15, 2014, which is the record date for the special meeting of shareholders, must vote in favor of the merger proposal.  Only holders of record of our Common Stock at the close of business on the record date are entitled to receive notice of and to vote at the special meeting.  As of the close of business on the record date, there were 54,228,834 shares of our Common Stock outstanding, held by approximately 80 shareholders of record, and entitled to vote at the special meeting.  Abstentions and broker non-votes (as described below) will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Q.                                   What shareholder approval is required for the golden parachute proposal?

A.                                    The holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the non-binding advisory golden parachute proposal.  Abstentions will have the same effect as a vote “AGAINST” the golden parachute proposal.  Broker non-votes will have no effect on the approval of the golden parachute proposal.

Q:                                  What will happen if shareholders do not approve the golden parachute proposal at the special meeting?

A:                                   Approval of the golden parachute proposal is not a condition to the completion of the merger. The vote with respect to the golden parachute proposal is an advisory vote and will not be binding on us or Buyer. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Merger Agreement is adopted by the shareholders and the merger is completed, our named executive officers will receive any golden parachute compensation to which they may be entitled.

Q.                                   What shareholder approval is required for the adjournment proposal?

A.                                    The holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the adjournment proposal.  Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.  Broker non-votes will have no effect on the approval of the adjournment proposal.

Q.                                   Who is entitled to vote at the special meeting?

A.                                    Holders of record of shares of our Common Stock as of the close of business on September 15, 2014 are entitled to vote at the special meeting.  Such holders are entitled to one vote per share of our Common Stock held.

Q.                                   Why is our board of directors recommending the merger?

A.                                    Our board of directors engaged in a lengthy process, with the assistance of Inverness and senior management, to explore the strategic alternatives available to us, including a sale of our company.  After careful consideration and consultation with our senior management, legal counsel and financial advisor, our board of directors, by the unanimous vote of all directors, approved the Merger Agreement and determined that the merger and the Merger Agreement are advisable and in the best interests of our company and our shareholders.  Our board of directors unanimously recommends that you adopt the Merger Agreement.  For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “The Merger — Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 27 of this proxy statement.

Q.                                   What should I do now?

A.                                    After carefully reading and considering the information contained in this proxy statement, please vote in one of the following three ways, regardless of whether you plan to attend the special meeting: (i) by completing your proxy through the Internet at the address listed on the accompanying proxy card, (ii) by completing your proxy using the toll-free telephone number listed on the proxy card, or (iii) by completing, signing and dating the proxy card and returning it in the enclosed postage-prepaid envelope.  You can also attend the special meeting and vote in person.  Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.                                   If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.                                    No.  Brokers or other nominees who hold shares of our Common Stock in “street name” for customers who are the beneficial owners of those shares may not, in the absence of specific instructions from those customers, give a proxy to vote their customers’ shares with respect to the approval of the merger proposal, the golden parachute proposal or the adjournment proposal.  You should follow the procedures provided by your broker regarding the voting of your shares.  Shares of our Common Stock that are not voted by brokers for lack of specific instructions from their customers are referred to as “broker non-votes” and will not be counted as votes cast or shares voting and will have the same effect as a vote “AGAINST” the approval of the merger proposal.  Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the approval of the golden parachute proposal or the adjournment proposal.

Q.                                   What if I do not vote?

A.                                    If you fail to vote in person or by proxy, it will have the same effect as a vote “AGAINST” the merger proposal.  Failure to vote will have no effect on the golden parachute proposal or the adjournment proposal.  Failure to vote could adversely affect our ability to obtain a quorum at the special meeting.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the merger proposal, “AGAINST” the golden parachute proposal and “AGAINST” the adjournment proposal.

Q.                                  When should I cast my vote?

A.                                    You should complete your proxy card through the Internet or by telephone or mail in your proxy card as soon as possible, but in any event before                                , 2014 so that your shares will be voted at the special meeting.

Q.                                   May I change my vote after I have mailed my signed proxy card or voted via the Internet or by telephone?

A.                                    Yes.  You may change your vote and revoke your proxy at any time before the polls close at the special meeting.  You can do this in one of three ways.  First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy.  Second, you can complete, date and submit a new proxy card.  Third, you can attend the meeting and vote in person.  Your attendance alone will not revoke your proxy.  If you have instructed a broker or other nominee to vote your shares, you must follow the directions received from your broker to change those instructions.  With respect to voting your proxy via the Internet or by telephone, you can revoke your proxy by voting again, and only your last action via the Internet or by telephone will be counted.

Q.                                   May I vote in person?

A.                                    Yes.  You may attend the special meeting of shareholders and vote your shares of our Common Stock in person.  If you hold shares in “street name,” you must provide a proxy executed by your broker or other nominee in your favor in order to vote your shares at the special meeting.  In accordance with our security procedures, all persons attending the special meeting will be required to present picture identification.

Q.                                   Am I entitled to dissenter’s or appraisal rights?

A.                                    Under the NRS, holders of our Common Stock are entitled to assert dissenter’s rights, but only if they comply with all requirements of Nevada law, which are summarized in this proxy statement.  By exercising dissenter’s rights, shareholders can “demand payment” for their shares at a price equal to its fair value immediately before the corporate action.  If we and the shareholder cannot agree on a fair value we must then commence an appraisal process in state court to determine the fair value.  This appraisal amount could be more than, the same as, or less than the amount that a shareholder will be entitled to receive under the Merger Agreement.  Any holder of shares of our Common Stock intending to exercise dissenter’s rights, among other things, must submit a written demand for appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of the adoption of the Merger Agreement.  Failure to follow exactly the procedures specified under Nevada law will result in the forfeiture of dissenter’s rights.  Because of the complexity of the Nevada law relating to dissenter’s rights, if you are considering exercising your dissenter’s rights, we encourage you to seek the advice of your own legal counsel.  For more information, see “Dissenter’s Rights” beginning on page 64 of this proxy statement.  In addition, a copy of the full text of NRS 92A.300 to 92A.500 is attached as Annex D to this proxy statement.

Q.                                   Will the merger be a taxable transaction to me?

A.                                    The receipt of cash for shares of our Common Stock pursuant to the merger will generally be a taxable transaction for United States federal income tax purposes.  In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our Common Stock.  For a more detailed explanation of the tax consequences of the merger, see “Material United States Federal Income Tax Consequences” beginning on page 45 of this proxy statement.  You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.                                   Should I send in my stock certificates now?

A.                                    No.  After the merger closes, Buyer will arrange for a letter of transmittal containing detailed instructions to be sent to each shareholder.  The Merger Consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal accompanied by that shareholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

Q.                                   What happens if the merger is not consummated?

A.                                    If the Merger Agreement is not adopted by shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be traded on the OTC Bulletin Board®.

Q.                                   What should I do if I have questions?

A.                                    You should direct any questions regarding extra copies of the proxy materials, the special meeting of shareholders or the merger to our proxy solicitor, Georgeson Inc., at (877) 278-4751.

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

AVAILABLE INFORMATION

We file reports, proxy materials and other information with the Securities and Exchange Commission (the “Commission”). These reports, proxy materials and other information concerning Corgenix can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies can be obtained by mail from the Commission at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington D.C. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Corgenix) that file electronically with the Commission.

Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to Be Held on                          , 2014:

The Proxy Statement for the Corgenix Medical Corporation Special Meeting of Shareholders and Annual Report on Form 10-K for the year ended June 30, 2014 are available at                                                    .

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this document contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about us and the merger.  All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations, markets for stock, and our evaluation of strategic alternatives, including the merger, are forward-looking statements.  In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions.  These forward-looking statements are based upon information presently available to our management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties.  Factors that could cause events not to occur as expressed in the forward-looking statements in this document include, but are not limited to, unanticipated delays; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any litigation that has been or may be instituted with respect to the merger; and the inability to complete the merger due to the failure to obtain the approval of our shareholders of the adoption of the Merger Agreement or the failure to satisfy other closing conditions, as well as other risk factors detailed in our Annual Report on Form 10-K for the year ended June 30, 2014, filed with the SEC on September 10, 2014, under the captions “Forward looking Statements” and “Risk Factors” and otherwise in our reports and filings with the Securities and Exchange Commission.  Many of these factors are beyond our ability to control or predict.  You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made.  We assume no obligation to update, revise or correct any forward-looking statements after the date of this document or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

THE SPECIAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to you, as a holder of our Common Stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders, or at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting of our shareholders will be at the                                     , on                   ,            , 2014, at                      Mountain Time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•                  to vote on a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, which we refer to as the merger proposal;

•                  to vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger, which we refer to as the golden parachute proposal;

•                  to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement, which we refer to as the adjournment proposal; and

•                  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the consideration of any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors, by the unanimous vote of all directors, approved the Merger Agreement and determined that the merger and the Merger Agreement are advisable and in the best interests of our company and our shareholders.  Accordingly, our board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

Record Date; Stock Entitled to Vote

The holders of record of shares of our Common Stock as of the close of business on September 15, 2014, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.  On the record date, there were 54,228,834 shares of our Common Stock outstanding and entitled to vote held by approximately 80 shareholders of record.  Each share of our Common Stock entitles the holder to one vote on all matters properly coming before the special meeting or any adjournment or postponement thereof.

Quorum

Our Bylaws and Nevada law require the presence, in person, or by duly authorized proxy, of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting to constitute a quorum.  Both abstentions and “broker non-votes” (as that term is described under “— Voting” beginning on page 15 of this proxy statement) will be counted as present for purposes of determining the existence of a quorum.  If a quorum is not present at the special meeting, the special meeting may be adjourned by either the chairman of the meeting or by the holders of a majority of the shares of our Common Stock represented at the meeting, but no other business may be conducted.  If a quorum is not present, we expect to adjourn the special meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the special meeting in favor of an adjournment.

Vote Required for Approval

Our Amended and Restated Articles of Incorporation (“Articles”), Bylaws and Nevada law require the affirmative vote of holders of a majority of the shares of our Common Stock outstanding on record date entitled to vote to approve the merger proposal.  For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the golden parachute proposal and the adjournment proposal.  Abstentions will have the same effect as a vote “AGAINST” the golden parachute proposal and the adjournment proposal.  Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the approval of the golden parachute proposal or the adjournment proposal.

Voting

If you are a holder of record of shares of our Common Stock, you may vote your shares by attending the special meeting and voting your shares of Common Stock in person, or by one of the following three ways, regardless of whether you plan to attend the special meeting:

•                  by completing your proxy through the Internet, as listed on the accompanying proxy card;

•                  by completing your proxy using the toll-free telephone number, as listed on the proxy card; or

•                  by completing, signing and dating the proxy card and returning it in the enclosed postage-prepaid envelope.

All shares of our Common Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder.  If a written proxy card is signed by a shareholder and returned without instructions, the shares of Common Stock represented by the proxy will be voted “FOR” the merger proposal, “FOR” the golden parachute proposal, “FOR” the adjournment proposal and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor, Georgeson Inc., at (877) 278-4751.

Shareholders who hold their shares of our Common Stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our Common Stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.  Brokers or other nominees may not, in the absence of specific instructions from their customers, give a proxy to vote their customers’ shares with respect to the merger proposal, the golden parachute proposal or the adjournment proposal.  Shares held by brokers or other nominees that are not voted for lack of instructions from their customers are commonly referred to as “broker non- votes.” You should follow the procedures provided by your broker or nominee regarding the voting of your shares.  Broker non-votes will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the adoption of the Merger Agreement.  Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the golden parachute proposal or the adjournment proposal.

Revocability of Proxies

You may change your vote at any time before the polls close at the special meeting.  You can do this in one of three ways.  First, you can send a written, dated notice to our Secretary at Corgenix Medical Corporation, 11575 Main Street, Suite 400, Broomfield, Colorado 80020, stating that you would like to revoke your proxy.  Second, you can complete, date and submit a new proxy card with a later date.  Third, you can attend the special meeting and vote in person.  Your attendance alone will not revoke your proxy.  If you have instructed a broker or nominee to vote your shares, you must follow directions received from your broker or nominee to change those instructions.  If you have voted your proxy via the Internet or by telephone, you can revoke your proxy by voting again and only your last action via the Internet or by telephone will be counted.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Corgenix on behalf of our board of directors.  In addition, we have retained Georgeson Inc. to assist in the solicitation for a fee of approximately $20,000. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by e-mail, telephone, facsimile or other means of communication.  Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their reasonable out-of-pocket expenses, if any.  We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our Common Stock and in obtaining voting instructions from those owners.  We will pay all expenses of filing, printing and mailing this proxy statement.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting, which we refer to as the adjournment proposal.  Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting.  In that event, we would determine to adjourn or postpone the special meeting in order to solicit additional proxies.  The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt the Merger Agreement.  Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of the adjournment proposal would require the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote at the special meeting.  Assuming that a quorum is present, broker non-votes would have no effect on the approval of the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary.  Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies.  If the special meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Georgeson Inc., at (877) 278-4751.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at our principal executive offices during our regular business hours by any interested holder of our Common Stock.  In addition, our list of shareholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days before the special meeting.

PROPOSAL ONE — THE MERGER

Parties to the Merger

Corgenix Medical Corporation
11575 Main Street, Suite 400

Broomfield, Colorado, 80020
Telephone: (303) 457-4345

We develop and manufacture specialized diagnostic kits for immunology disorders, vascular diseases (including the world’s only non-blood-based test for aspirin effect), bone and joint disorders and a line of unique detection products for viral hemorrhagic disease. Our diagnostic products are commercialized for use in clinical laboratories throughout the world. We currently sell over 50 diagnostic products through a global distribution network and have significant experience in product submissions to the FDA and other worldwide regulatory authorities. Additionally, we contract, develop and manufacture products for key medical and life science companies in state-of-the-art facilities in Colorado.

Orgentec Diagnostika

333 W. Wacker, Suite 2800

Chicago, IL 60606

Telephone: (312) 506-2900

Orgentec is a global specialty diagnostics company.  The company offers a portfolio of more than 300 tests, primarily enzyme-linked immunosorbent assays (ELISA), that help diagnose rheumatology, thrombosis and gastroenterology disorders, as well as infectious diseases. It also offers a fully automated instrument and associated test kits that enable laboratories to complete multiple assays and deliver faster results than traditional ELISA tests.  Orgentec has an established position in Europe and a growing presence in Asia, Latin America and the Middle East.  It is headquartered in Mainz, Germany.   Orgentec is an affiliate of Water Street Healthcare Partners, LLC (“Water Street”), a strategic investor focused exclusively on the healthcare industry.

Centennial Medical Holdings, Inc.

c/o Water Street Healthcare Partners, LLC

333 West Wacker Drive, Suite 2800

Chicago, IL 60606

Telephone: (312) 506-2900

Buyer is an affiliate of Orgentec and was formed for the purpose of acquiring and holding us.  Buyer has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.  Upon consummation of the proposed merger, we will become a wholly owned subsidiary of Buyer.

Centennial Integrated, Inc.

c/o Water Street Healthcare Partners, LLC

333 West Wacker Drive, Suite 2800

Chicago, IL 60606

Telephone: (312) 506-2900

The Merger Sub is a direct, wholly owned subsidiary of Buyer and was formed solely for the purpose of facilitating Buyer’s acquisition of us.  The Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.  Upon consummation of the proposed merger, the Merger Sub will merge with and into us and will cease to exist.

Background of the Merger

Our board of directors and senior management periodically review and assess our long-term strategy and objectives, as well as developments in the markets in which we operate.  Over the past several years, we considered a diverse range of strategic alternatives with a view to increasing shareholder value, including potential opportunities for business combinations, acquisitions and other strategic alternatives. Our reviews include assessment of the overall prospects of Corgenix and its key products, both proprietary and contracted, landscape of our industry and management’s financial projections and Corgenix’s performance versus those projections.  From August 2012 to April 2013, our board of directors held five board meetings. In addition to other matters to come before the board, these meetings included reviews of periodic financial performance versus prior year and budget, and analysis of risks and opportunities. During these reviews, the board regularly expressed its concerns that our financial performance consistently fell short of established financial and operational performance targets, in the past few years and recently.  Along with the members of our board, Mr. Critchfield (our Senior Vice President and Chief Financial Officer) regularly attended these board meetings and the meetings described below.

On June 24 and 25, 2013, our board of directors held a meeting in Colorado to review management’s most recent fiscal 2013 financial performance versus our budgeted projections.  Management estimated fiscal 2013 revenue would show an increase over the prior year but would be considerably less than budget for the year, with net income estimated to slightly exceed both the prior year and the budget.  Senior management then presented to our board a budget for fiscal 2014.

There was consensus that even if the budgeted targets were achieved, senior management and our board were not confident that current and projected performance trends would likely result in a material increase in our stock price or in the market valuation of Corgenix.  The board decided to continue these discussions in subsequent meetings.

On August 27, 2013, our board of directors held a telephonic meeting at which the directors continued the discussion of Corgenix’s progress and financial performance, and the appropriate timing for actively investigating and considering various strategic alternatives for Corgenix.  The board asked Mr. Ludvigson, the member of the board of directors nominated by ELITech, to lead an informal review of strategic alternatives together with our senior management. As a follow up to previous discussions conducted by our board over the previous year regarding the future of Corgenix, our board authorized Mr. Ludvigson to compile a range of potential types of transactions that we might pursue, if the board were to make a decision in the future to initiate a formal process.  Our board further agreed that the process was merely exploratory in nature, intended to generate information for the board, and was not an authorization to pursue any transaction.  Around this same time, a number of shareholders, including our largest shareholder, and directors expressed their discontent with the share price.

In September and October 2013, Mr. Ludvigson, Mr. Simpson (our President and Chief Executive Officer) and Mr. Critchfield together held numerous conference calls to outline a process for exploring strategic alternatives and compiling a list of firms that could potentially provide Corgenix with advisory and/or investment banking services. During this period, after numerous calls with potential advisors, the team narrowed the list to three advisory candidates (including Inverness Advisors, or Inverness) and invited all three to make in-person presentations; however one of those was unable to do so due to scheduling conflicts. We refer to the second advisor presenting as “Advisory Candidate A.”

On September 30, 2013, we reported financial results for the fiscal year ended June 30, 2013, announcing revenue growth of 9.7% over the prior year, and net income of $278,536.  In the two prior fiscal years, we had incurred net losses of $623,391 in fiscal 2012 and $415,553 in fiscal 2011.

On October 11, 2013, senior management held a meeting in our Broomfield, Colorado headquarters with Advisory Candidate A discussing Advisory Candidate A’s capabilities and initial thoughts regarding possible strategic alternatives that might be considered by a company such as ours. Four days later, on October 15, 2013, we received a draft M&A Advisory Engagement letter from Advisory Candidate A. The draft letter was distributed to our board for review and consideration.

On October 16, 2013, Messrs. Simpson and Critchfield met with Inverness in Colorado to discuss their capabilities and initial ideas regarding possible strategic alternatives that might be considered by a company such as ours.

On October 22, 2013, prior to any board decision regarding engaging an advisor, Advisory Candidate A visited our Broomfield headquarters accompanied by representatives of one of their clients that was reviewing its own strategic alternatives.  We held an all-day discussion regarding the interest of their client in a potential transaction with Corgenix. Following the meeting, Messrs. Simpson and Critchfield briefed our board on the discussions held with Advisory Candidate A and their client.

On October 23 and 24, 2013, our board of directors held a meeting in Colorado at which Mr. Ludvigson reported on his informal review of strategic alternatives, including preliminary, informal discussions with the candidate advisory firms.  Mr. Critchfield attended this meeting.  Mr. Ludvigson stated that he and senior management had narrowed the list of potential investment banks/financial advisory firm candidates to two. Mr. Ludvigson reaffirmed to our board that he emphasized to all potential advisory firms that we were only exploring alternatives so that if the board elected to proceed, it would do so only after knowing what types of deals are available in the market, and whether it was likely that Corgenix could pursue one.  At that meeting, our board agreed it would be prudent for the board to receive presentations from the two remaining firms in order to interact directly with them and refine their thoughts as to the range of possible strategic alternatives we might pursue.

Following the report from Mr. Ludvigson, the directors agreed that it was appropriate to advance the exploration effort, and appointed a Strategic Subcommittee consisting of Mr. Gouze (Chairman of the Subcommittee) and Mr. Ludvigson to be responsible for interacting with both potential investment bankers and senior management. Mr. Ludvigson was responsible for organizing the planned face-to-face meetings with the candidate firms including scheduling and pre-meeting preparation of detailed agendas including specific questions our board wished to have answered by the candidate firms. Senior management presented an overview of the October 22 meeting with Advisory Candidate A and their client, and the board decided further discussion with that client would be premature and that we should continue the process in an orderly manner.

On November 14, 2013, we reported financial results for the fiscal quarter ended September 30, 2013, announcing revenue growth of 2.0% over the same quarter in the prior year with a decline in net income from $198,114 to $84,047.

On November 25, 2013, our board of directors held a meeting in Colorado at which the Strategic Subcommittee provided a full report of activities following the previous board meeting.  As a follow up to the board decision at the previous board meeting, Mr. Ludvigson had provided the two firms with a list of questions presented to him by board members to ensure each candidate addressed them in their presentations.

At this meeting, our board of directors received a detailed presentation by Advisory Candidate A, at which they discussed their capabilities and initial thoughts regarding possible strategic alternatives that might be considered by Corgenix.  Following the departure of Advisory Candidate A representatives, the board held an extensive review of our current state of affairs, including our current business plan and senior management’s latest long range plan (LRP) and a discussion of the risks associated with achieving the LRP and whether or not our LRP demonstrated sufficient progress towards the goal of maximizing long-term shareholder value, or if pursuing a transformative, strategic transaction would be the best way to maximize shareholder value. The board determined that the discussion would continue following the scheduled presentation by the second finalist firm (Inverness) at the next board meeting.

On December 16, 2013, our board of directors held a meeting in Colorado.  Representatives of Inverness and representatives of our outside legal counsel, Husch Blackwell LLP, attended this meeting.  The directors received a presentation from Inverness. Following the Inverness presentation the board discussed the two presentations including strengths, weaknesses, historical performance, principal credentials and quality of the presentation of each firm, along with the estimated fees and expenses if either were to be engaged by us.  Our board discussed with Husch Blackwell the pros and cons of a “going private” transaction, by deregistering our Common Stock under the Securities Exchange Act of 1934, thereby relieving us of burdensome public reporting obligations.

The board also engaged in a discussion about its alternatives, including whether to: (1) “test the waters” (as described below); (2) commence a sale process with the specific goal of engaging in a sale/auction process; or (3) stay the course by continuing to pursue our strategic plans.

The board decided to initiate a “test the waters” approach on an anonymous basis — that is to conduct a preliminary market check to explore whether any third parties would have an interest in discussing a strategic transaction, what types of transactions might be of interest to the market, and what range of potential values might be expected. Our Board continued the discussion on Corgenix’s LRP, including expectations going forward and assessing whether or not the LRP demonstrated sufficient progress to maximize shareholder value in the long term.  The Board also considered that our senior management had not, for the past several years, accurately projected future results and had not achieved the financial targets and forecasted financial performance projected at the beginning of each fiscal year.

On December 17, 2013, immediately following the annual shareholder meeting at our Broomfield headquarters for the fiscal year ended June 30, 2013, our board of directors continued its discussion on strategic alternatives, with a thorough review of the current state of company affairs and plan in light of the updated LRP, the additional strategic alternatives presented by counsel on the previous day, and various aspects of the investment banker presentations.  The board determined that based on the presentations received, Inverness provided the best opportunity for a more timely and successful execution of the board’s strategy, and senior management was instructed to attempt to finalize a definitive engagement letter with Inverness.

On December 20, 2013, following several conference calls with senior management, Inverness submitted a draft engagement letter for consideration.

On January 7, 2014, our board of directors held a telephonic meeting to continue discussion of strategic alternatives and the board’s fiduciary responsibilities to shareholders.  A representative of Husch Blackwell attended this meeting.  Husch Blackwell reviewed with the board its fiduciary responsibilities under these circumstances.  The directors agreed to begin a process to explore whether a transaction to infuse new technology or other resources into Corgenix, or whether a sale of Corgenix or a merger transaction, might be available on terms favorable to and in the best interests of Corgenix and our shareholders. Our board reviewed the draft engagement letter with Inverness prepared by senior management and counsel, and agreed to engage Inverness for the limited purpose of assisting the board in its exploration of whether or not to pursue any number of potential strategic transactions.  The board discussed how the engagement letter should be clarified to better reflect the board’s current goals. Senior management was instructed to communicate to Inverness in writing that Inverness was to:

(1) explore whether a strategic transaction might be possible;

(2) advise the board as to the potential variations of such a strategic transaction (perhaps a sale of Corgenix or certain assets, infusion of new technology or other resources by way of licensing or joint venture arrangement, or other approach yet to be identified); and

(3) proceed to a market check or any other process only if and when the board elected to move from the exploratory phase to active pursuit of a transaction. The board approved the retention of Inverness pursuant to the engagement agreement in substantially the form presented to the board.

On January 10, 2014, we signed an engagement letter with Inverness. Four days later, Mr. Simpson and Mr. Ludvigson met with Inverness in San Francisco to review the process to date and discuss issues related to operating on an anonymous basis.

On February 13, 2014, we reported financial results for the fiscal quarter ended December 31, 2013, announcing quarterly revenue growth of 9.4% and six-month revenue growth of 5.5%. Net income for the six-month period increased 5.5% and increased 254.4% for the quarter compared to the prior periods.

On February 24 - 25, 2014, our board of directors met to review recent activity including a report of the meetings with Inverness.  Representatives of Inverness and a representative of Husch Blackwell attended this meeting.  Inverness presented a report to the board, reviewing the process used to identify potential targets and related matters. Inverness stated that the exploratory process and communications with parties began on February 20, 2014 and that 24 parties had been contacted to date.  Inverness indicated that the exploratory process was ongoing.

On March 11, 2014, we filed an 8-K followed by a press release on March 12, 2014 disclosing the decision of the board to explore strategic alternatives to enhance value for shareholders, which could include, among others, possible joint ventures, strategic partnerships or alliances, a sale of Corgenix or other possible transactions, and that Inverness had been retained as financial advisor to Corgenix. On March 12, 2014, the stock price increased immediately following this announcement to close at $0.27 per share, a 20% increase over the prior trading day’s close, which was $0.225 per share.

On March 12, 2014, our board of directors held a telephonic meeting at the request of senior management. Representatives of Inverness and a representative of Husch Blackwell attended this meeting.  Mr. Simpson reported to our board that, after discussion with legal counsel and due to the fact that some Corgenix employees had received an anonymous email message regarding the board’s decision to explore strategic alternatives, we had filed a Form 8-K the previous day.  Inverness then updated our board on their exploratory process to date including each target company’s status (such as whether an NDA was currently in place, a management presentation had taken place or been scheduled, and initial feedback regarding interest in further discussions). Inverness expressed the view that our recent filing on Form 8-K allowed Inverness to engage in a more open effort to complete the preliminary market check, and they anticipated receiving unsolicited inquiries, which might enhance the field of potential transaction candidates.

Throughout March, April and May, we and Inverness worked with potential targets, including both financial and strategic entities.  During this period, in addition to the public announcement by us regarding the board’s decision to explore strategic alternatives, over 100 parties were contacted, either telephonically, by email or by both methods of communication related to Inverness’ market check. Of those contacted, 24 expressed an interest and executed non-disclosure and confidentiality agreements (NDAs) and began their due diligence process.  This included conference calls covering non-confidential information and exchanges of confidential information after execution of NDAs. Of all the parties we communicated with, six of them advanced to submission of non-binding letters of indication of interest. These six companies are referred to as Targets A through E, and Orgentec, an affiliate of Water Street.

In March and April, 2014, we signed NDAs with Targets A though E, and began an extensive series of conference calls, in person meetings and exchanges of confidential information, enabling each of the targets to evaluate Corgenix for the purpose of proposing a strategic alternative.  Conference call topics included presentation of financial information, strategies, capabilities, products, markets, competition and potential.  Only Target B did not visit Corgenix.

On April 14-15, 2014, at a meeting of our board of directors in Colorado, Inverness provided an update on the status of ongoing discussions.  For example, Inverness reported that they had received five unsolicited inquiries from potential transaction candidates who had seen the 8-K disclosure. Inverness stated that through their efforts in conjunction with senior management, over 80 companies had been contacted with many progressing to conference calls, in-person meetings, and data room access.  These 80-plus companies represented the vast majority of the over 100 who would eventually be contacted during the market check. The interested parties included both domestic and international as well as financial and strategic parties. Inverness completed their presentation by stating that it was their conclusion that there was sufficient interest expressed by both domestic and international parties, as well as financial and strategic parties, currently engaged in the process with us to conclude the preliminary market analysis, referred to as “Phase I.”

After an extensive discussion regarding the process to date and results of Phase I, our board determined unanimously that the Phase I process had been successful and that it was appropriate to advance the process to Phase II to solicit preliminary non-binding indications of interest. However, Inverness was, to the extent possible, to also attempt to re-engage with target companies that had previously expressed interest, but had declined further discussions. Inverness designed a process to solicit indications of interest and instructed recipients to respond by May 9, 2014.

Between mid-April and early May, we and Inverness responded to diligence requests and held numerous conference calls, in-person meetings and facility tours with the target companies.

In mid-to-late April, Inverness sent 16 process letters and in early May another 3 process letters to targets that were identified as remaining interested in pursuing a possible transaction pursuant to the board’s instructions. The process letters specified that indication of interest letters were to be returned no later than May 9, 2014.

On April 30, 2014, Mr. Ludvigson learned that Water Street was pursuing opportunities in the diagnostics space and suggested that Inverness contact principals at Water Street. Inverness contacted Water Street the following day and set up a conference call with Corgenix senior management for the following week.

On May 6, 2014, we signed an NDA with Water Street, on behalf of Orgentec.

On May 9, 2014, we held a conference call with representatives of Water Street which covered a broad range of general business, financial and operations topics.  Following the conference call, Water Street, on behalf of Orgentec, contacted Inverness to indicate their interest in a potential transaction. Water Street stated that it would not be in a position to submit a non-binding indication of interest on May 9, but could be in a position to do so by May 14.

By May 9, 2014, we had received indications of interest from five targets:

•                  On May 2, 2014, we received an initial indication of interest from Target A, a U.S.-based, privately held company, for an all-stock transaction.  Target A stated that the purported value of the stock received by our shareholders would be approximately $13 million or $0.23 per share.

•                  On May 9, 2014, we received initial indications of interest from:

•                  Target B, a foreign-based, privately held company, for an all-cash transaction of approximately $12.4 million or $0.22 per share.  Target B stated it based its offer on the summary financial information and EBITDA projections of 2014.

•                  Target C, a U.S.-based, privately held company, for either an all-stock or a combination of cash and stock transaction, for a purported range of price of $0.27 to $0.34 per share.  Final determination of valuation and structure to be determined following the satisfactory completion of their due diligence;

•                  Target D, a foreign-based, publicly listed company, for an all-cash transaction of approximately $0.32 per share; and

•                  Target E, a U.S.-based, micro-cap publicly listed company, for an all-stock, at-market transaction.  The exact exchange rate would be determined by using the volume weighted average closing price during the 20 trading days immediately preceding the execution of an agreement and would be subject to fluctuations until such time.  At the time of our board’s consideration, our board of directors viewed a valuation as high as $0.35 per share, as a benchmark indication of Target E’s proposal on that date, while noting that the actual valuation upon consummation may differ materially.

On May 13, 2014, our board of directors held a telephonic meeting to review the five Indications of Interest (IOI) letters which had been received by Inverness, along with follow-up communication with several of the targets following receipt of the IOI letters.  Representatives of Inverness and a representative of Husch Blackwell attended this meeting.  Our board discussed each preliminary IOI in detail, including ranges of potential values presented by the targets, identities of the presenting parties, proposed deal structures and proposed forms and amounts of consideration (cash, stock, or a combination). Inverness assessed each IOI with our board.  Our board spent extensive time assessing the total range of proposed values and the structure of each IOI. Based on the content of the IOI letters, the range of values and potential structures presented and the expectations that further IOIs would be submitted (Water Street, on behalf of Orgentec), our board concluded that the IOI letters received from Target A and Target B were not within the range of values that the board felt would demonstrate sufficient value to our shareholders and with regard to Target A, questioned whether the value of the company was verifiable, and directed Inverness to contact those parties to inform them that absent a material and compelling increase in their offers, we would terminate discussions with them. Our board also concluded that the IOI letters from Targets C, D and E were sufficient to warrant further discussions, coupled with a request that they submit revised offers with the goal of receiving “best and final” indications of interest for further consideration within 45-60 days.  The board directed Inverness to notify it of any further IOIs submitted.  Husch Blackwell reminded the board of its fiduciary responsibilities at this phase of the process.

On May 14, 2014, we received an initial indication of interest from Water Street, on behalf of Orgentec, for an all-cash transaction, of approximately $0.25 to $0.27 per share, which was provided to our board for review.  Water Street, on behalf of Orgentec, referenced that its valuation reflected a 21% to 30% premium to the average daily share price over the 90 day period prior to our announcement that we were exploring strategic alternatives.

On May 15, 2014, our board of directors concluded that the proposed terms contained in the Orgentec IOI were sufficient to warrant further instructions along with Targets C, D and E.

On May 15, 2014, we reported financial results for the fiscal quarter ended March 31, 2014, announcing a slight decline in quarterly revenue of 1.8% and net income of 2.5% and an increase in revenue of 3.1% and net income of 4.0% for the nine-month period ending March 31, 2014.

On May 15-16, 2014, Inverness contacted Targets C, D, E and Water Street, on behalf of Orgentec, and invited them to participate in the next phase of the process and noted that a letter explaining the timing of and procedures governing the next phase of the process will be provided within the next week.

On May 16, 2014, Inverness contacted Target B to notify them that our board determined that its IOI was not of sufficient value, and that absent a material and compelling increase, Corgenix would terminate discussions with them.  Three days later in a conference call, Target B informed Inverness that it would not be in a position to improve their offer and was therefore withdrawing from further consideration.

On May 19, 2014, Inverness contacted Target A to notify it that our board determined that its IOI was not sufficient and that absent a material and compelling increase in their offer in the value of the consideration it was offering, Corgenix would terminate discussions with it.  The following day, Target A informed Inverness it would not be in a position to improve its offer and was therefore withdrawing from further consideration.

On May 20, 2014, Targets C, D, E and Water Street, on behalf of Orgentec, were directed to submit a final acquisition proposal and mark-up of the draft definitive agreement (which would be provided at a later date) by July 10, 2014.

Throughout the remainder of May and June, we continued the conference call discussions, exchange of documents and in-person meetings with Targets C, D and E and Water Street, on behalf of Orgentec.

On June 18, 2014, our board of directors met telephonically to receive a process update. Representatives of Inverness and a representative of Husch Blackwell attended this meeting.  Inverness reported that Targets A and B had withdrawn, while the remaining four had been actively conducting due diligence. Inverness discussed each remaining target company’s status, key areas of focus, and a summary of completed and scheduled on site and telephonic meetings with each. Inverness summarized indications of interest by the remaining four Target companies, reviewing with our board how current non-binding offers from each target company translated into fully diluted per share consideration. Our board discussed a revised timeline including plans to supply each potential bidder with a draft merger agreement prepared by Husch Blackwell within the next week, with instructions that each submit a proposed mark-up of that agreement along with their best and final offer no later than July 10. Our board discussed and approved the terms of the draft merger agreement with Husch Blackwell.

On June 18, 2014, Inverness received a call from Target C stating that while it was still evaluating Corgenix, due to a lack of strategic fit, there was reasonable chance it would be withdrawing from the process after further consideration and preliminary due diligence.

On June 24, 2014, Inverness received a call from Target D stating that, due to a lack of strategic fit, it had elected to withdraw from the process.

On June 25, 2014, the draft definitive agreement was made available through our data room to the remaining parties.

On June 26, 2014, we issued a press release announcing receipt of an NIH grant to continue development of our rapid tests for Ebola.

On June 26, 2014, our board of directors held a conference call meeting with Inverness to review all activities. Mr. Critchfield, representatives of Inverness, and a representative of Husch Blackwell attended this meeting.  Inverness reported that one target had withdrawn from consideration and another was likely to withdraw (Targets C and D), leaving two remaining, who would continue their due diligence efforts. Inverness reviewed with our board their discussions with the withdrawing targets, and conveyed its advice regarding the potential of convincing either to reconsider, and an overview of current areas of due diligence being undertaken by the two remaining targets. Our board concluded that we should continue advancing the current process with the remaining targets, but that it was prudent to investigate opportunities to bring back into the discussion selected parties who had been active in the process but that had withdrawn.

On July 9, 2014, the financial advisors of Target C contacted Inverness to withdraw their client from further consideration.

On July 10, 2014, we received an offer from Target E, a transaction consisting of (i) an upfront, at-market, stock-for-stock exchange, which would be subject to stock price movements by both parties up to execution, and (ii) a two-way contingent payment of shares payable in 2018 based on certain performance metrics.

On July 10, 2014, we received an offer from Water Street, on behalf of Orgentec, to acquire Corgenix in an all-cash transaction of $0.26 per share, without financing conditions, but including conditions related to due diligence, voting agreements with our largest shareholder, Wescor, Inc., an affiliate of ELITech, and our senior management and directors, and the transition of certain arrangements between us and ELITech.

On July 9, 2014, the day before receipt of the offers, our stock closed at $0.27 per share.

On July 11, 2014, Inverness conducted follow up discussions with the financial advisors to Target E to gain additional information regarding Target E’s offer.

On July 14, 2014, our board of directors held a meeting at company headquarters to review the two remaining offers received, and to reconsider the alternative of remaining independent and not pursuing any transaction based on the offers received. Representatives of Inverness and a representative of Husch Blackwell attended this meeting.  Husch Blackwell advised our board on factors it may consider in comparing offers and factors it may consider on whether it should reject or pursue a transaction.  Our board thoroughly reviewed the material terms of each offer, focusing on the fact that one offer (Orgentec) was an all-cash offer without any financing contingency, and the other (Target E) was a stock-for-stock exchange. The board expressed various concerns regarding the offer from Target E, including conversion of Corgenix shares into shares of Target E as well as questions regarding the financial condition and future prospects of Target E and the uncertain nature of the value, if any, of the two-way contingent payment of shares in 2018 based on certain performance metrics.

Senior management presented its own assessment of the technical, scientific and financial aspects of the combined company should such a transaction with Target E be consummated. The assessment included a presentation by Dr. Pitts, our Director of R&D, who reviewed Target E’s product, technology, platform and scientific and clinical strategies. Mr. Critchfield, our CFO, made a presentation of his analysis of Target E’s current financial condition, recent financial results, micro-cap market value and a preliminary pro forma on the combined company. Inverness also discussed the degree of risk to the shareholders associated with such a transaction based on our senior management’s review. The board determined that exchanging Corgenix shares for a minority position in Target E as well as the uncertain nature of the value, if any, of the two-way contingent payment of shares in 2018 was not in the best interests of our shareholders, and further discussion with them would not be prudent unless they could significantly increase the cash component of their offer and increase the certainty of value related to the contingent payment contained in their offer.   The board believed that the benefits of an all-cash offer from Orgentec outweighed the high degree of financial risk of Target E and its offer and other risks of such a combination with Target E.

Our board of directors instructed Inverness to contact Target E to determine whether it could significantly increase the cash component of its offer and increase the certainty of value related to the contingent payment contained in their offer. Our board also instructed Inverness to contact Water Street, on behalf of Orgentec, to clarify certain matters raised in their offer letter, including reducing their proposed termination fee of 3% of the aggregate consideration, and seeking to increase in the value offered. Our board then considered the perceived benefits of “staying the course” — meaning termination of all discussions with possible acquisition candidates — including the board’s thoughtful consideration of the likelihood that the stock price would return to levels at or below those that existed before the March 11, 2014 announcement of the exploration of strategic alternatives, risk of not executing successfully on operational plans or not achieving stated financial goals based on past shortfalls, limited liquidity and the lack of products or performance history, all as compared to accepting an all cash purchase by Orgentec.

On July 14 and 15, 2014, Inverness had several conference calls with Water Street, on behalf of Orgentec, seeking both an increase in the per share consideration and a decrease in its termination fee.  Orgentec agreed to reduce the proposed termination fee to 2% of the aggregate consideration and to increase their offer to $0.27 per share, but emphasized that $0.27 per share was its best and final offer.

On July 16, 2014, Inverness held a conference call with financial advisors to Target E, explained that our board viewed its offer as insufficient as presently constructed, and inquired about Target its ability to significantly increase the cash component of its offer. The following day, Target E stated that it was not in position to comply with the board’s directive and could not materially improve its offer and withdrew from further consideration.

On July 16, 2014, our board of directors held a telephonic meeting to receive a detailed report of recent discussions with Target E and with Water Street.  Representatives of Inverness and representatives of Husch Blackwell attended this meeting.  Our board conducted a through discussion of the various aspects of the two remaining offers.  Inverness indicated to our board that while it had not yet reached any conclusions regarding fairness of the possible transaction with Orgentec, and could not do so until it had completed its analysis and its internal procedures for finalizing such conclusions, it appeared likely that a complete analysis of Corgenix and its business and the price offered by Orgentec could be expected to result in a conclusion that the price fell within the range of prices that would be considered fair to the holders of Corgenix Common Stock from a financial point of view.  Our board concluded unanimously that $0.27 was the highest price available in the market. Our board once again summarized the reasons for rejecting the Target E offer, as noted above.  Our board then unanimously agreed that it was appropriate and advisable to move forward with Orgentec at the proposed offer of $0.27 per share, instructed Husch Blackwell to prepare and negotiate a limited exclusivity agreement with Water Street, on behalf of Orgentec, which could be extended based on the achievement of certain milestones in the process and directed Inverness to notify Water Street of the board’s position.

On July 18, 2014, we held a conference call to coordinate on process and timing with representatives of Water Street and Much Shelist, P.C., outside counsel to Orgentec.  Representatives of our management team, Inverness and Husch Blackwell participated in this call.

On July 18, 2014, our board of directors by unanimous written consent authorized Inverness to prepare a fairness opinion to be considered by our board in connection with its final determination on whether to approve a definitive agreement with affiliates of Orgentec.

Over the next several days, we held conference calls with representatives of Orgentec and consultants to Orgentec related to key customers, key contracts and financial due diligence.

On July 25, 2014, we signed an Exclusivity Letter with Water Street, on behalf of Orgentec, agreeing to an exclusivity period expiring August 22, 2014, which was later extended to August 27, 2014.  From July 25, 2014 to August 27, 2014, senior management and representatives of Husch Blackwell responded to many due diligence inquiries from Water Street, on behalf of Orgentec, and negotiated the final terms of the Merger Agreement.  The key issues that were resolved during this time were the amount of the termination fees of $324,000, the addition of a reverse termination fee in favor of Corgenix in the amount of $648,000, the cap on out-of-pocket expense reimbursement of $400,000, the terms of the voting agreement that Orgentec requested at a minimum be executed by all executive officers and directors who were shareholders, and the determination that while the CEO and CFO would not be retained as employees post-closing, all other employees were expected to retain their positions at the headquarters in Broomfield, Colorado.

On July 30, 2014, we issued a press release announcing that our Ebola Test Research publication had earned a divisional best abstract award at the meeting of the American Association for Clinical Chemistry. This was during the time period when there was a significant amount of global interest on the Ebola outbreak including several U.S. healthcare workers contracting the disease resulting in evacuation to the U.S. There was significant interest in all companies with an Ebola strategy, including Corgenix.  Our stock price increased $0.08 to $0.39 per share on July 30.

Between July 30 and August 11, we received frequent inquiries from the media and from investors regarding our Ebola development project. It was the opinion of senior management that the stories on the internet regarding the status of our program were being significantly overstated in some cases, and in others contained erroneous assertions.  The closing stock price rose as high as $0.46 per share on August 4.

On August 11, 2014, in an attempt to address widespread and often false information regarding our Ebola program, we issued a press release updating and clarifying our activities with respect to an Ebola rapid test project funded by the NIH. The press release stated that we had not yet finalized development of the Ebola products, and that we do not currently have an Ebola test, nor will we likely have one in the new term.  The closing stock price on that day declined $0.05 to $0.40 per share, and over the following 12 trading days prices ranged from $0.34 to $0.38.

On August 21, 2014, we signed an amendment to the Exclusivity Letter with Water Street, on behalf of Orgentec, extending the term for five days to August 27, 2014.

On August 25, we were notified by Water Street that the transaction had been approved by its investment committee, with approval to execute the agreement after the market closed on August 27, 2014.

On August 26, 2014, our board of directors held a telephonic meeting.  Representatives of Inverness and representatives of Husch Blackwell attended this meeting.  Husch Blackwell once again summarized the board’s fiduciary responsibilities as well as the material terms of the execution version of the Merger Agreement and voting agreement, including the lack of a financing condition, the fiduciary out in the event of a superior proposal or certain intervening events and the amounts of the termination fees.

Inverness provided to the board Inverness’s detailed financial analysis of the transaction, and Inverness rendered its oral opinion (which was subsequently confirmed in writing) to Corgenix’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration, which consists of $0.27 in cash per share of Common Stock to be received by the holders of Common Stock is fair, from a financial point of view, to the holders of Common Stock.  Inverness’s opinion is more fully described in “—Opinion of Corgenix’s Financial Advisor” and the full text of the written opinion of Inverness is attached as Annex C hereto.  In addition, Inverness noted the historical trading prices of Corgenix Common Stock over the last three years, which had always been below $0.27 prior to the March 11, 2014 announcement that we were exploring strategic alternatives, and the lack of liquidity in our stock (80% of the trading days over the last three years had less than $10,000 of value traded).

Senior management presented their rationale for concluding that staying the course was not the better alternative under all of the circumstances, while at the same time noting the various opportunities that Corgenix currently has.  However, the risks related to competition, regulatory matters, operational and distributions issues and our limited financial and human resources outweighed the opportunities including the recent contract with Eli Lilly and the opportunities that the Ebola outbreak might present in the future of a diagnostic test being successfully developed.  Management and our board stated their belief that the commercial opportunity for an Ebola test is much more limited than the market appears to believe in light of how early we are in the development process, the risk of competition and the operational risks involved.  Husch Blackwell summarized a number of factors that weighed in favor of and against the transaction.  Husch Blackwell also advised our board that while the trading price of our stock can be a factor in valuations, it is not always indicative of fair value for a number of reasons, including when a micro-cap stock like ours is thinly traded, is not followed by many, if any, analysts has a small public float and is subject to short-term spikes based on announcements like ours in March that we were exploring strategic alternatives and the speculative trading following the Ebola outbreak.  Our board concluded that the historical trading price before the March 11 announcement was a more reliable indicator of fair value than the current trading price and our board further believed that our largest shareholder was very supportive of the proposed transaction.  After taking into account all of the information presented and discussing it thoroughly, our board approved the Merger Agreement as being in the best interest of our shareholders.

After the market closed on August 27, 2014, we signed the Merger Agreement with Buyer and Merger Sub, affiliates of Orgentec.

Before the market opened on August 28, 2014, we issued a press release and filed a Form 8-K with the SEC announcing the signing of the Merger Agreement. The stock price on that date declined $0.08 to $0.26 per share.

Buyer and ELITech are currently discussing the future distribution relationship between ELITech and Corgenix after the merger.  The First Amended and Restated Joint Product Development Agreement, by and between us, Financiere ELITech SAS, and Wescor, Inc., dated July 28, 2011, has expired by its terms, and Buyer and ELITech are currently negotiating an agreement to clarify certain post-termination obligations pursuant to such agreement.

Reasons for the Merger and Recommendation of our Board of Directors

•                  Best Price.  After a robust and lengthy auction process and extended discussions and negotiation with Water Street, on behalf of Orgentec, our board of directors came to the conclusion that the Merger Consideration of $0.27 per share in cash to be received by our shareholders represented the highest price Buyer was willing to pay.

•                  Absence of Reasonably Available Superior Acquisition Proposals.  Our board of directors considered the fact that, following its March 12, 2014 press release announcing its retention of Inverness to advise our board and announcing its exploration of strategic alternatives, including a possible sale of our company, we engaged in a thorough auction process to identify parties who might have an interest in acquiring us. Our board of directors considered the fact that a total of 113 prospective strategic and financial buyers were contacted for potential indications of interest, a total of 24 potential buyers entered into confidentiality agreements with us, and 6 potential buyers, including Orgentec, eventually submitted bids. Of the six potential buyers submitting bids, two were rejected by our board and two withdrew.  Besides Orgentec, the other potential buyer submitted an all equity proposal which contained various contingencies.  Following this process, our board of directors concluded that the merger was more favorable to our shareholders than any other acquisition proposal reasonably available.

•                                          Opinion of Inverness to the Board of Directors.  Our board of directors considered Inverness’ financial analysis and presentation delivered to our board of directors on August 26, 2014 and the written opinion, dated August 26, 2014, of Inverness to the effect that, as of such date, the Merger Consideration to be paid to holders of our Common Stock (other than shareholders who properly demand dissented under the NRS, Buyer or Merger Sub, or the affiliates of such holder) was fair, from a financial point of view, to such holders.  The opinion is more fully described under “— Opinion of Corgenix’s Financial Advisor” beginning on page 31 of this proxy statement.

•                  All-Cash Consideration.  Our board of directors considered that the form of consideration to be paid to holders of our Common Stock in the merger is cash, which will provide certainty of value and liquidity to our shareholders, while avoiding long-term business risk.  The all-cash merger will also enable our shareholders to realize liquidity of their entire ownership interests in the context of market conditions of micro-cap public companies with limited trading volumes that offer little liquidity.

•                  Limited Existing Liquidity.  Our board of directors considered our market capitalization and the relatively low volume of trading in our Common Stock, which limit the ability of our shareholders to realize the quoted value of their shares.

•                  Uncertainty of Future Market Price.  Our board of directors considered the financial condition, results of operations, competitive position and prospects of our business, as well as current economic, financial market and stock market conditions, historical trading values of our Common Stock in the open market, and the volatility in the trading price of our Common Stock.  Based on all of this information, our board of directors believed that the trading price of our Common Stock would not sustain a value greater than the Merger Consideration of $0.27 per share.

•                  Comparability of Other Alternatives.  Our board of directors, with the assistance of our senior management and Inverness, evaluated a broad range of potential strategic alternatives available to us other than the sale of our entire company; considered that the stock price would likely drift back to pre-announcement levels; and factored into its decision our limited liquidity, relatively small number of products, financial and human resources and track record to determine that the other alternatives would not adequately address our long-term strategic challenges.  These facts, in the context of the robust and lengthy market check conducted as part of this strategic undertaking, led our board to conclude unanimously that none of the reasonably available strategic alternatives to a sale of the company at the price obtained under the Merger Agreement were viable and the merger represented the best alternative to maximize shareholder value and was in the best interests of our shareholders.

•                  Risks of Remaining an Independent Public Company.  Our board of directors also considered the risks, uncertainties and costs of continuing to operate as an independent public company, including our current and historical financial condition, results of operations, business and prospects, as well as our financial plan and prospects by continuing to pursue our existing business plan.  Also, our board of directors considered the risks inherent in market conditions and achieving our growth targets, the substantial uncertainty regarding the long-term success of our financial plan or prospects, and the expense and regulatory risks of remaining a public company in relation to our relatively small size and market capitalization and lack of financial and human resources.  Our board of directors reviewed our financial forecasts and analyses prepared and furnished to our board by senior management for the fiscal years ending June 30, 2014 through 2018 (the “Forecasts”).  Our board of directors noted that the Forecasts reflected a level of financial performance that was materially stronger than our historic financial performance and that the Forecasts were subject to risks and uncertainties that could cause our actual financial performance to differ materially from the results projected in the Forecasts. Our board of directors noted that the shareholders would continue to be subject to the risks and uncertainties of our financial plan, and prospects, all in an uncertain economic environment.  In light of the foregoing, our board of directors concluded that the merger was more favorable to our shareholders than the possibility of continuing to operate as an independent public company.

•                  Likelihood of Consummation.  Our board of directors considered the likelihood that the merger will be completed on a timely basis and with minimal disruption on the terms set forth in the Merger Agreement based on, among other factors:

•                  the scope of the conditions to completion;

•                  our ability, pursuant to the Merger Agreement, to seek specific performance of Buyer and Merger Sub’s obligations under the Merger Agreement;

•                  the belief of our board of directors that the acquisition would not be subject to significant regulatory impediments; and

•                  the absence of a financing condition to Buyer’s obligation to consummate the transaction.

•                  Terms of the Merger Agreement.  Our board of directors considered the terms and conditions of the Merger Agreement and other transaction documents, including:

•                  the parties’ representations, warranties and covenants;

•                  our ability, under specified conditions, to furnish information to, and engage in discussions and negotiations with, other potential buyers in response to a bona fide unsolicited written takeover proposal that we conclude in good faith is, or could reasonably be expected to result in or lead to, a superior proposal, as more fully described in “The Merger Agreement — No Solicitation” beginning on page 57 of this proxy statement;

•                  our ability, under specified conditions, to terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that we pay Buyer a termination fee of $324,000 plus out of pocket expenses up to $400,000, as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 62 of this proxy statement, and “The Merger Agreement — Termination Fees” beginning on page 63 of this proxy statement;

•                  our ability, under specified conditions, to change the recommendation of our board of directors with respect to the merger in response to a superior proposal or a material development or change in material circumstances occurring or arising after the date of the Merger Agreement, the existence and material consequences of which were not known by our board of directors on or before the date we entered into the Merger Agreement, on the understanding that Buyer would then have the right to terminate the Merger Agreement and collect the termination fee described above and in “The Merger Agreement — No Solicitation — Change in Recommendation” beginning on page 58 of this proxy statement, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 62 of this proxy statement and “The Merger Agreement — Termination Fees” beginning on page 63 of this proxy statement;

•                  the requirement that, under specified conditions, if Buyer or the Merger Sub materially breaches its obligations such that the conditions to closing would not be satisfied, Buyer must pay us a reverse termination fee of $648,000 plus out of pocket expenses up to $400,000, without our having to establish any damages, as more fully described in “The Merger Agreement — Termination Fees” beginning on page 63 of this proxy statement;

•                  the limited number and nature of the conditions to Buyer’s and the Merger Sub’s obligations to consummate the merger; and

•                  that the Merger Agreement provides us with adequate operational flexibility to conduct our business generally in the ordinary course between the signing of the Merger Agreement and the completion of the merger.

See “The Merger Agreement” beginning on page 49 of this proxy statement, for a more complete description of the terms and conditions of the Merger Agreement.

•                  Reasonable Termination Fee.  Our board of directors considered the termination fees and reimbursement of out of pocket expenses, including the views of our financial and legal advisors as to the customary nature of the presence and size of termination fees in transactions similar to the merger.  Our board of directors concluded that a termination fee of this size for the transactions contemplated by the Merger Agreement, representing approximately 2% of the equity value of our company implied by the Merger Consideration plus out of pocket expenses, was not likely to preclude or unduly deter a third party from making, or inhibit our board of directors from evaluating and negotiating, and, if appropriate, our terminating the Merger Agreement to enter into a transaction that is, a superior proposal, as more fully described under “The Merger Agreement — No Solicitation — Change in Recommendation” beginning on page 58 of this proxy statement and “The Merger Agreement — Termination of the Merger Agreement” beginning on page 62 of this proxy statement.

Our board of directors also considered potential risks or negative factors relating to the merger, including the following:

•                  Historical Market Prices.  Our board of directors considered the Merger Consideration relative to the current market prices of our Common Stock, including the fact that the offer of $0.27 per share represented an approximate 21% discount below the closing price of our Common Stock on August 27, 2014 (the last trading day prior to the public announcement of the merger) and an approximate 27% discount below the closing price of our Common Stock on August 25, 2014 (the last trading day prior to the date of the board meeting to approve the Merger Agreement).  While our Common Stock had generally traded at prices greater than $0.27 per share since the announcement of our decision to explore strategic alternatives, our Common Stock did not close at a price above the Merger Consideration price of $0.27 per share on a single day over the five year period from March 2009 to March 11, 2014, and the trading range of our Common Stock for the same period was between $0.06 and $0.25 per share.

Our board of directors noted that the announcement that we intended to explore strategic alternatives appears to have led to speculation concerning our company.  Our board also noted that inaccurate information regarding our Ebola program, and how global events might impact our future financial performance, was circulating publicly, and believed that this may have led to speculative trading that caused the quoted price of our Common Stock, which has very low trading volume, to increase. In the case of Ebola, our board and senior management felt compelled to publish additional clarification to correct errors in the press, online blogs and inquiries we had received.  Our stock has low daily trading volume, a small public float, and is covered by only one research analyst.  These factors, coupled with what appears to be speculative trading by a limited number of investors, may have contributed to the recently elevated market price, which our board and senior management do not believe is indicative of fair value.

•                  Risk of Non-Completion.  Our board of directors considered the risk that the merger might not be completed.  Our board considered that we would incur significant transaction and opportunity costs attempting to consummate the merger, including the distraction of our management and employees, the potential disruption of our relationships with customers, suppliers and others with whom we do business, and possible employee attrition.

•                  Non-Solicitation Covenant.  Our board of directors considered that the Merger Agreement precludes us from actively soliciting takeover proposals and restricts our ability to provide information to, or engage in discussions or negotiations with, third parties regarding any takeover proposal except under specified conditions.  Our board considered that these provisions could discourage the emergence or consummation of a takeover proposal that would be more favorable to our shareholders than the merger.  Our board also considered the risk that the termination fee that we would have to pay in order to accept a superior proposal could discourage third parties from making a takeover proposal that would be more favorable to our shareholders than the merger.  However, our board of directors also took into account the public and active solicitation of bids that occurred before the execution of the Merger Agreement, its belief that the non-solicitation provisions were reasonable in the circumstances and its belief that they were not likely to preclude or unduly deter a third party from making a takeover proposal.

•                  Restrictions on Our Business.  Our board of directors considered the fact that the Merger Agreement restricts our ability to engage in certain activities between the date of the Merger Agreement and the effective time of the merger, and that these restrictions could prevent us from taking advantage of attractive business opportunities outside the ordinary course of business, such as potential acquisitions, which would be advisable if we were to remain an independent company.  See “The Merger Agreement — Conduct of Our Business Pending the Merger” beginning on page 54 of this proxy statement.

•                  Taxable Transaction.  Our board of directors considered that an all-cash transaction would be taxable to our shareholders for United States federal income tax purposes.  See “Material United States Federal Income Tax Consequences” beginning on page 45 of this proxy statement.

•                  Cash-out Transaction.  Our board of directors considered that the nature of the merger as a cash transaction will prevent our shareholders from participating in our future earnings or growth and any potential appreciation in the value of our shares, including any value that could be achieved if we were to engage in future strategic or other transactions or if our business were to continue to improve despite the risks and uncertainties we currently face.

•                  Availability of Dissenter’s Rights.  Our board of directors considered the availability of statutory dissenter’s rights under Nevada law in the cash-out merger for shareholders who do not vote their shares in favor of adoption of the Merger Agreement (and who otherwise comply with the statutory requirements of Nevada law), and who believe that exercising such rights would yield them a greater per share amount than the Merger Consideration, which could delay the transaction as the Buyer’s obligations to consummate the merger are conditioned on dissenting shares not exceeding ten percent (10%) of the outstanding shares.  See “Dissenter’s Rights” beginning on page 64 of this proxy statement.

Our board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the opportunity for our shareholders to monetize their investment in us for the cash Merger Consideration of $0.27 per share.  Our board of directors believed that the proposed merger would maximize the immediate value of the shareholders’ shares and eliminate the unavoidable risks and uncertainties affecting our future prospects.  Accordingly, our board of directors determined that the merger is fair to, and in the best interests of, our company and our shareholders, and approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors.  In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation.  In addition, individual directors may have given different weights to different factors.  The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.  The board of directors based its recommendation on the totality of the information presented.

Our board of directors recommends that you vote “FOR” approval of the merger proposal.

In considering the recommendation of our board of directors with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our shareholders generally.  The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending that the Merger Agreement be adopted by our shareholders.  See “— Interests of Our Directors and Executive Officers in the Merger” beginning on page 40 of this proxy statement.

Opinion of Corgenix’s Financial Advisor

Corgenix engaged Inverness, to act as its financial advisor with respect to the acquisition of Corgenix by Buyer.  On August 26, 2014, Inverness rendered its oral opinion (which was subsequently confirmed in writing) to Corgenix’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration, which consists of $0.27 in cash per share of Corgenix Common Stock, par value $0.001 per share, to be received by the holders of Common Stock is fair, from a financial point of view, to the holders of Common Stock.

The full text of Inverness’ written opinion, dated as of August 26, 2014, is attached as Annex C to this Proxy Statement.  Inverness’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Inverness in rendering its opinion.  You are encouraged to read the opinion carefully in its entirety.  The following is a summary of Inverness’ opinion and the methodology that Inverness used to render its opinion.  This summary is qualified in its entirety by reference to the full text of the opinion.

Inverness’ opinion, the issuance of which was approved by Inverness’ Fairness Opinion Review Committee, is addressed to the Corgenix board of directors, addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of Common Stock and does not constitute a recommendation to any shareholder of Corgenix as to how such shareholder should vote with respect to the proposed transaction or any other matter.  The terms of the proposed transaction were determined through arm’s-length negotiations between Corgenix and Buyer and were unanimously approved by the Corgenix board of directors.  Inverness was not requested to address, and its opinion does not in any manner address, Corgenix’s underlying business decision to proceed with or effect the proposed transaction or the likelihood of consummation of the proposed transaction.  In addition, Inverness expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the Merger Consideration to be paid in the proposed transaction or otherwise.  No limitations were imposed by the Corgenix board of directors upon Inverness with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Inverness, among other things:

•                  reviewed a draft of the Merger Agreement, dated August 25, 2014 (the “Draft Agreement”), including the financial terms and conditions set forth therein;

•                  reviewed Corgenix’s audited financial statements for the fiscal year ended June 30, 2013, Corgenix’s unaudited financial statements for the nine months ended March 31, 2014 and a preliminary draft of Corgenix’s audited financial statements for the fiscal year ended June 30, 2014;

•                  reviewed certain other business, operating and financial data of Corgenix, prepared and furnished to us by Corgenix’s management, including the Forecasts;

•                  held discussions with the senior management team of Corgenix concerning the business, past and current operations, financial condition and future prospects of Corgenix, and certain other matters Inverness believed necessary or appropriate to its inquiry;

•                  compared the financial performance of Corgenix and trading activity of Common Stock with that of certain other publicly-traded companies that Inverness deemed relevant;

•                  compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that Inverness deemed relevant;

•                  reviewed historical stock prices and trading volumes of Corgenix Common Stock;

•                  reviewed Corgenix’s draft annual report on Form 10-K for the fiscal year ended June 30, 2014, Corgenix’s annual report on Form 10-K for the fiscal year ended June 30, 2013, and Corgenix’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014;

•                  reviewed certain other publicly-available business, operating and financial information of Corgenix; and

•                  made such other studies and inquiries, reviewed such other data, and considered such other factors as Inverness has deemed, in its sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

In arriving at its opinion, Inverness assumed and relied upon the accuracy and completeness of the financial and other information supplied or otherwise made available to Inverness by Corgenix and all publicly-available financial and other information regarding Corgenix reviewed by Inverness without any independent verification of such information (and Inverness did not assume responsibility or liability for any independent verification of such information) and Inverness further relied upon the assurances of the management of Corgenix that all such information was complete and accurate in all material respects and that they were unaware of any facts or circumstances that would make such information incomplete or misleading in any material respect.  With respect to financial projections, upon the advice of Corgenix, Inverness assumed that such projections were reasonably prepared on a basis reflecting the best currently-available estimates and judgments of the management of Corgenix as to the future financial performance of Corgenix and that Corgenix would perform substantially in accordance with such projections.  Inverness assumed no responsibility for and Inverness expressed no view as to any such projections or estimates or the assumptions on which they are based.  In arriving at Inverness’ opinion, Inverness did not conduct a physical inspection of the properties and facilities of Corgenix and has not made or obtained any valuations or appraisals of the assets or liabilities of Corgenix.  Inverness’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 26, 2014. Inverness assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after August 26, 2014.  Inverness expressed no opinion as to the prices at which shares of Corgenix Common Stock would trade following the announcement of the proposed transaction.

Additionally, Inverness assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto and that the final form of the Merger Agreement reviewed by Inverness would not vary from the Draft Agreement in any regard that is material to Inverness’ analysis.  Inverness also assumed, with Corgenix’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the proposed transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Corgenix or the contemplated benefits of the proposed transaction and that the proposed transaction will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein.

Inverness did not evaluate the solvency of Corgenix under any state, federal or other laws relating to bankruptcy, insolvency or similar matters, and has undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Corgenix is a party or may be subject.  At the direction of Corgenix and with its consent, Inverness’ opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.  Inverness did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Inverness’ opinion address any legal, tax, regulatory or accounting matters, as to which Inverness understood that Corgenix had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Inverness performed certain financial, comparative and other analyses as summarized below.  In arriving at its opinion, Inverness did not ascribe a specific range of values to the shares of Common Stock but rather made its determination as to fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders in the proposed transaction on the basis of various financial and comparative analyses.  The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Inverness did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction.  Accordingly, Inverness believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Inverness in preparing its opinion to the Board.  Certain financial analyses summarized below include information presented in tabular format.  In order to fully understand the financial analyses used by Inverness, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses.  In performing its analyses, Inverness considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Corgenix or any other parties to the proposed transaction.  None of Corgenix, Buyer, Merger Sub, Inverness or any other person assumes responsibility if future results are materially different from those discussed.  Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below.  In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Selected Publicly-Traded Companies Analysis

Inverness reviewed and compared certain publicly-available financial and operating information of selected publicly-traded companies that participate in the diagnostic and laboratory testing industries and that Inverness deemed to be relevant to analyzing the historical and projected financial and operating information of Corgenix.  The selected companies were:

•                  BG Medicine, Inc.

•                  Biomerica Inc.

•                  Bio-Rad Laboratories, Inc.

•                  Bio-Reference Laboratories Inc.

•                  Chembio Diagnostics, Inc.

•                  diaDexus, Inc.

•                  Enzo Biochem Inc.

•                  ERBA Diagnostics, Inc.

•                  Heska Corporation

•                  Laboratory Corporation of America Holdings

•                  Miraca Holdings Inc.

•                  Neogenomics Inc.

•                  Omega Diagnostics Group PLC

•                  Quest Diagnostics Inc.

•                  Transgenomic Inc.

Inverness calculated and compared various financial multiples and ratios of Corgenix and the selected companies.  As part of its selected company analysis, Inverness calculated and analyzed each company’s ratio of its enterprise value (“EV”) to (a) its revenue for the last twelve months (“LTM Revenue”), (b) its estimated revenue for calendar year 2014 (“CY2014E Revenue”), (c) its estimated revenue for calendar year 2015 (“CY2015E Revenue”), (d) its estimated earnings before interest taxes, depreciation and amortization (“EBITDA”) for the last twelve months (“LTM EBITDA”), (e) its estimated EBITDA for calendar year 2014 (“CY2014E EBITDA”) and (f) its estimated EBITDA for calendar year 2015 (“CY2015E EBITDA”). Additionally, Inverness calculated and analyzed each company’s ratio of its stock price to (x) its earnings per share for the last twelve months (“LTM P/E”), (y) its estimated earnings per share for calendar year 2014 (“CY2014E P/E”), and (z) its estimated earnings per share for calendar year 2015 (“CY2015E P/E”). In each case, estimates are based on Wall Street research consensus estimates obtained from commercially-available sources.  All of the calculations were performed and based on publicly-available financial data and closing prices as of August 22, 2014.  Based upon these calculations, Inverness selected ranges of multiples for Corgenix and applied such range to the relevant Corgenix financial statistic to calculate ranges of implied prices per share of Common Stock.  The following summarizes the result of these calculations:

Multiple	Range of Multiples Utilized in the Analysis(1)	Implied Multiple of Proposed Transaction		Range of Implied Price Per Share for Proposed Transaction
EV / LTM Revenue	1.1x - 2.1x	1.3	x	$0.25 - $0.40
EV / CY2014E Revenue	1.1x - 2.4x	1.2	x	$0.25 - $0.48
EV / CY2015E Revenue	1.0x - 2.3x	1.0	x	$0.26 - $0.52
EV / LTM EBITDA	7.9x - 13.7x	17.1	x	$0.16 - $0.23
EV / CY2014E EBITDA	7.7x - 9.7x	14.1	x	$0.17 - $0.21
EV / CY2015E EBITDA	6.7x - 9.2x	8.4	x	$0.23 - $0.29
LTM P/E	15.8x - 30.1x	41.1	x	$0.11 - $0.20
CY2014E P/E	16.0x - 27.2x	26.6	x	$0.17 - $0.27
CY2015E P/E	13.3x - 23.7x	12.3	x	$0.29 - $0.49

(1)                     Range reflects 1st quartile to 3rd quartile of the selected companies.

The selected companies listed above are all participants in the diagnostic and laboratory testing industries; however, Inverness did not analyze every company that could be deemed to be a participant in the same industry as Corgenix. None of the selected companies are identical to Corgenix, and, due to the inherent differences between the business, operations and prospects of Corgenix and those of the selected companies, Inverness’ analysis involved complex considerations and judgments concerning differences between the business, financial and operating characteristics and prospects of Corgenix and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Selected Merger & Acquisition Transaction Analysis

Inverness reviewed and compared the purchase prices and financial multiples paid in selected publicly-announced transactions.  In connection with this analysis, Inverness reviewed the following transactions involving target companies that participate in the diagnostic and laboratory testing industries that were announced between August 22, 2011 and August 22, 2014 and that Inverness, based on its experience with merger and acquisition transactions, deemed relevant:

Target Enterprise Value Less Than $150 Million

Date Announced	Target	Buyer
03/20/14	DiaSpect Medical AB	EKF Diagnostics Holdings plc
03/20/14	Selah Genomics Inc	EKF Diagnostics Holdings plc
01/07/14	Alverix, Inc.	Becton, Dickinson and Company
10/22/13	PLUS Diagnostics, Inc.	Miraca Life Sciences, Inc.
07/30/13	Immco Diagnostics, Inc.	Trinity Biotech plc
05/06/13	Biohelix Corporation	Quidel Corp.
01/03/13	Hologic, Inc. LIFECODES® Business	Immucor Inc.
12/16/12	MorphoSys’s AbD Serotec Research Reagent & Diagnostic Business	Bio-Rad Loboratories, Inc.
09/17/12	Complete Genomics, Inc.	BGI
08/06/12	Cardiocore Lab, Inc.	CardioNet, Inc.

07/09/12	GenturaDx-USA, Inc.	Luminex Corporation
03/01/12	Fiomi Diagnostics AB	Trinity Biotech plc
02/13/12	SeraCare Life Sciences, Inc.	Linden LLC
12/02/11	Verum Diagnostica GmbH	Roche Holdings AG
10/13/11	Claros Diagnostics, Inc.	Opko Health, Inc.

Target Enterprise Value Greater Than $150 Million

Date Announced	Target	Buyer
06/17/14	ProteinSimple	Techne Corp.
04/07/14	Iquum, Inc.	Roche Molecular Systems, Inc.
02/04/14	Crescendo Bioscience, Inc.	Myriad Genetics Inc.
01/22/14	Solstas Lab Partners Group, LLC	Quest Diagnostics Inc.
01/16/14	Ortho-Clinical Diagnostics, Inc.	The Carlyle Group LP
11/11/13	Novartis Vaccines & Diagnostics, Inc., Blood Transfusion Diagnostics Unit	Grifols, S.A.
09/03/13	BioFire Diagnostics, Inc.	bioMérieux SA
04/15/13	Life Technologies Corporation	Thermo Fisher Scientific, Inc.
02/24/13	HemoCue AB	Radiometer Medical ApS
01/07/13	Verinata Health, Inc.	Illumina Inc.
09/17/12	IRIS International Inc.	Beckman Coulter, Inc./
07/16/12	One Lambda, Inc.	Thermo Fisher Scientific, Inc.
06/04/12	MEDTOX Scientific Inc.	Laboratory Corp. of America Holdings
05/17/12	Dako A/S	Agilent Technologies Inc.
04/30/12	Gen-Probe Inc.	Hologic Inc.
10/06/11	Caris Life Sciences, Inc., Anatomic Pathology Business	Miraca Holdings Inc.

Inverness calculated ranges of multiples of LTM Revenue and LTM EBITDA and applied such ranges to Corgenix’s LTM Revenue and LTM EBITDA, respectively, to calculate a range of implied prices per share of Corgenix Common Stock.  The following tables set forth the results of such calculations:

Multiple	Range of Multiples Utilized in the Analysis(1)	Implied Multiple of Proposed Transaction		Range of Implied Price Per Share for Proposed Transaction
EV / LTM Revenue	1.3x – 4.8x	1.3	x	$0.28 - $0.82
EV / LTM EBITDA	13.4x – 25.1x	17.1	x	$0.23 - $0.36

Target Enterprise Value Less Than $150 Million

(1)                     Range reflects 1st quartile to 3rd quartile of the selected transactions.

Target Enterprise Value Greater Than $150 Million

Multiple	Range of Multiples Utilized in the Analysis(1)	Implied Multiple of Proposed Transaction		Range of Implied Price Per Share for Proposed Transaction
EV / LTM Revenue	2.8x – 5.8x	1.3	x	$0.50 - $0.98
EV / LTM EBITDA	12.0x – 21.0x	17.1	x	$0.21 - $0.32

(1)                     Range reflects 1st quartile to 3rd quartile of the selected transactions.

None of the transactions analyzed in the selected merger and acquisition transaction analysis are identical to the proposed transaction. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Corgenix and the companies included in the selected transaction analysis.  Accordingly, Inverness’ analysis involved complex considerations and judgments concerning differences between the characteristics of the selected transactions and the proposed transaction which could affect the acquisition values observed in the selected transactions and the value of Corgenix, in order to provide a context in which to consider the results of the quantitative analysis.

Discounted Cash Flow Analysis

In order to estimate the present value of Common Stock, Inverness performed a discounted cash flow analysis of Corgenix. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of such asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that take into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Inverness used the Forecasts, as provided by Corgenix’s management, to perform two discounted cash flow analyses: (i) one based on the terminal multiple method and (ii) the second based on the perpetuity growth method. In conducting these analyses, Inverness assumed that Corgenix would perform in accordance with the Forecasts.

Terminal Multiple Method

To calculate the implied range of prices per share of Common Stock using the terminal multiple method, Inverness first estimated the terminal value of Corgenix’s projected cash flows by applying a range of terminal multiples Inverness deemed relevant to Corgenix’s estimated fiscal year 2018 EBITDA, which multiples ranged from 7.0x to 9.0x and were derived in Inverness’ professional judgment, based on its experience with merger and acquisition transactions. Inverness calculated projected unlevered free cash flow from fiscal year 2015 through fiscal year 2018 using the Forecasts and discounted these cash flows and the terminal value to present values as of July 1, 2014 using discount rates of 15.0% to 20.0%, based on Corgenix’s weighted average cost of capital. To calculate the estimated enterprise value of Corgenix, Inverness added the present value of (i) the unlevered free cash flow from fiscal year 2015 through fiscal year 2018 to (ii) the terminal value. Using the estimated enterprise value of Corgenix, Inverness then added Corgenix’s net cash to calculate a range of implied equity values. These implied equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate the range of implied prices per share of Common Stock as $0.38 to $0.51.

Perpetuity Growth Method

To calculate the implied range of prices per share of Common Stock using the perpetuity growth method, Inverness first estimated the terminal value of Corgenix’s projected cash flows by applying a range of perpetuity growth rates Inverness deemed relevant to Corgenix’s estimated fiscal year 2018 free cash flow, which growth rates ranged from 2.0% to 3.0% and were derived in Inverness’ professional judgment, based on its experience with merger and acquisition transactions. Inverness calculated projected unlevered free cash flow from fiscal year 2015 through fiscal year 2018 using the Forecasts and discounted these cash flows and the terminal value to present values as of July 1, 2014 using discount rates of 15.0% to 20.0%, based on Corgenix’s weighted average cost of capital. To calculate the estimated enterprise value of Corgenix, Inverness added the present value of (i) the unlevered free cash flow from fiscal year 2015 through fiscal year 2018 to (ii) the terminal value. Using the estimated enterprise value of Corgenix, Inverness then added Corgenix’s net cash to calculate a range of implied equity values. These implied equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate the range of implied prices per share of Corgenix Common Stock as $0.25 to $0.35.

Premiums Paid Analysis

Inverness reviewed and compared implied premiums paid in selected other transactions that Inverness, based on its experience with merger and acquisition transactions, deemed relevant.  These selected transactions included eleven transactions that closed between August 22, 2011 and August 22, 2014 involving the all-cash acquisition of North America-based public healthcare companies, each with a total transaction value between $5 million and $50 million.  For each of the selected transactions, Inverness compared, based on publicly-available information, the implied premiums paid in such transactions represented by the per share acquisition price as compared to the target company’s closing share price for various periods prior to the announcement of the execution of the definitive agreement with respect to the relevant transaction.

Set forth below is Inverness’ analysis of the range of the implied premiums paid in the selected transactions to the stock price one month prior to the announcement of the execution of the definitive agreement with respect to the relevant transaction, and the application of this range of premiums to the price of Corgenix Common Stock as of one month prior to March 11, 2014, the date of filing of Corgenix’s current report on Form 8-K announcing the exploration of strategic alternatives:

Range of Premiums Paid(1)	Premium of Proposed Transaction	Range of Implied Per Share Price for the Proposed Transaction
(11.7%) – 78.6%	27.2%	$0.19 - $0.38 / Share

(1)                                 Range reflects 1st quartile to 3rd quartile of the selected transactions.

Inverness noted that the Merger Consideration per share to be received by holders of shares of the Corgenix Common Stock pursuant to the Merger Agreement was $0.27 per share.

The premiums paid analysis discussed above is based on the historical performance of Common Stock. Inverness noted that Corgenix Common Stock experienced increased trading volumes and price volatility starting in March of 2014, which coincided with the filing of Corgenix’s Form 8-K disclosing the Corgenix board of director’s decision to explore strategic alternatives. The premiums paid analysis was presented to the Board to provide additional information and to add context to the other analyses performed by Inverness, as described above. The valuation derived from the premiums paid analysis is not necessarily indicative of Corgenix’s present or future value or results.

General

Inverness, as part of its investment banking services, is regularly engaged in the valuation of businesses, assets and securities in connection with mergers, acquisitions, private placements and valuations for corporate and other purposes. Corgenix’s board of directors selected Inverness because of its familiarity with Corgenix’s industry and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as experience in transactions comparable to the proposed transaction.

Inverness is acting as financial advisor to Corgenix in connection with the proposed transaction and will receive a fee of $546,000 for its services, $60,000 of which consisted of a retainer that has been paid, $200,000 of which was paid upon delivery of the Inverness fairness opinion and the balance of which is contingent upon the consummation of the proposed transaction.  In addition, Corgenix has agreed to reimburse Inverness’ expenses in connection with the proposed transaction and indemnify Inverness for certain liabilities that may arise out of Inverness’ engagement by Corgenix and the rendering of Inverness’ opinion.  Except for the services described above, Inverness has not performed investment banking or financial services for Corgenix or Buyer in the past two years.  Inverness may perform such services in the future and expects to receive customary fees for such services.

Inverness and its affiliates engage in a wide range of investment banking and financial advisory services.  In the ordinary course of its business, Inverness and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Corgenix, Buyer and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Corgenix Forecasts

We do not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results as set forth below and are especially cautious of making financial forecasts due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we made available to Orgentec and its advisors, other potential targets and their advisors, our board and Inverness, as applicable, the Forecasts that were prepared by our senior management and discussed with our board and not for public disclosure.

A summary of the Forecasts is included below solely to give shareholders access to the information that was made available to Orgentec and its advisors, other potential targets and their advisors, our board and Inverness, as described below, and is not included in this proxy statement in order to influence you to make any investment decision with respect to the merger, or to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement. The inclusion of this information should not be regarded as an indication that our board, its advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. Our senior management’s internal financial forecasts, upon which the Forecasts were based, are subjective in many respects. There can be no assurance that the Forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The Forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Senior management has not, for the past several years, accurately projected future results and has not achieved the financial targets and forecasted financial performance that they had projected at the beginning of each fiscal year. As a result, the inclusion of the Forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events. The Forecasts and summary information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding us contained in our public filings with the SEC.

The Forecasts were based on numerous variables, estimates and assumptions that are inherently uncertain and may be beyond our control, and which may prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause actual results to differ materially from the Forecasts include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, new product development, competition, various risks set forth in our reports filed with the SEC, and other factors described or referenced under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 13 of this proxy statement. In addition, the Forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Forecasts were prepared. The Forecasts do not take into account any circumstances, transactions or events occurring after the date they were prepared. Accordingly, there can be no assurance that the Forecasts will be realized or that our future financial results will not materially vary from the Forecasts.

No one has made or makes any representation to any shareholder or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of, the information included in the Forecasts set forth below. You are cautioned not to rely on the Forecasts. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such Forecasts were made. We have not updated and do not intend to update or otherwise revise the Forecasts, even in the short term, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, including the merger contemplated by the Merger Agreement. Further, the Forecasts do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. We have made no representation to Buyer or Merger Sub or any other person in the Merger Agreement or otherwise, concerning these Forecasts.

The following is a summary of those Forecasts:  The Forecasts reflected (i) revenues of approximately $12.7 million for fiscal year 2015, $14.8 million for fiscal year 2016, $17.4 million for fiscal year 2017 and $20.8 million for fiscal year 2018; (ii) EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $1.2 million for fiscal year 2015, $2.2 million for fiscal year 2016, $3.4 million for fiscal year 2017, and $5.0 million for fiscal year 2018; (iii) net income of approximately $0.8 million for fiscal year 2015, $1.8 million for fiscal year 2016, $3.0 million for fiscal year 2017 and $3.1 million for fiscal year 2018; and (iv) unlevered free cash flow (EBIT (earnings before interest and taxes), less taxes, capital expenditures and any increase in working capital, plus depreciation, amortization and any decrease in working capital) of approximately $0.5 million for fiscal year 2015, $1.5 million for fiscal year 2016, $2.4 million for fiscal year 2017 and $2.4 million for fiscal year 2018. Our senior management projected that no taxes would be paid by Corgenix through fiscal year 2017 due to its operating history. All calendar year projections reflect our senior management’s assumption that the average of the fiscal year projections provides a reasonable basis for the calendar year projections.  These Forecasts reflect a level of financial performance that is materially stronger than we have historically achieved.

Financing of the Merger

The merger is not conditioned on Buyer’s ability to obtain financing. Buyer has various sources available to it to fund the consideration to be paid to our shareholders under the Merger Agreement.

Deregistration of Corgenix Common Stock

If the merger is completed, our Common Stock will be removed from listing on the OTC Bulletin Board® and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the Merger Agreement, holders of shares of our Common Stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our shareholders generally.  These interests may create potential conflicts of interest.  Our board of directors was aware that these interests existed when it approved the merger and the Merger Agreement.  The material interests are summarized below.

Common Stock, Stock Options and Warrants to be Cashed Out in the Merger

The following table provides the cash proceeds that each of our current directors and named executive officers are expected to receive in the closing of the merger from:

•                  the conversion into the Merger Consideration of the shares of our Common Stock that they already own free of any restrictions; and

•                  the “cash-out” of their “in-the-money” options to purchase shares of our Common Stock (i.e., options with an exercise price less than $0.27 per share) that are already vested, as well as the in-the-money options that will vest in accordance with the Merger Agreement on or before the closing date, in each case in an amount equal to the Merger Consideration less the applicable exercise price of such options.

Information regarding the beneficial ownership of vested and unrestricted Common Stock is based on information provided by or on behalf of the individuals named in the table.  For purposes of this table, we assume that the merger will occur on the date of the special meeting.  The amounts in the table do not reflect any taxes that will be incurred upon the conversion of shares into the Merger Consideration or the cash-out of options.

Value of Equity Securities
(estimated as of the date of the special meeting)

	Value of Vested and Unrestricted Corgenix Equity			Value of Corgenix Equity that will Vest Upon the Merger
Name	Common stock ($)	Stock options ($)	Subtotal ($)	Stock options ($)	Total cash Payment for Equity Securities ($)
Named Executive Officers
Douglass T. Simpson	$117,676	$100,800	$218,476	$50,400	$268,846
William H. Critchfield	$98,967	$85,500	$184,467	$36,000	$220,467
Ann L. Steinbarger	$49,371	$46,800	$96,171	$28,800	$124,971
Non-employee Directors
Robert Tutag	$259,470	$54,000	$313,470	$0	$313,470
Brandon J. Price	$0	$13,500	$13,500	$0	$13,500
Stephen P. Gouze	$284,205	$54,000	$334,205	$0	$334,205
David Ludvigson	$0	$43,200	$43,200	$0	$43,200
Dennis Walczewski	$0	$54,000	$54,000	$0	$54,000
Dennis Fusco	$0	$21,600	$21,600	$0	$21,600
All current directors and executive officers as a group (8 persons)	$809,659	$464,400	$1,274,059	$115,200	$1,369,259

Information About Golden Parachute Compensation

We have certain plans and agreements that provide for amounts to be paid to our named executive officers or for the accelerated vesting of equity awards held by our named executive officers in connection with a change in control.  The merger will constitute a change in control under each of these plans and agreements.  We describe each of these plans and agreements below and quantify the amounts that will be payable to our named executive officers and the value of any equity awards held by our named executive officers for which vesting will be accelerated in connection with the merger, assuming the merger is completed and assuming that the employment of such named executive officers with us is terminated upon the consummation of the merger.

Equity Incentive Plans.  In the event of a change in control, our 2011 Incentive Compensation Plan provides that our board of directors, or compensation committee, has the power to prescribe the terms for any outstanding awards under such plan.  Under the terms of the Merger Agreement, all stock options, whether vested or not, including options held by our named executive officers, that are outstanding and unexercised immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock otherwise issuable upon exercise of such option and (ii) the Merger Consideration less the exercise price per share of the stock option and less applicable withholding taxes.

Management Agreements.

Management Agreement with Mr.  Simpson, President/CEO.  In the event of a change of control of our company, such as this merger, and if Mr. Simpson is terminated within twenty four (24) months of the merger without cause or terminated within eighteen (18) of the merger for good reason, Mr. Simpson is entitled to receive an amount equal to 24 months of his then current monthly compensation. In addition, in the event of a change of control of our company, all awards due to Mr. Simpson under any stock incentive plan are automatically accelerated and fully exercisable with respect to the total number of shares subject to such stock option and may be exercised for any or all of those shares as fully-vested shares of Common Stock as of the date of such occurrence, without regard to the conditions expressed in the agreements relating to such stock option.  For a description of how stock options are to be treated under the Merger Agreement see “—Equity Incentive Plans” above.  If Mr. Simpson elects to continue group health insurance coverage under COBRA, following a termination upon a change in control (as defined in the Management Agreement), we must pay the difference between (a) the monthly group health insurance premium Mr. Simpson was paying immediately prior to such termination and (b) the total monthly COBRA premium in relation to the continuation of Mr. Simpson’s group health insurance coverage only.  Payments will be made for a period of twenty-four (24) months.

Mr. Simpson is bound by a covenant not to compete during his employment and for a period of 18 months thereafter. Mr. Simpson is also bound by a confidentiality requirement, wherein he is required to keep our information and trade secrets confidential during his employment and thereafter.

Management Agreement with Mr. Critchfield, Senior Vice President Finance and Administration and CFO. In the event of a change of control of our company, such as this merger, and if Mr. Critchfield is terminated within twenty four (24) months of the merger without cause or terminated within eighteen (18) of the merger for good reason, Mr. Critchfield is entitled to receive an amount equal to 24 months of his then current monthly compensation.  In addition, in the event of a change of control of our company, all awards due to Mr. Critchfield under any stock incentive plan shall automatically accelerate and be fully exercisable with respect to the total number of shares subject to such stock option and may be exercised for any or all of those shares as fully-vested shares of Common Stock as of the date of such occurrence, without regard to the conditions expressed in the agreements relating to such stock option.  For a description of how stock options are to be treated under the Merger Agreement see “—Equity Incentive Plans” above.  If Mr. Critchfield elects to continue group health insurance coverage under COBRA, following a termination upon a change in control (as defined in the Management Agreement), we must pay the difference between (a) the monthly group health insurance premium Mr. Critchfield was paying immediately prior to such termination and (b) the total monthly COBRA premium in relation to the continuation of Mr. Critchfield’s group health insurance coverage only.  Payments will be made for a period of twenty-four (24) months.

Mr. Critchfield is bound by a covenant not to compete during his employment and for a period of 18 months thereafter. Mr. Critchfield is also bound by a confidentiality requirement, wherein he is required to keep our information and trade secrets confidential during his employment and thereafter.

Management Agreement with Ms. Steinbarger, Senior Vice President Sales and Marketing. In the event of a change of control of our company, such as this merger, and if Ms. Steinbarger is terminated within twenty four (24) months of the merger without cause or terminated within eighteen (18) of the merger for good reason, Ms. Steinbarger is entitled to receive an amount equal to 24 months of his then current monthly compensation.  In addition, should Ms. Steinbarger be terminated for any reason other than for cause, or in the event of a change of control of our company, all awards due to Ms. Steinbarger under any stock incentive plan shall automatically accelerate and be fully exercisable with respect to the total number of shares subject to such stock option and may be exercised for any or all of those shares as fully-vested shares of Common Stock as of the date of such occurrence, without regard to the conditions expressed in the agreements relating to such stock option For a description of how stock options are to be treated under the Merger Agreement see “—Equity Incentive Plans” above.  If Ms. Steinbarger elects to continue group health insurance coverage under COBRA, following a termination upon a change in control (as defined in the Management Agreement), we must pay the difference between (a) the monthly group health insurance premium Ms. Steinbarger was paying immediately prior to such termination and (b) the total monthly COBRA premium in relation to the continuation of Ms. Steinbarger’s group health insurance coverage only.  Payments will be made for a period of twenty-four (24) months.

Ms. Steinbarger is bound by a covenant not to compete during her employment and for a period of 18 months thereafter. Ms. Steinbarger is also bound by a confidentiality requirement, wherein she is required to keep our information and trade secrets confidential during her employment and thereafter.

Aggregate Amounts of Potential Compensation.  The following table provides information regarding the aggregate dollar value of the various elements of compensation that could be received by the named executive officers that is based on or otherwise relates to the merger.  The descriptions and quantifications of the payments in the table are intended to comply with Item 402(t) of Regulation S-K promulgated by the SEC, which requires disclosure of information about compensation and benefits that each of the named executive officers will or may receive in connection with the merger.  This compensation is referred to as “golden parachute” compensation by applicable SEC disclosure rules and is subject to a non-binding, advisory vote of our shareholders, as described below in the section entitled “Compensation Arrangements for our Named Executive Officers in Connection with the Merger” beginning on page 68 of this proxy statement, In preparing the table, we have made the following assumptions:

•                  the merger will close on the date of our special meeting; and

•                  Mr.  Simpson, Mr. Critchfield and Ms. Steinbarger’s employment will be terminated by us without cause or for good reason (as that term is used in his or her management agreement), effective as of the effective time of the merger.

In addition to the above assumptions, the costs of COBRA premiums for continued medical insurance coverage for our executive officers and their dependents and the calculation of potential tax reimbursements to our named executive officers are based on estimates that we believe to be reasonable.  Any changes in these estimates would affect the amounts shown in the following table.  Although Buyer has expressed its present intention to terminate Mr. Simpson’s and Mr. Critchfield’s employment in connection with the merger, it has no obligation to do so, and any delay in the termination of Mr. Simpson’s or Mr. Critchfield’s employment could affect the amount of any golden parachute compensation each would receive.  Buyer has expressed no intention to terminate Ms. Steinbarger.

Golden Parachute Compensation

Name	Cash ($)	Pension/ NQDC ($)(1)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Douglass T. Simpson	$480,000	$0	$33,163	$0	$0	$567,563
William H. Critchfield	$438,000	$0	$33,163	$0	$0	$507,163
Ann L. Steinbarger	$364,000	$0	$34,742	$0	$0	$427,542

(1)                                 We do not have any pension plans or nonqualified deferred compensation benefit arrangements.

Director and Officer Indemnification and Insurance

For a period of six years after the effective time of the merger, Buyer and the surviving corporation are required to fulfill and honor in all respects all of our obligations to the same extent required under Nevada law, our Articles and Bylaws and under any indemnification or other similar agreements between us and our current and former directors, officers and employees (whom we refer to as indemnified parties) in effect on the date of the Merger Agreement.

Prior to the effective time of the merger, we or the surviving corporation will purchase one or more six-year “tail” policies on our directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement or comparable coverage in respect of actions or omissions occurring prior to the effective time of the merger.  The cost in obtaining these policies may not exceed 300% of our current annual premium for such insurance.  The surviving corporation will (and Buyer will cause the surviving corporation to) maintain such “tail” policies in full force and effect and continue to honor their respective obligations under the policies for a period of six years after the effective time of the merger.

If Buyer, the surviving corporation or any of their respective successors or assigns consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then the Merger Agreement requires that proper provision be made so that the successors and assigns of Buyer or the surviving corporation will assume all of the applicable obligations described above.  The indemnified parties are intended third-party beneficiaries of the indemnification and insurance provisions in the Merger Agreement.

Interests of our Largest Shareholder in the Merger

In considering the recommendation of our board of directors with respect to the Merger Agreement and the merger, you should be aware that our largest shareholder has interests in the merger that are in addition to, or different from, the interests of our shareholders generally and that create potential conflicts of interest. These interests are described below. Buyer and ELITech are currently discussing the future distribution relationship between ELITech and us.   The First Amended and Restated Joint Product Development Agreement, by and between us, Financiere ELITech SAS, and Wescor, Inc., dated July 28, 2011, has expired by its terms, and Buyer and ELITech are currently negotiating an agreement to clarify certain post-termination obligations pursuant to such agreement.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws.  Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission.  We and Buyer have determined that the merger does not meet the jurisdictional thresholds of the HSR Act.  As a result, neither Buyer nor we are required to file notification forms with the Department of Justice or the Federal Trade Commission, and no waiting period will apply to the merger as a consequence of the HSR Act.  See “The Merger Agreement — Conditions to the Merger” beginning on page 60 of this proxy statement.

LITIGATION RELATED TO THE MERGER

We are aware of one purported class action complaint that has been filed in the Second Judicial District Court of the State of Nevada in connection with the merger: Rauenzhan v. Corgenix, et al., No. CV14-01907, filed on September 4, 2014.  The complaint names as defendants us, each member of our board of directors, Buyer and Merger Sub.  The complaint alleges that the board of directors breached its fiduciary duties and that we, Buyer, the Merger Sub aided and abetted those purported breaches, in connection with the proposed merger. The complaint challenges the Merger Consideration as inadequate, and makes a variety of other allegations, including the following:

•                  given the recent trading price of our Common Stock and potential future growth, the value of our Common Stock is greater than the consideration offered to shareholders in the proposed merger;

•                  the proposed merger is the result of a flawed process marred by conflicts of interest of our board and senior management; and

•                  the “no solicitation” and termination fee provisions of the Merger Agreement preclude us from soliciting, and otherwise restrict our ability to consider, competing offers.

The plaintiff in this case seeks an order certifying a proposed class of our shareholders, certifying the plaintiff as the class representatives, granting injunctive relief against the consummation of the merger, or, if the merger is consummated, rescinding the merger and awarding damages, directing the defendants to account for all damages caused by them and all profits or special benefits obtained by them as a result of their alleged breaches of fiduciary duties and an award of costs, expenses and reasonable attorneys’ fees, and accountants’ and experts’ fees.

We notified our carriers of our applicable insurance policies (the “D&O Insurance”) regarding these claims. The D&O Insurance provides coverage for defense costs incurred in connection with the claim, but is subject to a substantial deductible, depending on the claim.  The D&O Insurance may not cover any amount of any judgment or settlement representing the amount by which the Merger Consideration or price is increased.

The defendants believe the claims asserted are without merit.  Buyer has repeatedly indicated that the Merger Consideration is the highest amount Buyer is willing to pay to acquire our company and that it is not willing to increase the amount of the Merger Consideration.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary is a general discussion of the material United States federal income tax consequences to our shareholders whose shares of our Common Stock are converted into cash pursuant to the merger.  This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement.  All of these authorities are subject to change, possibly on a retroactive basis.  No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the merger.

This summary is for the general information of our shareholders only and does not purport to be a complete analysis of all potential tax effects of the merger.  It addresses only shareholders who hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address any tax consequences to holders of stock options or holders of restricted stock.  The summary does not address any state, local or foreign income tax consequences of the merger, nor does it address any non-income tax laws.  This summary does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s personal investment circumstances.  The summary also does not address all aspects of United States federal income taxation that may be relevant to particular shareholders that are subject to special treatment under United States federal income tax laws, including, without limitation:

•                  dealers, brokers and traders in securities;

•                  tax-exempt entities;

•                  financial institutions, mutual funds, regulated investment companies, real estate investment trusts or insurance companies;

•                  partnerships (or entities or arrangements treated as partnerships for United States federal income tax purposes) and investors in such partnerships;

•                  controlled foreign corporations or passive foreign investment companies;

•                  “non-U.S.  holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of our Common Stock;

•                  shareholders who acquired their shares of our Common Stock in connection with stock option or stock purchase plans or in other compensation arrangements;

•                  shareholders who receive cash pursuant to the exercise of dissenter’s rights;

•                  shareholders who hold their shares of our Common Stock as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•                  shareholders who own, directly or indirectly, an interest in Buyer;

•                  certain United States expatriates or former long-term residents of the United States;

•                  shareholders subject to the alternative minimum tax provisions of the Code;

•                  shareholders who hold Common Stock that constitutes “qualified small business stock” within the meaning of Section 1202 of the Code; or

•                  holders who have a functional currency other than the United States dollar.

If a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  Partners of partnerships holding our Common Stock should consult their own tax advisors regarding the tax consequences of the merger.

For purposes of this summary, “U.S.  holder” refers to a beneficial owner of our Common Stock that is, for United States federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

•                  a trust (1) the administration of which is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•                  an estate that is subject to United States federal income tax on its income regardless of its source.

A “non-U.S. holder” is a beneficial owner of our Common Stock that is an individual, corporation, trust or estate that, in each case, is not a U.S. holder.

Shareholders are advised to consult their own tax advisors regarding the United States federal income tax consequences of the merger in light of their personal circumstances, as well as any tax consequences arising under any federal non-income tax laws and under any state, local and foreign tax laws.

U.S.  Holders

The receipt of cash in exchange for shares of our Common Stock pursuant to the merger will be a taxable transaction to U.S. holders.  Generally, this means that each U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder in the merger and the U.S. holder’s adjusted tax basis in its shares of our Common Stock.  Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) owned by a U.S. holder.  If the shares of our Common Stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less.  For non-corporate taxpayers, long-term capital gains generally are taxable at a reduced rate and short-term capital gains are taxed at ordinary income tax rates.  The deductibility of capital losses is subject to certain limitations.

Certain individuals, estates and trusts must pay a 3.8% tax on net investment income for taxable years beginning after December 31, 2012.  Net investment income is defined to include capital gains.  Thus, a U.S. holder’s capital gain resulting from the merger will likely be subject to the 3.8% tax on net investment income.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient.  Under the United States federal income tax backup withholding rules, the exchange agent to be appointed by Buyer for the purpose of paying the Merger Consideration generally will be required to withhold 28% of all payments to which a U.S. holder is entitled in the merger, unless the U.S.  holder (i) is a corporation or comes within other exempt categories and demonstrates this fact in a manner satisfactory to the exchange agent or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.  To avoid such backup withholding, each U.S. holder and, if applicable, each other payee, should complete, sign and return to the exchange agent the substitute Form W-9 that such U.S. holder will receive with the letter of transmittal following completion of the merger.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be credited against a U.S. holder’s United States federal income tax liability, and the

U.S. holder may obtain a refund of any amounts withheld in excess of its United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•                  the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable income tax treaty so provides, is also attributable to the non-U.S. holder’s permanent establishment in the United States), in which case the non-U.S.  holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S.  holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•                  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on gain realized in the merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder recognized during the year, if any.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (at a rate of 28%) may apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder.  To avoid backup withholding, non-U.S. holders generally must submit a completed and signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding,” or other applicable Form W-8.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be credited against a non-U.S. holder’s United States federal income tax liability, and the non-U.S. holder may obtain a refund of any amounts withheld in excess of its United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Option Holders

Generally, for U.S. federal income tax purposes, upon the cancellation of an option, issued under our 2011 Incentive Compensation Plan or our 2007 Incentive Compensation Plan, to purchase our Common Stock, the option holder will recognize as ordinary income all of the consideration attributable to the cancellation of the option.  Such ordinary income will be taxed at ordinary income tax rates and will be treated as income received as compensation for services performed by the holder. Such ordinary income may be subject to withholding taxes and employment taxes and any other required employer withholding, if attributable to the holder’s employment with us, or self-employment taxes, if attributable to services performed by the holder as an independent contractor. The consideration attributable to the cancellation of the option will generally be subject to information reporting, and payments to a non-employee option holder may be subject to backup withholding.  Generally, the holder of such an option will not recognize loss for U.S. federal income tax purposes with respect to the cancellation of such option.

Warrant Holders

Generally, for U.S. federal income tax purposes, the holder of a warrant to purchase shares of our Common Stock will realize capital gain or loss equal to the excess of the consideration received on the cancellation of the warrant over the holder’s adjusted tax basis in the warrant.  Generally, if the holder has held the warrant for more than one year, such capital gain or loss will be long-term capital gain or loss.  See “U.S. Holders” and “Non-U.S. Holders” for a more detailed discussion of the U.S. federal income tax taxation of capital gain realized by U.S. holders and non-U.S. holders, respectively.

THE FOREGOING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX

ADVICE TO ANY HOLDER OF SHARES OF OUR COMMON STOCK.  EACH OF OUR SHAREHOLDERS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) TO SUCH SHAREHOLDER OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement.  The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of August 27, 2014 a copy of which is attached as Annex A and is incorporated by reference into this proxy statement.  This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you.  We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs this merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms and provisions have been included to provide you with information regarding the terms and provisions of the Merger Agreement.  Factual disclosures about us, Buyer or the Merger Sub contained in this proxy statement or in our public reports filed with the SEC, which are available without charge at www.sec.gov, may supplement, update or modify the factual disclosures about us, Buyer or the Merger Sub contained in the Merger Agreement.  In your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties to the Merger Agreement, rather than establishing matters as facts.  The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and in some cases have been qualified in a number of important respects, including through the use of negotiated exceptions for certain matters disclosed by each party to the other parties.

The Merger

The Merger Agreement provides that, in accordance with the Merger Agreement and the Nevada Revised Statutes, as amended, which we refer to as the NRS, at the effective time of the merger, the Merger Sub will be merged with and into us and, as a result of the merger, the separate existence of the Merger Sub will cease and we will continue as the surviving corporation and become a wholly owned subsidiary of Buyer.  At the effective time of the merger, all of our and the Merger Sub’s properties, rights, privileges, powers and franchises will vest in us as the surviving corporation and all of our and the Merger Sub’s debts, liabilities and duties will become our debts, liabilities and duties as the surviving corporation.

The articles of incorporation and the bylaws of the Merger Sub, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation until amended as provided by in such documents or under applicable law.  The directors of the Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation following the effective time of the merger until the earliest of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be.  The officers of the surviving corporation immediately prior to the effective time of the merger will be the officers of the surviving corporation following the effective time of the merger until the earliest of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be.

The closing of the merger will occur within five business days following the satisfaction or, to the extent permitted by law, waiver of the closing conditions stated in the Merger Agreement and described under “— Conditions to the Merger” beginning on page 60 of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or, to the extent permitted by law, waiver of such conditions) or as otherwise agreed by the parties.

At the closing of the merger, the parties will cause the merger to be consummated by filing articles of merger with the Secretary of State of the State of Nevada.  The merger will be effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Nevada (or at such later time as is agreed upon by the parties to the Merger Agreement and specified in the certificate of merger), which we refer to as the effective time of the merger.  It is currently anticipated that the effective time of the merger will occur in the fourth calendar quarter of 2014.  However, the parties cannot predict the exact timing of the closing of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The Merger Consideration

At the effective time of the merger, by virtue of the merger and without any action on the part of Buyer, the Merger Sub, us or any holder of shares of our Common Stock, each share of our Common Stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted automatically into the right to receive $0.27 in cash, without interest, which we refer to as the Merger Consideration, upon surrender of the shares in accordance with the Merger Agreement, other than:

•                  shares held by shareholders who have not voted to adopt the Merger Agreement and who have properly assert dissenter’s rights for shares in accordance with Sections 92A.300 through 92A.500 of the NRS, which shares will be canceled and converted into the right to receive payment of the fair value of such shares, unless such dissenter’s rights are subsequently waived, withdrawn or lost, at which point such shares will represent the right to receive the Merger Consideration; and

•                  shares held by us as treasury stock or owned by Buyer, or the Merger Sub immediately prior to the effective time of the merger, which shares will be automatically cancelled and cease to exist without payment.

At the effective time of the merger, each share of Common Stock of the Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid and non-assessable share of Common Stock, no par value per share, of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Buyer will appoint an exchange agent reasonably acceptable to us to act as the agent, which shall provide for the payment of the Merger Consideration.  As of the effective time of the merger, Buyer is required to deposit, or to take all steps necessary to enable and cause the surviving corporation to deposit, with the exchange agent the cash necessary to pay for the shares of our Common Stock converted into the right to receive Merger Consideration.

Promptly after the effective time, Buyer will mail, or cause the exchange agent to mail, to each holder of shares of our Common Stock that were converted into the right to receive the Merger Consideration, a letter of transmittal and instructions for use in surrendering stock certificates or transferring uncertificated shares in exchange for the Merger Consideration.  No shareholder should surrender any stock certificates until the shareholder receives the letter of transmittal and other materials for such surrender.  Upon surrender of a stock certificate representing shares of our Common Stock for cancellation to the exchange agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, or receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request), in the case of a book-entry transfer of uncertificated shares of our Common Stock, the holder of such certificate or uncertificated shares will be entitled to receive the Merger Consideration into which the shares of our Common Stock previously represented by such stock certificate or uncertificated shares have been converted pursuant to the Merger Agreement.  Each of Buyer, the Merger Sub, the surviving corporation, the exchange agent and us will be entitled to deduct and withhold from the Merger Consideration such amounts as may be required to be deducted or withheld under applicable tax laws.  The cash paid to you upon surrender of your shares of our Common Stock will be issued in full satisfaction of all rights relating to your shares of our Common Stock.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered stock certificate or the transferred uncertificated share is registered, it will be a condition to such delivery that such stock certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and that the person requesting such payment will pay any transfer or other tax required as a result of such payment to a person other than the registered holder of such stock certificate or uncertificated share or establish to the satisfaction of Buyer that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no further registration of transfers of shares of our Common Stock.  If, after the effective time of the merger, stock certificates or uncertificated shares of our Common Stock are presented to the surviving corporation or the exchange agent, they will be canceled and exchanged for the Merger Consideration, except as otherwise provided by law.

If your stock certificate has been lost, stolen or destroyed, the exchange agent will deliver to you the applicable Merger Consideration for the shares represented by that certificate if:

•                  you make an affidavit (in a form customarily used by the exchange agent) claiming such certificate has been lost, stolen or destroyed; and

•                  if required by Buyer, you post a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to that certificate.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to shareholders promptly after the completion of the merger.  In all cases, the Merger Consideration will be paid only in accordance with the procedures set forth in the Merger Agreement and such letters of transmittal.

The Merger Agreement provides that six months after the effective time of the merger, the exchange agent will deliver to Buyer upon its demand any funds made available to the exchange agent that have not been distributed to the former holders of shares of our Common Stock, and that any holders of stock certificates or uncertificated shares who have not complied with the above-described procedures to receive payment of the Merger Consideration during such twelve-month period may thereafter look only to Buyer for payment of the Merger Consideration, without interest, to which they are entitled.  None of Buyer, the surviving corporation or the exchange agent will be liable for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any stock certificates or uncertificated shares representing shares of our Common Stock prior to the effective time of the merger have not been surrendered by three years after the effective or such earlier date when the amounts would otherwise escheat to or become property of any governmental entity, then any Merger Consideration in respect of such stock certificates or uncertificated shares will become the property of Buyer free and clear of all claims or interests of any holders of such stock certificates or uncertificated shares to the extent permitted by law.

Treatment of Options and Warrants

We have issued options to purchase shares of our Common Stock under our 2011 Incentive Compensation Plan and our 2007 Incentive Compensation Plan (which, together, we refer to as the stock plans).  Our board of directors has adopted resolutions providing that each stock option which has not been exercised and has not expired or terminated and remains outstanding immediately prior to the effective time of the merger will be canceled, and the holder of any such option will be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of our Common Stock issuable upon exercise of such option and (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such option, subject to any required withholding taxes.  No holder of an option that has an exercise price per share that is greater than $0.27 is entitled to any payment with respect to such canceled option before or after the effective time of the merger.

Our board of directors has also adopted resolutions providing that each warrant to purchase shares of Common Stock that is outstanding immediately prior to the effective time of the merger will be canceled, and the holder of any such warrant will be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of our Common Stock previously subject to such warrant and (ii) the excess, if any, of the Merger Consideration over the per share exercise price previously subject to such warrant, subject to any required withholding taxes.  No holder of a warrant that has an exercise price per share that is greater than $0.27 is entitled to any payment with respect to such canceled warrant before or after the effective time of the merger.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties to the Merger Agreement.  The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement.  Moreover, these representations and warranties have been qualified by certain disclosures that we made to Buyer and the Merger Sub in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement.  Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders.  The representations and warranties were used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact.  For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.  The representations and warranties in the Merger Agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in our reports, statements and filings that we publicly file with the SEC.  This description of the representations and warranties is included to provide our shareholders with additional information regarding the terms of the Merger Agreement.

In the Merger Agreement, we made representations and warranties to Buyer and the Merger Sub with respect to, among other things:

•                  corporate matters related to us, including, but not limited to, our valid existence, good standing, power and authority;

•                  our capitalization, including in particular the number of outstanding shares of our Common Stock and preferred stock and the number of shares of Common Stock issuable upon the exercise of stock options and warrants;

•                  our power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against us;

•                  the absence of violations of, conflicts with, creation of liens upon, or defaults under our governing documents, law or certain agreements as a result of entering into the Merger Agreement and the consummation of the merger;

•                  the required consents and approvals of governmental authorities in connection with the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•                  our SEC filings since August 27, 2011, including financial statements contained in such SEC filings;

•                  the absence of undisclosed material liabilities;

•                  internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•                  our conduct of business since March 31, 2014 in the ordinary course of business consistent with past practice, except as contemplated by the Merger Agreement, and the absence since March 31, 2014 of any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on us;

•                  the absence of certain litigation;

•                  the information included in this proxy statement;

•                  broker’s and finder’s fees and expenses;

•                  employee benefit plans, ERISA matters and certain related matters;

•                  the receipt of the fairness opinion described in “The Merger — Opinion of Corgenix’s Financial Advisor” beginning on page 31 of this proxy statement by our board of directors from Inverness;

•                  tax matters;

•                  environmental matters;

•                  compliance with laws and permits, including compliance with the Food, Drug and Cosmetic Act;

•                  intellectual property matters;

•                  labor matters;

•                  matters related to our insurance policies;

•                  matters with respect to our material contracts;

•                  title to properties and the absence of encumbrances;

•                  related party transaction matters; and

•                  the inapplicability of state anti-takeover statutes to the merger.

Many of the representations and warranties in the Merger Agreement made by us are qualified by a “materiality” or a “company material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a company material adverse effect on us).  For purposes of the Merger Agreement, a “company material adverse effect” means a material adverse effect on (i) our business, financial condition, assets, liabilities or results of operations, or (ii) our ability to perform our obligations under the Merger Agreement or to consummate the merger and the other transactions contemplated by the Merger Agreement.  However, the definition of “company material adverse effect” excludes any effect attributable to:

•                  any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which we conduct business (except to the extent that we are affected in a disproportionate manner as compared to other companies participating in the same industry as ours);

•                  general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes to the same business (except to the extent that we are affected in a disproportionate manner as compared to other companies participating in the same industry as ours);

•                  any change attributable to the negotiation, execution, announcement, pendency or pursuit of the merger and related transactions, including any litigation, any cancellation of or delays in customer orders, and any disruption in supplier, distributor, partner or similar relationships;

•                  the taking of any action by us as required by the Merger Agreement or expressly approved or permitted in writing by Buyer, or the failure to take any action by us prohibited by the Merger Agreement;

•                  acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement;

•                  any hurricane, earthquake, flood, or other natural disasters or acts of God;

•                  changes in law (except to the extent that we are affected in a disproportionate manner as compared to other companies participating in the same industry as ours);

•                  changes in GAAP (except to the extent that we are affected in a disproportionate manner as compared to other companies participating in the same industry as ours);

•                  any failure by us to meet public or internal revenue, earnings or other projections (but not any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to the failure to meet such projections); and

•                  decline in the price of our Common Stock (but not any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to the change in price);

In the Merger Agreement, Buyer and the Merger Sub made representations and warranties to us with respect to, among other things:

•                  corporate matters related to them, including, but not limited to, their valid existence, good standing, power and authority;

•                  their formation, business purpose and conduct of operations;

•                  their authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against each of them;

•                  the absence of violations of, conflicts with, creation of liens upon, or defaults under their governing documents, law or certain agreements as a result of entering into the Merger Agreement and the consummation of the merger;

•                  the required consents and approvals of governmental authorities in connection with the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•                  broker’s and finder’s fees and expenses;

•                  the absence of certain litigation;

•                  the availability of the funds necessary to consummate the merger and the other transactions contemplated by the Merger Agreement; and

•                  the solvency of the Buyer after the effective time of the merger.

The representations and warranties contained in the Merger Agreement and in any certificate or other writing delivered pursuant to the Merger Agreement will not survive the effective time of the merger.  This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.  The confidentiality provisions will survive termination of the Merger Agreement.

Conduct of Our Business Pending the Merger

The Merger Agreement contains covenants related to the conduct of our business from the date of the Merger Agreement until the effective time of the merger.  These covenants are complicated and not easily summarized.  You are urged to read carefully and in its entirety Section 5.1 of the Merger Agreement entitled “Conduct of Business Prior to the Effective Time” and Section 3.8, which is referenced therein.  Subject to certain exceptions in the Merger Agreement and disclosure schedules delivered by us in connection with the Merger Agreement, between the date of the Merger Agreement and the effective time of the merger, unless Buyer gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed), we have agreed to (i) conduct our business in the ordinary and course of business and (ii) use our reasonable efforts to maintain and preserve intact our business organization and franchise, to preserve the rights, franchises, goodwill and relationships of our current employees, customers, lenders, suppliers, regulators and others having business relationships with us.

In addition, subject to certain exceptions in the Merger Agreement and disclosure schedules delivered by us in connection with the Merger Agreement, between the date of the Merger Agreement and the effective time of the merger, unless Buyer gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed), we have agreed not to:

•                  declare, set aside, pay, or make any dividend or other distribution on or in respect of any shares of our capital stock or directly or indirectly redeem, retire, purchase, or otherwise acquire any such shares or any option, warrant, conversion privilege, preemptive right, or other right or agreement to acquire the same or any other securities convertible into or evidencing the right to purchase or otherwise acquire the same;

•                  make any amendments to our Articles or Bylaws:

•                  make any change in the number of shares of our capital stock authorized, issued, or outstanding, or authorized, issued or granted, any option, warrant, conversion privilege, preemptive right, or other right to acquire the same or any other securities convertible into or evidencing the right to acquire the same;

•                  incur any indebtedness for borrowed money;

•                  incur any obligation or liability (contingent or otherwise) except (i) normal trade or business obligations incurred in the ordinary course of business, and (ii) obligations under our material contracts, agreements and leases;

•                  discharge or satisfy any lien or encumbrance or pay any obligations or liability (fixed or contingent) other than current liabilities paid to unrelated parties, wages paid to officers and employees and director’s fees paid to directors, each in the ordinary course of business;

•                  mortgage, pledge, or subject to any lien, charge, or other encumbrance any of our properties or assets (tangible or intangible) except for certain exceptions;

•                  sell, assign, lease, transfer or otherwise dispose of, or agree to sell, assign, lease, transfer or otherwise dispose of, any of our tangible assets other than sales of inventory in the ordinary course of business;

•                  other than in the ordinary course of business, sell, assign, license, transfer, or otherwise dispose of, or agree to sell, assign, license, transfer or otherwise dispose of, any of its patents, inventions, shop rights, know-how, trade secrets, confidential information, registered or unregistered trademarks, service marks, logos, corporate names, trade names, and other trademark rights, trade dress, or other designations or combinations of such designations that are distinctive of our goods or services and that are used by us in a manner that identifies our goods or services and distinguishes them from the goods or services of others, works of authorship and any registered or unregistered copyright therein, or other intangible assets, and all registrations for, and applications for registration of, any of the foregoing or disclose any of the foregoing (other than to Buyer and Merger Sub);

•                  enter into any transaction, contract, or commitment other than in the ordinary course of business;

•                  make any capital expenditures or any commitment therefor in excess of $50,000 in the aggregate;

•                  adopt or make any change in any executive compensation plan, bonus plan, incentive compensation plan, deferred compensation agreement, or other employee benefit plan or arrangement;

•                  enter into any employment or consulting agreement or arrangement, or, except for normal bonuses or wage or salary increases pursuant to and consistent with existing plans or programs and consistent with past practices, grant or pay any bonus, or make or grant any general wage or salary increase or any specific increase in the wages or salary of any employee;

•                  cancel or compromise any debt or claim except for adjustments made in the ordinary course of business that, in the aggregate, are not material, or waived or released any rights that are material;

•                  terminate, amend, or modify any material agreement or instrument;

•                  enter into any transaction with any shareholder, officer, director, or key employee or any affiliate of any such person other than the payment of wages and salaries and other benefits under employee benefit plans in existence as of the date of the Merger Agreement;

•                  make any loans or advances to, guaranties for the benefit of, or investments in, any person (other than customary wage or travel advances in accordance with past practices which are less than $10,000 in the aggregate);

•                  merge or consolidate with, or acquire all or substantially all of the assets, capital stock, or business of any other person;

•                  take any action (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

•                  agree or commit to do any of the actions described in the foregoing.

Preparation of Proxy Statement; Shareholders Meeting

As soon as reasonably practicable after the date of the Merger Agreement, we will:

•                  in cooperation with Buyer and the Merger Sub, prepare and file with the SEC a preliminary proxy statement and respond to any comments of the SEC or its staff with respect to the proxy statement; and

•                  unless our board of directors withdraws or modifies its recommendation as permitted under the Merger Agreement, include in the proxy statement the recommendation of our board of directors that our shareholders vote in favor of adoption of the Merger Agreement.

Unless the Merger Agreement is terminated as described below under “— Termination of the Merger Agreement” beginning on page 62 of this proxy statement, as promptly as practicable following the clearance of the definitive proxy statement by the SEC, we will:

•                  duly call, give notice of, convene and hold a special meeting of our shareholders (which we refer to as the special meeting) for the purpose of seeking the affirmative vote for adoption of the Merger Agreement by the holders of a majority of the shares of our Common Stock outstanding on the record date;

•                  mail to our shareholders the definitive proxy statement and all other proxy materials for the special meeting; and

•                  use our reasonable efforts to solicit proxies from our shareholders in favor of the adoption of the Merger Agreement and secure the vote of our shareholders required by law to effect the merger.

Public Statements

Unless our board of directors has effected a change in recommendation, we, Buyer and the Merger Sub will not issue any public announcement or statement or other disclosure with respect to the Merger Agreement or the merger without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), except as may be required by law or any rule of the SEC so long as the disclosing party in which case the party required to make the release or announcement will consult the other prior to issuing, and allow reasonable time with the opportunity to review and comment on such prior to issuance.

Standard of Efforts; Required Approvals

We, Buyer and the Merger Sub agreed to use our reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or appropriate to consummate and make effective, the merger and the other transactions contemplated by the Merger Agreement, including:

•                  determining what filings, if any, are required and which consents are required; and

•                  timely obtaining all consents, approvals, authorizations and actions or non-actions required for or in connection with the consummation of the merger and the other transactions contemplated by the Merger Agreement.

Notification of Certain Matters

We will give prompt notice to Buyer and the Merger Sub of any written notice received from any person alleging that the consent of such person is required in connection with the merger or the other transactions contemplated by the Merger Agreement, any notice from any governmental authority in connection with the merger or the other transactions contemplated by the Merger Agreement, any actions pending that relate to the merger or the other transactions contemplated by the Merger Agreement, any event, change or effect which may cause the failure of the conditions to close the Merger Agreement not be satisfied.

Confidentiality

We entered into a confidentiality agreement dated May 6, 2014, with Water Street, on behalf of Orgentec, which we refer to as the confidentiality agreement.  Under the terms of the confidentiality agreement, Water Street agreed that, subject to certain exceptions, any information regarding us or any of our affiliates or any of our respective assets or businesses furnished to Water Street by us or our representatives would be used by Water Street and its representatives solely for the purpose of evaluating a possible transaction between Water Street and its affiliates and us and would be kept confidential except as provided in the confidentiality agreement.  The parties also agreed in the Merger Agreement to keep certain information regarding the other party confidential until the closing.  In the event of a termination of the Merger Agreement, the obligations of confidentiality will continue for a period of five years.

No Solicitation

We agreed not to, and agreed not to authorize or permit any of our officers, directors or employees, or authorize any of our financial advisors, attorneys or other advisors or representatives to:

•                  solicit, initiate or knowingly take any action or encourage the submission of any takeover proposal or making of any proposal that could reasonably expect to lead to a takeover proposal;

•                  participate or engage in any discussions or negotiations with any person or group other than Buyer, the Merger Sub regarding any takeover proposal, or furnish any non-public information relating to us to any third party that we believe would be used for purposes of making or furthering any takeover proposal;

•                  amend or grant any waiver, amendment or release under any standstill or similar agreement with a third party; or

•                  enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement option agreement, joint venture agreement, partnership agreement or other similar agreement relating to a takeover proposal.

Notwithstanding the restrictions described above, at any time before the adoption of the Merger Agreement by our shareholders, if we receive an unsolicited written takeover proposal from a third party that did not result from a breach of the provisions of the Merger Agreement regarding restrictions on solicitations, we may provide or furnish information to the third party making the takeover proposal pursuant to an executed confidentiality agreement so long as our board of directors determines in good faith, after consultation with our financial advisor and outside counsel, that the takeover proposal is, or could reasonably be expected to result in or lead to, a superior proposal or take any action that any court of competent jurisdiction order us to take.

We must promptly notify Buyer after receipt of any takeover proposal, identify the third party making the proposal and provide a summary of the material terms and conditions of such proposal.

Change in Recommendation

Subject to the provisions described below, our board of directors unanimously agreed to recommend that our shareholders vote in favor of the adoption of the Merger Agreement at the special meeting, which we refer to as the board recommendation.  Subject to the provisions described below, the Merger Agreement provides that, after the date of the Merger Agreement, neither our board of directors nor any committee of our board of directors will:

•                  withhold, change, amend, withdraw, or qualify (or modify in a manner adverse to Buyer) the board recommendation;

•                  adopt, approve or recommend or otherwise declare advisable the adoption of any takeover proposal;

•                  publicly propose to adopt, approve, or recommend any takeover proposal or publicly take a neutral position or no position with respect to a takeover proposal;

•                  submit any takeover proposal to the vote of our shareholders; or

•                  resolve or agree to take any of the foregoing actions.

We refer to each of the foregoing actions as a change in recommendation.

Subject to the provisions described below, the Merger Agreement also provides that, after the date of the Merger Agreement, neither our board of directors nor any committee of our board of directors will cause or permit us to enter into any agreement or instrument relating to any takeover proposal.

Notwithstanding these restrictions, at any time before the adoption of the Merger Agreement by our shareholders, our board of directors may effect a change in recommendation either:

•                  in response to a material, event change or development occurring or arising after the date of the Merger Agreement, the existence and material consequences of which were not known or not reasonably foreseeable by our board of directors at or prior to the date of the Merger Agreement (and not relating to any takeover proposal or superior proposal), so long as:

•                  our board of directors reasonably determines in good faith, after consultation with our outside counsel and independent financial advisor, that the failure to make such change in recommendation would reasonably be expected to breach the fiduciary duties owed by our board of directors under law, and

•                  we provided prior written notice to Buyer in advance and, during such the five business day period after such notice, we and our financial advisors and outside counsel negotiated with Buyer in good faith (to the extent Buyer desired to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate (if possible) the need for such change in recommendation; or

•                  in circumstances relating to a superior proposal, so long as before making such change in recommendation or terminating the Merger Agreement:

•                  our board of directors reasonably determines in good faith, after consultation with our financial advisor and outside counsel, that, in light of such superior proposal, the failure to take such action would reasonably be expected to breach the fiduciary duties owed by our board of directors under law,

•                  we have provided to Buyer prior written notice of our receipt of a superior proposal that our board of directors has determined in good faith will, absent changes to the terms of the Merger Agreement, constitute a superior proposal and of our intention to make a change in recommendation

•                  during the five business day period after we provide notice to Buyer, we and our financial advisors and outside counsel have negotiated with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms of the Merger Agreement so that such superior proposal would no longer constitute a superior proposal (provided that any material modifications to such third party proposal will be deemed a new superior proposal that we will be required to again provide notice to Buyer and negotiate).

As used in the Merger Agreement and this proxy statement:

•                  “takeover proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Buyer or Merger Sub) relating to any (a) direct or indirect acquisition of assets (excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of our consolidated assets or to which twenty percent (20%) or more of our net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests, (d) merger, consolidation, other business combination or similar transaction involving us or any of our subsidiaries, pursuant to which such person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) or the declaration or payment of an extraordinary dividend (whether in cash or other property) by us.

•                  “superior proposal” means a bona fide written takeover proposal which did not result from a breach of the Merger Agreement that our board of directors determines in its good faith business judgment (after consultation with our outside legal counsel and financial advisors) to be more favorable to our shareholders from a financial point of view than the merger and other transactions contemplated by the Merger Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such takeover proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of takeover proposal, (d) the other terms and conditions of such takeover proposal and the implications, including relevant legal, regulatory and other aspects of such takeover proposal deemed relevant by our board of directors and (e) any revisions to the terms of the Merger Agreement and the merger proposed by Buyer.

Indemnification and Insurance

Buyer and Merger Sub agree that all existing rights to indemnification and exculpation by us under applicable law, our Articles or Bylaws in favor of each person who prior to the effective time of the merger had been an officer, director or employee of ours or who acts as a fiduciary under any of our employee benefit plans, whom we refer to as the indemnified parties, as provided in our Articles, Bylaws, or any other agreements in effect on the date of the Merger Agreement, including provisions relating to the advancement of expenses incurred in the defense of any action, suit, or other proceeding, will survive the merger and will remain in full force and effect for a period of not less than six years after the effective time of the merger.  For six years after the effective time of the merger, Buyer will cause the articles of incorporation and bylaws of the surviving corporation to contain no less favorable provisions with respect to exculpation, indemnification and advancement of expenses of our directors, officers and employees.  Buyer will also cause the surviving corporation to maintain for the benefit of our directors and officers, an insurance and indemnification policy for events occurring prior to the effective time of the merger, provided that the surviving corporation will not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement.  To the extent prepaid policies are obtained prior to the effective time of the merger, the preceding obligation will be deemed to have been satisfied.

If Buyer or the surviving corporation consolidates with or merges or converts into any other entity and is not the continuing or surviving corporation or entity of such consolidation, merger or conversion, or transfers all or substantially all of its properties and assets to any person or entity, then the Merger Agreement requires that proper provision be made so that the successors and assigns of Buyer or the surviving corporation will assume all of the applicable obligations described above.  The indemnified parties are intended third-party beneficiaries of the indemnification and insurance provisions in the Merger Agreement.

Section 16 Matters

Prior to the effective time of the merger, our board of directors will take all steps required to cause the transactions involving the vesting and exercise of our stock options and our warrants in connection with the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to us to be exempt under Rule 16b-3 under the Exchange Act.

Financing

There is no financing contingency in the Merger Agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the merger are subject to the satisfaction or, to the extent permitted by law, waiver of each of the following conditions:

•                  the adoption of the Merger Agreement by the holders of a majority of the shares of our Common Stock outstanding on the record date for the special meeting on or before December 31, 2014;

•                  none of the parties are subject to any order or injunction that prohibits consummation of the transactions contemplated by the Merger Agreement;

•                  all consents, authorizations, order and approvals with any governmental entity required will have been obtained; and

•                  no action will be pending or threatened by or before any court in which an unfavorable judgment would prevent any of the transactions contemplated by the Merger Agreement or cause any such transaction to be declared unlawful or rescinded or that would reasonably cause a company material adverse effect.

Conditions to Buyer’s and the Merger Sub’s Obligations.  The obligations of Buyer and the Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permitted by law, waiver of further conditions, including:

•                  we must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the closing date of the merger;

•                  our representations and warranties, except those related to authorization, validity and effect of agreements and our capitalization, must be true and correct as of the date of the Merger Agreement and as of the closing date of the merger (provided that, for this purpose, our representations and warranties will be deemed not qualified by any references therein to materiality), except to the extent that such representation or warranty relates to an earlier time (in which case as of such earlier time), provided that this condition will be deemed satisfied even if not true and correct unless the failure would have or would reasonably be likely to have a company material adverse effect;

•                  our representations and warranties relating to authorization, validity and effect of agreements and capitalization must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger;

•                  we will not be in default of any obligation under any material contract, unless such default would not reasonably be expected to have a company material adverse effect;

•                  Buyer must have received a certificate as to our incorporation and good standing and the good standing of Corgenix, Inc.;

•                  there will have been no change in our financial condition or results of operations from that reflected in the balance sheet so as to result, or be reasonably likely to result, in a company material adverse effect;

•                  Buyer must have received certain consents and agreements from third parties and release of certain liens;

•                  no action will be pending where an unfavorable injunction, judgment, order or ruling would prevent consummation of the merger or transactions contemplated by the Merger Agreement;

•                  dissenting shares will not constitute more than 10% of the shares issued and outstanding; and

•                  Buyer must have received a certificate signed by one of our senior executive officers as to the satisfaction of the conditions in the first, second, third and sixth bullets above.

Conditions to Our Obligations.  Our obligation to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•                  Buyer and Merger Sub must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the closing date of the merger;

•                  the representations and warranties of Buyer and Merger Sub, except those related to authorization, validity and effect of agreements, must be true and correct as of the date of the Merger Agreement and as of the closing date of the merger (provided that, for this purpose, our representations and warranties will be deemed not qualified by any references therein to materiality), except to the extent that such representation or warranty relates to an earlier time (in which case as of such earlier time), provided that this condition will be deemed satisfied even if not true and correct unless the failure would have or would reasonably be likely to have a Buyer material adverse effect;

•                  the representations and warranties of Buyer and Merger Sub relating to authorization, validity and effect of agreements must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger;

•                  we will have received a certificate from the Secretary of State of Delaware with respect to the incorporation and good standing of Buyer and certificate from the Secretary of State of Nevada with respect to the incorporation and good standing of Merger Sub;

•                  we will have received all consents and approvals from third parties required in connection with the Merger Agreement and consummation of the transactions contemplated by it;

•                  we will have received certificates signed by the President or Vice President and Secretary of each of Buyer and Merger Sub, attaching a copy of the resolutions of the board of directors of each approving the Merger Agreement and the consummation of the transactions; and

•                  we must have received a certificate signed by one of Buyer’s and Merger Sub’s senior executive officers as to the satisfaction of the conditions in the first, second and third bullets above.

Termination of the Merger Agreement

We, Buyer and the Merger Sub may terminate the Merger Agreement by mutual written consent at any time before the effective time of the merger.  In addition, either Buyer or we may terminate the Merger Agreement, subject to certain conditions, at any time before the consummation of the merger if:

•                  the merger has not been consummated on or prior to December 31, 2014, provided that the right to terminate the Merger Agreement is not available to any party whose breach of any representation, warranty, covenant or agreement under the Merger Agreement has been the cause of, or resulted in, the failure of the merger to be consummated by December 31, 2014, which we refer to as the end date;

•                  any law or order enacted, issued, granted or promulgated by any governmental authority of competent jurisdiction in the United States that has the effect of making the merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the merger shall be in effect and, in the case of an order, shall have become final and non-appealable, provided that the right to terminate the Merger Agreement is not available to any party whose breach of any representation, warranty, covenant or agreement under the Merger Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of such law or order; or

•                  upon a vote at a duly held meeting of our shareholders the adoption of the Merger Agreement fails to obtain approval by the holders of a majority of the outstanding shares of our Common Stock.

Buyer may also terminate the Merger Agreement at any time prior to the effective time of the merger if:

•                  our board of directors has effected and not withdrawn a change in recommendation;

•                  we have breached or failed to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, in any case such that the breach, failure to perform or inaccuracy would give rise to a failure of a closing condition of Buyer and is incapable of being cured by the end date, provided that Buyer must give us 30 days written notice prior to terminating the Merger Agreement; or

•                  if prior to the receipt of approval from our shareholders at the special meeting, we enter into an acquisition agreement in respect of a superior proposal pursuant to the terms of the Merger Agreement.

We may also terminate the Merger Agreement if:

•                  at any time before the receipt of the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock to adopt the Merger Agreement, (i) our board of directors has received a superior proposal, (ii) we have complied with our obligations under the non-solicitation provisions of the Merger Agreement, and (iii) our board of directors concurrently approves, and we enter into, an alternative acquisition agreement with respect to the superior proposal; or

•                  at any time prior to the effective time of the merger, Buyer or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, in any case such that the breach, failure to perform or inaccuracy would give rise to a failure of our closing conditions and is incapable of being cured by the end date, provided that we must give us 30 days written notice to Buyer prior to terminating the Merger Agreement.

Subject to certain exceptions, if the Merger Agreement is terminated, it will become null and void, without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to each other party thereto, except as specifically set forth in the Merger Agreement.  No such termination will relieve or release any party from any liabilities or damages arising out of its willful and intentional breach of the Merger Agreement.

Termination Fees

We have agreed to pay Buyer a termination fee of $324,000 plus out of pocket expenses up to $400,000, which we refer to as the termination fee, if:

•                  Buyer or we terminate the Merger Agreement based on a superior proposal termination;

•                  Buyer terminates the agreement for our breach of the Merger Agreement; or

•                  Buyer terminates the Merger Agreement on the basis that our board of directors has effected a change in recommendation.

Buyer has agreed to pay us a termination fee of $648,000 plus out of pocket expenses up to $400,000, which we refer to as the reverse termination fee, if we terminate the Merger Agreement for a breach of the Merger Agreement by the Buyer or Merger Sub.

Expenses

Except as described above under “—Termination Fees,” we, Buyer and Merger Sub are required to pay our own expenses in connection with the Merger Agreement and consummation of the transactions contemplated thereby, whether or not the merger is consummated.

Remedies

We, Buyer and the Merger Sub are entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement to enforce specifically the terms and provisions of the Merger Agreement.  The election to pursue an injunction, specific performance or other equitable relief will not restrict, impair or otherwise limit the parties from seeking to terminate the Merger agreement and Collect the termination fee or expenses described above under “— Termination Fees” and “— Expenses”.

Governing Law/Jurisdiction

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, except that the NRS shall govern (a) our internal affairs, including the fiduciary duties of our board of directors, (b) the merger and (c) all other provision, or transactions contemplated by the Merger Agreement to which the NRS mandatorily applies, without regard to its principles of conflict of laws.  All actions will be heard and determined exclusively in a state or federal court sitting in the state of Delaware.

Voting Agreement

Simultaneously with the execution of the Merger Agreement, Buyer entered into a voting agreement with Stephen P. Gouze, Robert Tutag, Douglass Simpson, William H. Critchfield and Ann L. Steinbarger, who are all of our executive officers and directors who are also shareholders.  Together, such executive officers and directors represent an aggregate of approximately 5.5% of the outstanding shares of our Common Stock.  Under the terms of the voting agreement, such executive officers and directors each agreed to vote, and irrevocably appointed Buyer as its proxy to vote, all of their shares (a) in favor of the approval of the Merger and adoption of the Merger Agreement; (b) against any other acquisition proposal or proposal or transaction that would reasonably be expected to prevent or delay the consummation of the merger or the Merger Agreement; (c) against any proposal that would reasonably be expected to result in a breach of the Merger Agreement by us; (d) in favor of any adjournment or postponement of the special meeting where approval of the shareholders is sought, as requested by Buyer; and (e) in favor of any other matter necessary to approve the Merger Agreement or otherwise requested by Buyer in order to consummate the Merger.  Under the terms of the voting agreements, each such party agreed not to exercise any dissenter’s rights in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.  The voting agreement terminates on the earlier of (a) the effective date of the Merger, (b) the termination of the Merger Agreement and (c) the date our board of directors effects a change in board recommendation pursuant to the Merger Agreement.

DISSENTER’S RIGHTS

Under NRS 92A.300 to 92A.500, holders of our Common Stock are entitled to assert dissenter’s rights under Nevada Revised Statutes 92A.300 to 92A.500.  By exercising dissenter’s rights, shareholders can “demand payment” for their shares at a price equal to its fair value immediately before the corporate action.  If we and the shareholder cannot agree on a fair value, we must then commence an appraisal process in state court to determine the fair value.

Nevada Revised Statutes 92A.300 through 92A.500 describe the appraisal process and the procedure shareholders must follow to exercise their right to dissent and demand payment.  The full text of NRS 92A.300 to 92A.500 is attached to this proxy statement as Annex D.  All references in NRS 92A.300 to 92A.500 to a “stockholder” or “dissenter” and in this summary to a “shareholder” are to the record holders of the shares of our Common Stock.  The following discussion is a summary of the law pertaining to dissenter’s rights under the NRS:

1)             When a corporate action subject to dissenter’s rights is submitted to a vote at shareholders’ meeting, the corporation must provide notice of dissenter’s rights in the proxy materials, along with a copy of the statute describing these rights (NRS 92A.300 through 92A.500).  A corporation only needs to notify shareholders of record who are entitled to dissenter’s rights, not all beneficial owners.

2)             If the corporate action is submitted to a vote at a shareholders’ meeting, any shareholders wishing to dissent must first deliver written notice, before the vote is taken, of their intent to demand payment for their shares if the proposed action is carried out.  Second, these shareholders must not vote any of their shares in favor of the proposed action.

3)             If the corporation receives requisite shareholder approval for the proposed action, it must then deliver a written dissenter’s notice to all shareholders of record who are entitled to assert their dissenter’s rights within 10 days of the effective date of the corporate action.  The dissenter’s notice must:

•                  State where the demand for payment must be sent and where and when share certificates, if any, must be deposited;

•                  Inform the holders of shares not represented by certificates the extent to which the transfer of the shares will be restricted after the corporation receives the demand for payment;

•                  Supply a form for demanding payment that includes the date of the first announcement to the news media or to the shareholders of the terms of the proposed action and requires that the person asserting dissenters’ rights certify whether or not they acquired beneficial ownership of the shares before that date;

•                  Set a date by which the corporation must receive the demand for payment, which must be no earlier than 30 days nor later than 60 days after the date the notice is delivered;

•                  State that the shareholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the corporation by the specified date; and

•                  Be accompanied by a copy of NRS 92A.300 to 92A.500.

4)             Shareholders who receive a dissenter’s notice and who wishes to continue with the appraisal process must then:

•                  Demand payment;

•                  Certify that they were beneficial owners prior to the date specified in the dissenter’s notice; and

•                  Deposit the shareholder’s certificates, if any, in accordance with the terms of the notice.

5)             Alternatively, shareholders may withdraw from the appraisal process by notifying the corporation in writing by the date specified in the dissenter’s notice.  After this date, dissenters may withdraw only with the written consent of the corporation.

6)             Once dissenting shareholders deposit the shareholder’s certificates (or, in the case of uncertified shares, makes a demand for payment), they lose all rights as a shareholder, unless they later withdraw from the appraisal process.  The corporation may restrict the transfer of shares of uncertified shares from the date the corporation receives the dissenters’ demand for payment.

7)             Within 30 days of receiving demand for payment, the corporation must pay dissenters an amount the corporation estimates to be the fair value of the dissenter’s share, plus accrued interest.  This payment must be accompanied by:

•                  The corporation’s financial statement;

•                  A statement of the corporation’s estimate of the fair value of the shares; and

•                  A statement of the dissenter’s rights to contest the corporation’s estimate of fair value.

8)             If dissenting shareholders wish to contest the corporation’s estimate of fair value, they must notify the corporation in writing within 30 days of receiving the corporation’s initial payment.  Dissenters must provide their own estimate of fair value plus interest and demand that the corporation pay the difference between this estimate and the corporation’s estimate.

9)             The corporation must either pay the additional amount or commence judicial proceedings within 60 days of receiving the demand and petition the court to determine the fair value of the shares and accrued interest.

MARKET PRICE INFORMATION

Our Common Stock is listed on the OTC Bulletin Board® under the trading symbol “CONX.”  The following table provides the high and low sales prices of our Common Stock on the OTC Bulletin Board®, for each of the periods listed.

	Common Stock
	High	Low
Fiscal Year Ending June 30, 2013
Quarter Ended:
September 30, 2012	$0.15	$0.10
December 31, 2012	$0.24	$0.12
March 31, 2013	$0.20	$0.15
June 30, 2013	$0.25	$0.18
Fiscal Year Ending June 30, 2014
Quarter Ended:
September 30, 2013	$0.23	$0.17
December 31, 2013	$0.23	$0.18
March 31, 2014	$0.44	$0.19
June 30, 2014	$0.39	$0.26

The closing price of our Common Stock, as reported on the OTC Bulletin Board® on March 11, 2014, the last full trading day before the public announcement of our intention to consider strategic alternatives was $0.23.  On August 27, 2014 the last full trading day before the public announcement of the proposed merger the closing price of our Common Stock was $0.34, and on                                   , 2014, the latest practicable date before the printing of this proxy statement, the closing price was $                   .

If the merger is consummated, each share of our Common Stock will be converted into the right to receive $0.27 in cash, without interest and less any applicable withholding taxes, and our Common Stock will be removed from quotation on the OTC Bulletin Board® and there will be no further public market for shares of our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 15, 2014, certain information regarding the ownership of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (ii) each of our directors, (iii) each executive officer and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each person shown is c/o Corgenix, 11575 Main Street, Suite 400, Broomfield, CO 80020. Beneficial ownership, for purposes of this table, includes options and warrants to purchase Common Stock that are either currently exercisable or will be exercisable within 60 days of June 30, 2014. No director or executive officer beneficially owned more than 5% of the Common Stock.

The percentage ownership data is based on shares of our Common Stock outstanding as of September 15, 2014, plus warrants and stock options outstanding in addition to common shares underlying convertible debt and redeemable convertible preferred stock. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options or warrants that are currently exercisable, or will become exercisable within 60 days of September 15, 2014 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option or warrant, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of Common Stock listed below have sole voting and investment power with respect to all shares beneficially owned.

	Amount and Nature of Beneficial Owner
Name and Address of Beneficial Owner	Number		Percent of Class
Wescor, Inc. (wholly owned subsidiary of ELITech)	27,577,200	(3)	45.29%
Warrant Strategies Fund LLC 350 Madison Avenue, 11th Floor New York, NY 10017	3,359,119	(2)	4.99%
Douglass T. Simpson(1)	809,171	(4)	1.48%
William H. Critchfield(1)	683,212	(5)	1.25%
Robert Tutag(1)	1,221,000	(6)	2.24%
Ann L. Steinbarger(1)	356,188	(7)	0.65%
Brandon J. Price(1)	50,000	(8)	0.09%
Stephen P. Gouze(1)	1,292,612	(9)	2.37%
David Ludvigson(1)	160,000	(10)	0.29%
Dennis Walczewski(1)	260,000	(11)	0.48%
Dennis Fusco(1)	80,000	(12)	0.15%
All current directors and current executive officers as a group (9 persons)	4,912,183	(13)	8.87%

(1)                                 Current director or officer

(2)                                 Contractual restrictions in the warrants and purchase agreement with us prohibit Warrant Strategies Fund from exercising any warrants if such exercise would cause them to exceed

4.99% beneficial ownership of Corgenix. Warrant Strategies Fund holds warrants to acquire up to 4,508,182 shares of Common Stock.

(3)                                 Includes 6,666,667 shares issuable upon the exercise of warrants.

(4)                                 Includes 373,333 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(5)                                 Includes 316,667 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(6)                                 Includes 260,000 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(7)                                 Includes 173,333 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(8)                                 Includes 50,000 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(9)                                 Includes 240,000 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(10)                          Includes 160,000 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(11)                          Includes 260,000 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(12)                          Includes 80,000 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

(13)                          Includes 1,913,333 shares issuable within 60 days of September 15, 2014 upon the exercise of stock options.

PROPOSAL TWO — COMPENSATION ARRANGEMENTS FOR OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER

As required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to our named executive officers in connection with the completion of the merger, which we refer to as the golden parachute proposal.

We believe that the compensation that may become payable to our named executive officers in connection with the completion of the merger is reasonable and demonstrates that our executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment of their interests with the long-term interests of our shareholders.  This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to our named executive officers in connection with the completion of the merger.  In addition, this vote is separate and independent from the vote of our shareholders on the merger proposal and the adjournment proposal.  Our board of directors recommends that our shareholders vote “FOR” the following resolution:

“RESOLVED, that the compensation that may become payable to the named executive officers named in this proxy statement in connection with the completion of the merger is approved.”

This vote is advisory and, therefore, it will not be binding on us, nor will it overrule any prior decision or require our board of directors (or any committee thereof) to take any action.

The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy and entitled to vote at the Special Meeting will be required to approve the golden parachute proposal.  Abstentions will have the same effect as a vote “AGAINST” the approval of the golden parachute proposal.  Assuming a quorum is present at the Special Meeting, broker non-votes will have no effect on the approval of the golden parachute proposal.

More information regarding the compensation that may become payable to our named executive officers in connection with the completion of the merger is set forth in the section captioned “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 40 of this proxy statement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the compensation that may become payable to our named executive officers in connection with the merger.

PROPOSAL THREE — ADJOURNMENT OF THE SPECIAL MEETING

We are submitting a proposal for consideration at the Special Meeting to authorize the named proxies to approve one or more adjournments or postponements of the Special Meeting if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting, which we refer to as the adjournment proposal.  Even though a quorum may be present at the Special Meeting, it is possible that we may not have received sufficient votes to adopt the Merger Agreement by the time of the Special Meeting.  In that event, we would determine to adjourn or postpone the Special Meeting in order to solicit additional proxies.  The adjournment proposal relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt the Merger Agreement.  Any other adjournment of the Special Meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy and entitled to vote at the Special Meeting will be required to approve the adjournment, if necessary, of the Special Meeting to solicit additional proxies in favor of the adoption of the Merger Agreement.  Abstentions will have the same effect as a vote “AGAINST” the approval of the adjournment proposal.  Assuming a quorum is present at the Special Meeting, broker non-votes will have no effect on the approval of the adjournment proposal.

Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies.  If the Special Meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the Special Meeting.

Our board of directors unanimously recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders, and there will be no public participation in any future meetings of shareholders.  However, if the merger is not completed, we plan to hold our 2014 Annual Meeting of Shareholders no later than Tuesday, December 16, 2014.  Proposals of our shareholders intended for inclusion in the proxy statement and proxy card to be furnished to all shareholders entitled to vote at the 2014 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC must have been received at our principal executive offices by July 8, 2014.

If a shareholder wished to present a proposal before the 2014 Annual Meeting, but did not wish to have the proposal considered for inclusion in the proxy statement, the shareholder must have submitted a proposal in writing to Corgenix Medical Corporation, 11575 Main Street, Suite 400, Broomfield, Colorado, 80020, Attention: William Critchfield, no later than the close of business on August 19, 2014.

If a shareholder wished to nominate an individual for election to our board of directors at the 2014 Annual Meeting, the shareholder must have delivered a notice in writing to Corgenix Medical Corporation, 11575 Main Street, Suite 400, Broomfield, Colorado 80020, Attention: William Critchfield, no later than the close of business on August 19, 2014.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read our SEC filings, including this proxy statement, through the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about this proxy statement, the Special Meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor, Georgeson Inc., at (877) 278-4751.

Board of Directors

Corgenix Medical Corporation

, 2014

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT YOUR PROXY VIA THE INTERNET, BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.  IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET.  THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

EXECUTION VERSION

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

among

CORGENIX MEDICAL CORPORATION

and

CENTENNIAL MEDICAL HOLDINGS, INC.

and

CENTENNIAL INTEGRATED, INC.

Dated August 27, 2014

A-ii

A-iii

A-iv

INDEX OF DEFINITIONS

The following terms are defined in the Section of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	Section 10.13
Affiliate	Section 10.13
Agents	Section 9.1
Agreement	Introductory Paragraph
Articles of Merger	Section 1.3
Book-Entry Shares	Section 2.2(a)
Business Day	Section 10.13
CERCLA	Section 10.13
Change of Board Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.19(d)
Code	Section 2.3
Company	Introductory Paragraph
Company Acquisition Agreement	Section 5.3(a)
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Material Adverse Effect	Section 3.8
Company Proxy Statement	Section 5.4(a)
Company Shareholders Meeting	Section 5.4(a)
Company Stock Option	Section 2.5(a)
Company Termination Fee	Section 8.7(a)
Confidential Information	Section 9.1
Consent	Section 3.5(b)
Contracts	Section 3.9
Disclosing Party	Section 9.1
Dissenting Shares	Section 2.5
D&O Insurance	Section 5.10(c)
Effective Time	Section 1.3
End Date	Section 8.2(a)
Environmental Laws	Section 10.13
ERISA	Section 3.19(c)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.2(a)
FDA	Section 3.17(c)
FDCA	Section 3.17(c)
Financial Advisor	Section 3.2(b)
GAAP	Section 3.6(b)
Governmental Entity	Section 3.5(b)
Hazardous Material	Section 10.13
Intervening Event	Section 10.13

A-v

Intervening Event Notice	Section 5.3(f)
Laws	Section 10.13
Liability	Section 10.13
Liens	Section 10.13
Merger	Section 1.1
Merger Consideration	Section 2.1(c)
Merger Sub	Introductory Paragraph
NRS	Section 1.1
Option Payments	Section 2.6(a)
Order	Section 10.13
Parent	Introductory Paragraph
Parent Termination Fee	Section 8.6(a)
Payment Fund	Section 2.2(a)
Permitted Liens	Section 3.10
Proprietary Rights	Section 3.8(i)
Proxy Statement	Section 3.6(d)
Public Filings	Section 3.6(a)
Real Property	Section 3.20(a)
Receiving Party	Section 9.1
Release	Section 10.13
Representatives	Section 5.3(a)
Requisite Company Vote	Section 3.2
SEC	Section 3.5(b)
Secretary of State	Section 1.3
Securities Act	Section 3.6(a)
Shares	Section 2.1(b)
Superior Proposal	Section 10.13
Superior Proposal Notice	Section 5.3(g)
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.24
Takeover Proposal	Section 10.13
Taxes	Section 3.13(l)
Tax Return	Section 3.13(l)
Warrant Payment	Section 2.6(b)
Warrants	Section 2.6(b)

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated August 27, 2014 by and among and Corgenix Medical Corporation, a Nevada corporation (the “Company”), Centennial Medical Holdings, Inc., a Delaware corporation (“Parent”), and a wholly owned subsidiary of Parent, Centennial Integrated, Inc., a Nevada corporation (“Merger Sub”).

RECITALS

WHEREAS, following the acceptance for payment of Shares, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation in accordance with the Nevada Revised Statutes, as amended (the “NRS”), whereby each issued and outstanding Share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration, payable to the holder in cash, without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the Company’s shareholders tender their Shares and adopt this Agreement and thereby approve the transactions contemplated hereby, including the Merger;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Parent and Merger Sub and their respective shareholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1                                           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, the Merger Sub will be merged with and into the Company, the separate corporate existence of the Merger Sub will cease and the Company will continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the merger (the “Merger”).

1.2                                           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Husch Blackwell LLP, 1700 Lincoln Street, Suite 4700, Denver, Colorado 80202 at 10:00 a.m., Mountain Time on a date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or, to the extent permitted by applicable Law, waived on the Closing Date), unless another date or place is agreed to in writing by the parties.  The date on which the Closing occurs is referred to as the “Closing Date.”

1.3                                           Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the Merger Sub and the Company will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada (the “Secretary of State”) in such form and executed as provided in the NRS.  The Merger will become effective on the date and at the time at which the Articles of Merger have been duly filed with the Secretary of State or such other time as is agreed upon by the parties hereto and specified in the Articles of Merger, and such time is hereinafter referred to as the “Effective Time.”

1.4                                           Effect of the Merger.  The Merger will have the effect as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and the Merger Sub will vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Merger Sub will be the obligations, duties, debts and liabilities of the Surviving Corporation.

1.5                                           Certificate of Incorporation and Bylaws of the Surviving Corporation.  As of the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

1.6                                           Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, will be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, will continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK

2.1                                           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a)                                                               Each issued and outstanding share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

(b)                                                               Any Shares of Company Common Stock (“Shares”) that are owned by the Company as treasury stock, any Shares that are owned by any subsidiary of the Company, and any Shares owned by Parent or Merger Sub or any subsidiary of Parent or Merger Sub, will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

(c)                                                                Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b)) will automatically be cancelled and cease to exist, and will be converted into the right to receive an amount in cash equal to $0.27 (the “Merger Consideration”), payable to the holder thereof without interest upon surrender, in the manner provided in this Agreement, of the certificate (or book entry evidence of ownership) formerly representing such Share.

2.2                                           Exchange of Certificates.

(a)               Prior to the Effective Time, Parent will appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the Shares of Company Common Stock (the “Book-Entry Shares”). On and after the Effective Time, Parent will deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares will be entitled under Section 2.1(b), Parent will take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation will in any event be liable for the payment thereof. The Payment Fund will not be used for any other purpose. The Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each record holder of Shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.  The Payment Fund, pending its disbursement to the holders of Shares, will be invested by the Exchange Agent as directed by Parent; provided that (i) Parent will not direct the Exchange Agent to make any such investments that are speculative in nature and (ii) no such investment or losses will affect the amounts payable to such holders and Parent will promptly replace or cause to be replaced any funds deposited with the Exchange Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Exchange Agent to pay the Merger Consideration. Earnings from investments will be the sole and exclusive property of Parent and the Surviving Corporation.

(b)               Each holder of Shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, will represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest will be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered will immediately be cancelled.

(c)                If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Book-Entry Share,

as applicable, is registered, it will be a condition to such payment that (i) such Certificate will be properly endorsed or will otherwise be in proper form for transfer or such Book-Entry Share will be properly transferred, and (ii) the person requesting such payment will pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                                                               All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there will be no further registration of transfers of Shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)                                                                Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged Shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time will thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent will not be liable to any holder of Shares of Company Common Stock for any amounts paid to a public official or Governmental Entity pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares of Company Common Stock three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

2.3                               Withholding Rights.  Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.4                               Lost Certificates.  If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

2.5                               Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, NRS Sections 92A.300 through 92A.500 (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by NRS Sections 92A.300 through 92A.500. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under NRS Sections 92A.300 through 92A.500 or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the NRS and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.6                                           Treatment of Company Options and Warrants.

(a)               The Company will take all requisite action so that, at the Effective Time, each option to acquire Shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other person, cancelled and converted into the right to receive from the Surviving Corporation as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (i) the aggregate number of Shares of Company Common Stock subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the per Share exercise price under such Company Stock Option, less any taxes to be withheld in accordance with Section 2.3 (the “Option Payments”); provided, that if the per Share exercise price is greater than the Merger Consideration, then such Company Stock Option will be cancelled without any payment therefor.  From and after the Effective Time, any such cancelled Company Stock Option will no longer be exercisable by the former holder, but will only entitle the holder to the payment of the Option Payments.

(b)               The Company will take all requisite action so that, at the Effective Time, each warrant to purchase Shares of Company Common Stock, all of which are listed on Schedule 2.6 of the Company Disclosure Schedule (collectively, the “Warrants”), that is outstanding immediately prior to the Effective Time and not terminated pursuant to its terms in connection with the Merger will be cancelled and, in exchange, each form holder of any such cancelled Warrant will be entitled to receive from the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, in consideration of the cancellation of the Warrant, an amount in cash, without interest, equal to the product of (i) the total number of Shares previously subject to such Warrant and (ii) the excess, of any, of the Merger Consideration over the exercise price per Share previously subject to the such Warrant, less any taxes to be withheld in accordance with Section 2.3 (the “Warrant Payment”); provided, that if the per Share exercise price is greater than the Merger Consideration, then such Warrant will be cancelled without any payment therefor.  From and after the Effective Time, any such cancelled Warrant will no longer be exercisable by the former holder, but will only entitle the holder to the payment of the Warrant Payment, and the Company will use reasonable efforts to obtain all necessary consents to ensure that former holders of the Warrants will have no rights other than the right to receive the Warrant Payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company Public Filings filed prior to the date of this Agreement (without giving effect to any amendment to any such Company Public Filings filed on or after the date hereof) to the extent reasonably apparent from the face of such information therein that it qualifies any representation and warranty in this Article III (but excluding any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Company Public Filings and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) or (ii) the correspondingly numbered section of the Company Disclosure Schedule delivered to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) that relates to such section or in another section of the Company Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows:

3.1                                           Existence; Good Standing; Corporate Authority .

(a)               The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.  The Company is qualified to do business as a foreign corporation and is in good standing in the jurisdictions, which are listed on Schedule 3.1 of the Company Disclosure Schedule, where the character of the properties owned or leased by it or the transaction of its business makes such qualification necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               The Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and carry on its business as presently conducted and as proposed to be conducted.

(c)                The copies of the Company’s Articles of Incorporation and Bylaws, which have been delivered to Parent, include any and all amendments made thereto at any time prior to the date of this Agreement and are true, correct, and complete and in full force and effect.  The Company is not in violation of any provision of its Articles of Incorporation or Bylaws in any material respect.

3.2                                           Authorization, Validity, and Effect of Agreements.

(a)               The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and to perform its obligations hereunder and to consummate the Merger.  Subject to approval of this Agreement by the Company’s shareholders by the affirmative vote or consent of the holders of a majority of the outstanding Shares of Company Common Stock (the “Requisite Company Vote”), the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to shareholder approval and except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

(b)               The Company Board has received the written opinion of Inverness Advisors, a division of KEMA Partners LLC (the “Financial Advisor”), dated the date of such opinion, to the effect that, as of the date thereof and subject to the qualifications, considerations, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Shares is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent, solely for informational purposes, promptly after the receipt thereof by the Company Board.  The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement.  Parent and Merger Sub acknowledge and agree that such an opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

3.3                                           Capitalization.

(a)               The authorized capital stock of the Company consists of (a) 200,000,000 Shares of Company Common Stock, of which 54,228,834 Shares are issued and outstanding as of August 25, 2014 and (b) 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding as of August 25, 2014.  All of the issued and outstanding Shares of Company Common Stock have been duly authorized, and are validly issued, fully paid, and non-assessable. Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock and no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

(b)               The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c)                All Shares subject to issuance upon due exercise of a Company Stock Option or Warrant, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(d)               Schedule 3.3 sets forth a list of (i) all holders of Company Stock Options and Warrants, (ii) the number of shares subject to a Company Stock Option or Warrant, (iii) the exercise price of each Company Stock Option and Warrant and (iv) the date the Company Stock Option or Warrant expires, each as of August 25, 2014.

3.4                                           Other Interests.  Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any interest or investment in any corporation, partnership, joint venture, business, trust, or entity other than investments in short term investment securities.

3.5                                           No Violation; Governmental Consents.

(a)               Neither the execution and delivery by the Company of this Agreement and all agreements and documents contemplated hereby nor the performance of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company; (ii) except as set forth on Schedule 3.5 of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, loan agreement, deed of trust, or any license, franchise, permit, lease, contract, agreement or other instrument, commitment, or obligation to which the Company is a party, or by which the Company or any of its properties is bound or affected; (iii) violate any law, statute, rule, regulation, judgment, or decree applicable to the Company; or (iv) subject to compliance with the requirements set forth in Section 3.5(b) and in the case of the consummation of the Merger, obtaining the Requisite Company Vote, require any Consent (as defined in Section 3.5(b)) of any Governmental Entity (as defined in Section 3.5(b)), except, in the case of each of clauses (ii), (iii) and (iv), where any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada; (ii) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) the other Consents of Governmental Entities listed in Schedule 3.5 of the Company Disclosure Schedule; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                The Company Board has taken all required actions such that the restrictions on business combinations contained in any anti-takeover Laws and regulations of any Governmental Entity will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, without any further action on the part of the shareholders or the Company Board.

3.6                                           SEC Reports; Financial Statements.

(a)               The Company has timely filed with or furnished to, as applicable the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Public Filings”). As of their respective dates, the Public Filings complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and none of the Public Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company is in compliance, in all material respects, with all the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it.

(b)               The financial statements of the Company included in the Public Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c)                The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d)               Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Merger, including the proxy statement to be filed with the SEC relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be held in connection with the adoption of this Agreement , if required, a Schedule 13E-3, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement and any required Schedule 13E-3 will not, at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement and the Schedule 13E-3 or necessary in order to make the statements in the Proxy Statement and the Schedule 13E-3, in light of the circumstances under which they are made, not misleading.  Notwithstanding anything to the contrary in this section, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

3.7                                           Absence of Undisclosed Liabilities.  The Company does not have any obligation or liability of any kind (whether accrued, absolute, contingent, unliquidated, civil, criminal, or otherwise and whether due or to become due), including accrued payroll, commissions, bonuses, retirement benefits or other employee benefit costs and vacation accruals, whether or not any such liability or obligation would have been required to be disclosed on a balance sheet prepared in accordance with GAAP, except as and to the extent reflected or reserved against in the Company’s Public Filings, or incurred in the ordinary course of business since March 31, 2014 or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8                                           Absence of Certain Changes or Events.  Since March 31, 2014, except as set forth on Schedule 3.8 of the Company Disclosure Schedule, and except as specifically permitted or required by this Agreement or specifically consented to in writing by Parent and Merger Sub, the Company has not:

(a)               declared, set aside, paid, or made any dividend or other distribution on or in respect of any shares of its capital stock or directly or indirectly redeemed, retired, purchased, or otherwise acquired any such shares or any option, warrant, conversion privilege, preemptive right, or other right or agreement to acquire the same or any other securities convertible into or evidencing the right to purchase or otherwise acquire the same;

(b)               made any amendments to its Articles of Incorporation or Bylaws:

(c)                made any change in the number of shares of its capital stock authorized, issued, or outstanding, or authorized, issued or granted, any option, warrant, conversion privilege, preemptive right, or other right to acquire the same or any other securities convertible into or evidencing the right to acquire the same;

(d)               incurred any indebtedness for borrowed money;

(e)                incurred any obligation or liability (contingent or otherwise) except (i) normal trade or business obligations incurred in the ordinary course of business, and (ii) obligations under the contracts, agreements and leases described on Schedule 3.9 of the Company Disclosure Schedule;

(f)                 discharged or satisfied any lien or encumbrance or paid any obligations or liability (fixed or contingent) other than current liabilities paid to unrelated parties, wages paid to officers and employees and director’s fees paid to directors, each in the ordinary course of business;

(g)                mortgaged, pledged, or subjected to any lien, charge, or other encumbrance any of its properties or assets (tangible or intangible) except for Permitted Liens (as defined in Section 3.10 below).

(h)                                                               sold, assigned, leased, transferred or otherwise disposed of, or agreed to sell, assign, lease, transfer or otherwise dispose of, any of its tangible assets other than sales of inventory in the ordinary course of business;

(i)                  other than in the ordinary course of business, sold, assigned, licensed, transferred, or otherwise disposed of, or agreed to sell, assign, license, transfer or otherwise dispose of, any of its patents, inventions, shop rights, know-how, trade secrets, confidential information, registered or unregistered trademarks, service marks, logos, corporate names, trade names, and other trademark rights, trade dress, or other designations or combinations of such designations that are distinctive of its goods or services and that are used by the Company in a manner that identifies its goods or services and distinguishes them from the goods or services of others, works of authorship and any registered or unregistered copyright therein, or other intangible assets, and all registrations for, and applications for registration of, any of the foregoing (collectively, “Proprietary Rights”) or disclosed any of its confidential Proprietary Rights to any person (other than Parent and Merger Sub);

(j)                  entered into any transaction, contract, or commitment other than in the ordinary course of business;

(k)               made any capital expenditures or any commitment therefor in excess of $50,000 in the aggregate;

(l)                   adopted or made any change in any executive compensation plan, bonus plan, incentive compensation plan, deferred compensation agreement, or other employee benefit plan or arrangement;

(m)           entered into any employment or consulting agreement or arrangement, or, except for normal bonuses or wage or salary increases pursuant to and consistent with existing plans or programs and consistent with past practices, granted or paid any bonus, or made or granted any general wage or salary increase or any specific increase in the wages or salary of any employee;

(n)               suffered any casualty loss or damage, whether or not such loss or damage will have been covered by insurance;

(o)               canceled or compromised any debt or claim except for adjustments made in the ordinary course of business that, in the aggregate, are not material, or waived or released any rights that are material;

(p)               terminated, amended, or modified any agreement or instrument described on Schedule 3.9 of the Company Disclosure Schedule;

(q)               entered into any transaction with any shareholder, officer, director, or key employee of the Company or any Affiliate of any such person other than the payment of wages and salaries and other benefits under employee benefit plans in existence as of the date hereof;

(r)                  made any loans or advances to, guaranties for the benefit of, or investments in, any person (other than customary wage or travel advances in accordance with past practices which are less than $10,000 in the aggregate);

(s)                 suffered the loss of services of any employee, whether voluntarily or involuntarily, which loss or losses, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(t)                  had any material change in its relations with its employees;

(u)               merged or consolidated with, or acquired all or substantially all of the assets, capital stock, or business of any other person;

(v)               there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(w)             agreed or committed to do any of the things described in this Section 3.8.

3.9                                           Contracts.  Schedule 3.9 of the Company Disclosure Schedule contains a list of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisors and customers, and service agreements) to which the Company is a party or by which the Company or its properties are bound pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, $50,000 or more in any one fiscal year or any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (collectively, the “Contracts”).  The Company has delivered to Parent a correct and complete copy of each written agreement listed on Schedule 3.9 and a written summary setting forth the terms and conditions of each oral agreement referred to on Schedule 3.9.  With respect to each such Contract:

(a)               the Contract is legal, valid, binding, enforceable, and in full force and effect;

(b)               except as set forth on Schedule 3.9 of the Company Disclosure Schedule, to the knowledge of the Company, the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger;

(c)                to the knowledge of the Company, no party is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract;

(d)               no party has repudiated any provision of the Contract;

(e)                the Company has not received any written claim of material default under any Contract and, to the knowledge of the Company, no fact or event exists that could give rise to any claim of material default under any Contract; and

(f)                 the Company has not received, as of the date of this Agreement, any notice in writing from any party that such party intends to terminate any Contract.

3.10                                    Title to Assets.  Except as set forth on Schedule 3.10 of the Company Disclosure Schedule (the “Permitted Liens”), the Company has good title, free and clear of all liens, charges, and encumbrances (except for (a) liens for non-delinquent Taxes and assessments, and (b) liens of landlords and other lessors arising under statute), to, or a valid leasehold interest in, all of the personal property (i) reflected on the Company balance sheet as of March 31, 2014 or acquired by the Company subsequent to the date thereof (other than assets that have been sold or otherwise disposed of in the ordinary course of business since March 31, 2014), or (ii) used in the business or operations of the Company.

3.11                                    Adequacy of Assets.  The Company owns or has a valid leasehold interest in all assets, real and personal properties, contract rights and licenses necessary for the continued operation of the Company in substantially the same manner in which it has been and is now operating.  Except as set forth on Schedule 3.11: (a) the Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Proprietary Rights (as defined in Section 3.8) necessary for the operation of the business of the Company as presently conducted, (b) each Proprietary Right owned or used by the Company immediately prior to the Effective Time will be owned or available for use by the Company on substantially similar terms and conditions immediately subsequent to the Effective Time hereunder, and (c) the Company has taken all reasonable action to maintain and protect each Proprietary Right that it owns or uses.

3.12                                    Litigation, Claims and Proceedings.  Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, there are no actions, suits, legal or administrative proceedings or investigations pending or, to the knowledge of the Company, threatened, against or relating to the Company, its officers, directors or employees, its properties, assets or business or the transactions contemplated by this Agreement, other than any such actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13                                    Taxes.

(a)               Except as set forth on Schedule 3.13(a) of the Company Disclosure Schedule, all returns and reports of all Taxes (as hereinafter defined) required to be filed by the Company have been timely filed and are true, correct, and complete in all material respects, and all Taxes payable pursuant thereto have been timely paid.

(b)               Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, no deficiency or adjustment in respect of any Taxes that was assessed against the Company remains unpaid and no such claim or assessment is pending or, to the knowledge of the Company, threatened.

(c)                The Company has made all withholding of Taxes required to be made under all applicable federal, state, and local tax regulations and such withholdings have either been paid on a timely basis to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Company.  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or tax liability of the Company, and to the knowledge of the Company, there is no proposed liability for any Taxes for which there is not an adequate reserve reflected on the Company financial statements. The unpaid Taxes of the Company (i) did not, as of the end of the most recent period for which financial statements have been prepared, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company in filing its Tax returns.

(d)               There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing, or (ii) as to which the Company has knowledge.

(e)                The Company has delivered to Parent correct and complete copies of all federal and state income Tax returns of the Company, examination reports and statements of deficiencies assessed against or agreed to by the Company for the five (5) years preceding the date hereof.  The Company is not a party to any Tax allocation or sharing agreement.

(f)                 The Company has not been a member of an affiliated group filing federal income tax returns, and does not have any liability for the Taxes of any person (other than the Company).

(g)                No item of income attributable to transactions occurring on or before the Effective Time will be required to be included in taxable income by the Company in a subsequent taxable year by reason of the Company reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of complete-capitalized cost method of accounting.

(h)               Except as set forth on Schedule 3.13(h) of the Company Disclosure Schedule, the Company has not made, and is under no obligation to make, payments that are or, if made, would be, “parachute payments” under Section 280G of the Code, and no such obligation will arise as a result of this Agreement or other agreements entered into in connection with this Agreement.

(i)                   No audit or other administrative or judicial proceeding with respect to any Taxes due from the Company or any Tax Return of the Company is pending or threatened in writing by any Governmental Entity. Any assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid.

(j)                  There are no encumbrances for unpaid Taxes on the assets of the Company, except for encumbrances for Taxes not yet due and payable.

(k)               No claim has been made in writing by a taxing authority in a jurisdiction where the Company does not currently file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(l)                   “Taxes” means all federal, state, county, local, foreign and other taxes and governmental assessments, including but not limited to, income taxes, estimated taxes, withholding taxes, transfer taxes, excise taxes, sales taxes, real and personal property taxes, ad valorem taxes, payroll-related taxes, employment taxes, franchise taxes and import duties, together with any related liabilities penalties, fines or additions to tax and interest.  “Tax Return” means any report, return (including information return), claim for refund, election or declaration required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

3.14                                    Proprietary Rights.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, (i)  the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of third parties; (ii) the Company (and its employees with responsibility for Proprietary Rights matters) has not received any written charge, complaint, claims, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Proprietary Rights of any third party); and (iii)  no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Company.

(b)               Schedule 3.14(b) of the Company Disclosure Schedule identifies each Proprietary Right that the Company owns.  Schedule 3.14(b) of the Company Disclosure Schedule identifies each registration that has been issued to the Company with respect to any of its Proprietary Rights, identifies each pending application for registration that the Company has made with respect to any of its Proprietary Rights, identifies each item of copyrightable Proprietary Rights (whether or not registration has been sought), and identifies each license, agreement, or other permission which Company has granted to any third party with respect to any of its Proprietary Rights, including any service, nondisclosure or escrow agreements (together with any exceptions). Schedule 3.14(b) of the Company Disclosure Schedule also identifies each trade name or unregistered trademark used by Company in connection with its business.  Except as set forth on Schedule 3.14(b) of the Company Disclosure Schedule, with respect to each Proprietary Right required to be identified on Schedule 3.14(b) of the Company Disclosure Schedule and with respect to each item of copyrightable Proprietary Rights:

(i)                                                 the Company possesses all right, title, and interest in and to the Proprietary Right, free and clear of any lien, license, or other restriction, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii)                                               the Proprietary Right is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)                                            no Action is pending or, to the knowledge of Company, threatened that challenges the legality, validity, enforceability, manufacture, use or the ability to authorize the use (including use by way of reproduction of copies, distribution of copies, preparation of derivative works, public performance or display, or any other use of any kind or nature), sale or ownership of the Proprietary Right; and

(iv)                                          the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the Proprietary Right.

(c)                                                                Schedule 3.14(c) of the Company Disclosure Schedule identifies each Proprietary Right that any third party owns and that Company uses pursuant to license, sublicense, agreement, or permission. Except as set forth on Schedule 3.14(c) of the Company Disclosure Schedule, with respect to each Proprietary Right required to be identified on Schedule 3.14(c) of the Company Disclosure Schedule:

(i)                                                 the license, sublicense, agreement, or permission covering the Proprietary Right is legal, valid, binding, enforceable against the Company and against the other parties thereto, and in full force and effect;

(ii)                                              the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable against the Company and against the other parties thereto, and in full force and effect on substantially similar terms following the Effective Time;

(iii)                                           to the knowledge of the Company, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)                                          no party to the license, sublicense, agreement, or permission has repudiated in writing any provision thereof;

(v)                                             with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)                                          to the knowledge of the Company, the underlying Proprietary Right is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)                                       no Action is pending or, to the knowledge of the Company, threatened, that challenges the legality, validity, or enforceability of the underlying Proprietary Right;

(viii)                                    the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(ix)                                          no such licenses, agreements or permissions commit the Company to continued maintenance, support, improvement, upgrade or similar obligation with respect to any of the Proprietary Rights, which obligation cannot be terminated by the Company upon notice of ninety (90) days or less.

(d)                                                               Schedules 3.14(b) and 3.14(c) of the Company Disclosure Schedule identify every material Proprietary Right necessary for the business of the Company as presently conducted.

3.15                                    Labor Relations.  None of the employees of the Company are represented by any labor union or organization.  The Company is in compliance in all material respects with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, hiring, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, and payroll taxes and has not engaged in any unfair labor practices.

3.16                                    Transactions with Affiliates.  Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the Company is not a party to any contract, lease, agreement, or other commitment with any officer, director, or shareholder of the Company or any Affiliate of any such person, and there are no loans outstanding from the Company to, or to the Company from, any such person or any Affiliate of any such person.

3.17                                    Permits; Compliance with Laws; Regulatory Compliance.

(a)               Schedule 3.17(a) of the Company Disclosure Schedule contains a true, correct, and complete list of all material permits, licenses, consents, and authorizations of any government or governmental authority held by the Company.  Except as set forth on Schedule 3.17(a) of the Company Disclosure Schedule, the Company holds all material permits, licenses, consents, and authorizations issued by any government or governmental authority that are necessary for the conduct of its business.

(b)               The Company has not received any written notice of any violation of any law, ordinance, regulation, permit or order applicable to the Company or the business conducted by it, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The conduct of the business of the Company, as conducted currently and within the last five (5) years prior to the Effective Time, complies with all applicable and material Laws, and the Company is not in violation in any material respect of any order, judgment or decree of any court, governmental authority or arbitration board or tribunal.

(c)                Except as set forth on Schedule 3.17(c), the business of the Company as presently conducted does not require the Company to obtain any clearance or approval under the Food, Drug and Cosmetic Act (the “FDCA”) or the regulations of the U.S. Food and Drug Administration (“FDA”) promulgated thereunder.

3.18                                                            Environmental Matters.  Except as set forth on Schedule 3.18 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Environmental Laws and with all permits, licenses and approvals required under Environmental Laws for the conduct of business; (ii) there has been no Release of any Hazardous Material at any Real Property during the period such properties were owned, leased, or operated by the Company, or any disposal or treatment by or on behalf of the Company at a third party location, in either case in concentrations or under conditions or circumstances that would reasonably be expected to result in liability to the Company under any Environmental Laws or would require reporting, investigation, remediation, or other corrective or response action by the Company under an Environmental Law; (iii) there is no pending or, to the knowledge of the Company, threatened, claim, lawsuit, administrative proceeding, information request, written notice letter or investigation against the Company alleging a violation of, or liability under or pursuant to, any Environmental Law, which violation or liability is unresolved, nor is there any order, judgment or decree that imposes any obligations under any Environmental Law, including any obligation, expressly or by operation of law, for corrective or remedial action; and (iv) there are no underground tanks, PCBs, or asbestos containing materials on the Real Property.

3.19                                    Employee Plans and ERISA.

(a)               Solely for purposes of this Section 3.19, any reference to “Affiliate” means and includes any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(b)               Schedule 3.19 of the Company Disclosure Schedule contains a true, correct and complete list of all material pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements whether reduced to writing or not, relating to the employees or former employees of Company or its Affiliates (collectively the “Employee Plans”) under which or to which Company or any Affiliate contributes or has ever contributed or has been required to contribute for the benefit of its employees or former employees, and, except as set forth in Schedule 3.19, there are no Employee Plans with respect to which Company or any Affiliate has any obligations, contingent or otherwise, past or present, under applicable law or the terms of any such Employee Plan.

(c)                Neither Company nor any Affiliate has contributed to, nor does Company or any Affiliate have any past or present obligation to contribute to, any pension plan subject to

Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any multiemployer plan as defined in Section 3(37) of ERISA.

(d)               The Employee Plans have been operated and maintained in all material respects in compliance with all applicable Laws including, but not limited to ERISA, the Code and the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  Company and its Affiliates have performed in all material respects all obligations required to be performed under, and are not in material violation in any respect of, and there has not been any material default or violation by any other party with respect to, any of the Employee Plans.

(e)                Neither Company nor its Affiliates has any obligation to provide life or medical insurance benefits to former or retired employees or beneficiaries thereof, including but not limited to any obligations under COBRA.

(f)                 Neither Company nor its Affiliates, nor any of their directors, officers, employees or agents, or any “party of interest” or “disqualified person,” as such terms are defined in Section 3 of ERISA and Section 4975 of the Code, has, with respect to any Employee Plan, engaged in or been a party to any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)                To the extent applicable, each Employee Plan and all amendments thereto intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code.

(h)               Nothing has occurred which might cause the loss of such qualification or exemption, and no such Employee Plan has been operated in a manner which would cause it to be disqualified in its operation.

(i)                   Except as set forth on Schedule 3.19(i), the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to any material severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.

3.20                                    Properties.

(a)               Attached as Schedule 3.20 of the Company Disclosure Schedule is a description of all of the Company’s interests in real property used or occupied by it in the conduct of the Business (the “Real Property”). All Real Property leases used in the conduct of the business are described on Schedule 3.20 of the Company Disclosure Schedule, are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the terms set forth on such schedule. The Company has not received any notices, demands, or other directives from any governmental bodies with jurisdiction over the Real

Property asserting that any current or past use of or condition on or about the Real Property, or any part thereof, may violate, or otherwise give rise to liability or costs under, Laws (including without limitation, Environmental Laws, as defined in Section 10.13) or any notice stating that any part of the Real Property may be subject to condemnation or similar proceedings.

(b)               Set forth on Schedule 3.20 of the Company Disclosure Schedule is a complete list of (a) each vehicle owned or leased by the Company and (b) each asset of the Company with a net book value or fair market value greater than $100,000.  The Company has good and marketable title to, or a valid leasehold interest in, all of its assets, including without limitation, the assets listed on Schedule 3.20 of the Company Disclosure Schedule, and all assets used by the Company in the conduct of its business, subject to no security interests, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All facilities, machinery, equipment, fixtures, vehicles and other tangible personal property owned, leased or used by the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate and sufficient for the Company’s business, as presently conducted.

3.21                                    Insurance.

(a)               Attached hereto as Schedule 3.21(a) of the Company Disclosure Schedule is a list of all policies of fire, casualty, liability, property or other forms of insurance and all fidelity bonds held by or applicable to the Company, which Schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount of self-insured retention amount, limits of coverage and annual premium.  The Company has complied in all material respects with the terms and provisions of such policies.

(b)               There is no material claim pending under any of the Company’s insurance policies as which coverage has been denied or disputed by the underwriters of such policies.

(c)                To the knowledge of the Company, there has been no threatened termination of, or material premium increase outside the ordinary course of business with respect to, any of the Company’s insurance policies.

(d)               Except as set forth on Schedule 3.21(d), the consummation of the Merger will not cause the termination or modification of any of the Company’s insurance policies.

3.22                                    Brokerage and Related Fees.  Except as set forth on Schedule 3.22 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any investment bankers’ fees, brokerage commissions, finders’ fees, or similar compensation in connection with the Merger based on any arrangement or agreement made by or on behalf of the Company.

3.23                                    Knowledge.  Whenever a representation or warranty is made to the knowledge of the Company, or similar words, it will mean the actual knowledge of the executive officers of the Company after reasonable inquiry from those persons who report directly to such executive officers.  Executive officers shall have the meaning set forth in Rule 3b- 7of the Exchange Act.

3.24                                    Anti-Takeover Provisions.  The Company is not party to a shareholders rights agreement, “poison pill” or similar agreement or plan. None of the requirements or restrictions of (a) the Nevada “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, or (b) the Nevada “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive (each, a “Takeover Statute” and together, the “Takeover Statutes”) would apply to prevent the consummation of any of the transactions contemplated by this Agreement, including the Merger. The Company Board has adopted such resolutions as are necessary so that the Takeover Statutes are rendered inapplicable to the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and the Merger Sub herby jointly and severally represent and warrant to the Company as of the date of this Agreement as follows:

4.1                                           Existence; Good Standing; Corporate Authority.

(a)               Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of  Delaware, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Each of Parent and Merger Sub has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as presently conducted and as proposed to be conducted.

4.2                                           Authorization, Validity, and Effect of Agreements.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby.  The consummation by each of Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes, and all agreements and documents contemplated hereby (when executed and delivered) will constitute, the valid and legally binding obligations of Parent and Merger Sub enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws relating to creditors’ rights and general principles of equity.

4.3                                           No Violation; Consents.

(a)               Neither the execution and delivery by Parent and Merger Sub of this Agreement and all agreements and documents contemplated hereby, nor the consummation by

Parent and Merger Sub of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Parent or Merger Sub; (ii) violate any law, statute, rule, regulation, judgment, or decree applicable to Parent or Merger Sub (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, loan agreement, deed of trust, or any license, franchise, permit, lease, contract, agreement or other instrument, commitment, or obligation to which Parent or Merger Sub is a party, or by which Parent or Merger Sub or any of their properties is bound or affected; or (iv) subject to compliance with the requirements set forth in Section 4.3(b), require any Consent of any Governmental Entity, except for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4                                           Litigation, Claims and Proceedings.  Except as set forth on Schedule 4.4 of the Parent and Merger Sub Disclosure Schedule, there are no actions, suits, legal or administrative proceedings or investigations pending or threatened, against or relating to the Parent or Merger Sub, their officers, directors or employees, their properties, assets or business or the transactions contemplated by this Agreement, in each case that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5                                           Brokerage and Related Fees.  Except as set forth on Schedule 4.5 of the Parent and Merger Sub Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any investment bankers’ fees, brokerage commissions, finders’ fees, or similar compensation in connection with the Merger based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

4.6                                           Financial Capacity; Solvency.

(a)               Parent has, and at the Effective Time will have, sufficient funds available, by combination of cash on hand and committed debt financing, to pay the Merger Consideration and otherwise consummate the Merger and perform Parent and Merger Sub’s obligations hereunder.

(b)               Immediately after giving effect to the Merger and the other transactions contemplated hereby, including the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, assuming the accuracy of the representations and warranties of the Company set forth in Article III, the Surviving Corporation will be solvent, at and immediately after the Effective Time.

ARTICLE V

COVENANTS

5.1                                           Conduct of Business Prior to the Effective Time.  From the date hereof until the Effective Time, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent will not be unreasonably withheld or delayed), the Company will:  (a) conduct the business of the Company in the ordinary course of business; and (b) use reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Effective Time, except as consented to in writing by Parent (which consent will not be unreasonably withheld or delayed), the Company will not take any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

5.2                                           Filings; Other Action.  Subject to the terms and conditions herein provided, the Company and Parent will and will cause any appropriate other party to:  (a) use reasonable efforts to cooperate with one another in (i) determining what filings, if any, are required to be made prior to the Effective Time with, and which Consents are required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such Consents and (b) use reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper, or appropriate to consummate and make effective the transactions contemplated by this Agreement.

5.3                                           No Solicitation.

(a)               The Company will not, and will not authorize or permit its directors, officers, employees, advisors and investment bankers (with respect to any person, the foregoing persons are referred to herein as such person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or knowingly encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.3(b), (i) enter into, participate or engage in, or maintain or continue any discussions or negotiations relating to, any Takeover Proposal with any person other than Parent or Merger Sub, (ii) furnish to any person other than Parent or Merger Sub any non-public information that the Company believes would be used for the purposes of formulating or furthering any Takeover Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). The Company will cease immediately and cause to be terminated, and will not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and will use its reasonable efforts to cause any such third party (or its Agents) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.

(b)               Notwithstanding Section 5.3(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may (i) participate in negotiations or discussions with any third party that makes a bona fide, unsolicited Takeover Proposal that the Company Board believes in good faith, after consultation with outside legal counsel and an independent financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement will be promptly provided for informational purposes only to Parent), and/or (iii) take any action that any court of competent jurisdiction orders the Company to take.

(c)                The Company will notify Parent promptly after receipt by the Company (or any of its Representatives) of any Takeover Proposal. In such notice, the Company will identify the third party making, and provide a reasonably detailed summary of the material terms and conditions of, any such Takeover Proposal.

(d)               Subject to Sections 5.3(e), (f) and (g), from the date hereof to the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, neither the Company Board nor any committee thereof  will (i) withhold, change, amend, withdraw or qualify (or modify in a manner adverse to Parent) or propose to withhold, change, amend, withdraw or qualify (or modify in a manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby (each such action set forth in this Section 5.3(d)(i) being referred to as a “Change of Board Recommendation”); (ii) adopt, approve, recommend or otherwise declare advisable the adoption of any Takeover Proposal, publicly propose to adopt, approve or recommend any Takeover Proposal or publicly take a neutral position or no position with respect to a Takeover Proposal; (iii) submit any Takeover Proposal or any matter related thereto to the vote of the shareholders of the Company or (iv) resolve or agree to take any of the actions described in the foregoing clauses (i)-(iii).

(e)                Notwithstanding anything to the contrary contained herein, but subject to Sections 5.3(f) and 5.3(g), prior to the date of approval of this Agreement by the shareholders of the Company, the Company Board may effect a Change of Board Recommendation:

(i)                                                 if the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that, in light of an Intervening Event, the failure to take such action would reasonably be expected to breach the fiduciary duties owed by the Company Board to the shareholders of the Company under applicable Law; or

(ii)                                              if the Company Board reasonably determines in good faith, after consultation with outside legal counsel and its independent financial advisor, that, in light of the Company’s receipt of a Superior Proposal, the failure to take such action would reasonably be expected to breach the fiduciary duties owed by the Company Board to the shareholders of the Company under applicable Law.

(f)                 If the Company Board intends to effect a Change of Board Recommendation as a result of an Intervening Event, prior to making such Change of Board Recommendation, the Company will (a) provide written notice to Parent (an “Intervening Event Notice”) advising Parent that the Company Board intends to make such Change of Board Recommendation and specifying the nature of the Intervening Event and (b) to the extent possible given the nature of the Intervening Event, negotiate with and cause its financial and legal advisors to negotiate with Parent and its representatives in good faith during the five (5) Business Day period after Parent receives the Intervening Event Notice (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that the Company Board would not be required to make such Change of Board Recommendation in order to meet its fiduciary duties owed to the shareholders of the Company under applicable Law.

(g)                If the Company receives a Superior Proposal, it will (a) provide written notice to Parent (a “Superior Proposal Notice”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the party making such Superior Proposal and indicating that the Company Board intends to effect a Change of Board Recommendation and (b) negotiate with and cause its financial and legal advisors to negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such third party proposal or offer would cease to constitute a Superior Proposal.  The Company may only accept a Superior Proposal if, following the end of the five (5) Business Day period after Parent receives the Superior Proposal Notice, the Company Board (based upon advice by its outside financial advisor and legal counsel), determines in good faith, taking into account any changes to this Agreement proposed in writing by Parent in response to the Superior Proposal Notice or otherwise, that the Superior Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal; provided, that any material modifications to such third party proposal or offer that the Company Board has determined to be a Superior Proposal will be deemed a new Superior Proposal and the Company will be required to again comply with the requirements of this section.

5.4                                           Shareholders Meeting; Preparation of Proxy Materials and Schedule 13E-3.

(a)               Subject to the terms set forth in this Agreement, the Company will take all action necessary to duly call, give notice of, convene and hold a special meeting of the holders of the Company Common Stock to consider the adoption of this Agreement (“Company Shareholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company will mail the letter to the shareholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with this Agreement to the holders of Company Common Stock in advance of such meeting.  Subject to Section 5.3 hereof, the Company Proxy Statement will include the favorable recommendation from the Company Board.  Subject to Section 5.3 hereof, the Company will use reasonable efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company will keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent and Merger Sub. Once the Company Shareholders Meeting has been called and noticed, the Company will not postpone or adjourn the Company Shareholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of its shareholders or (ii) as reasonably determined by the Company to comply with applicable Law). Notwithstanding anything contained herein to the contrary, the Company will not be required to hold the Company Shareholders Meeting if this Agreement is terminated before the meeting is held.

(b)               In connection with the Company Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company, with the assistance of Parent and Merger Sub, will prepare and file the Company Proxy Statement with the SEC. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub

will jointly prepare and cause to be filed a Schedule 13E-3 with the SEC to the extent required by applicable Law.  Each of the Company, Parent and Merger Sub will use its reasonable efforts so that the Company Proxy Statement and any required Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement and any required Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act to be set forth in the Company Proxy Statement and any required Schedule 13E-3. The Company will use its reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement or Schedule 13E-3 as promptly as practicable after receipt thereof and to cause the Company Proxy Statement and any required Schedule 13E-3 in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Company Proxy Statement and any required Schedule 13E-3 which will have become false or misleading and the Company will promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company will as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any required Schedule 13E-3 and any request by the SEC for any amendment to the Company Proxy Statement or any required Schedule 13E-3 or for additional information.

5.5                                           Notice of Certain Events.  The Company will notify Parent and Merger Sub, and Parent and Merger Sub will notify the Company, promptly of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any legal actions commenced, or to such party’s knowledge, threatened, against the Company or the Parent, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.3 of this Agreement (in the case of the Company) or Section 6.2 of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event will (x) the delivery of any notice by a party pursuant to this Section 5.5 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.  This Section 5.5 will not constitute a covenant or agreement for purposes of Section 6.2(a) or Section 6.3(a).

5.6                                           Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

5.7                                           Banking Matters.  The Company will take all such action to remove the current authorized signatories from the Company’s bank accounts and credit lines and to substitute officers of Merger Sub designated by Parent as such authorized signatories as of the Effective Time.

5.8                                           Directors of the Company.  All directors of the Company will submit their resignations, effective concurrently with the Effective Time.

5.9                                           Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby will be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.3 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement will consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

5.10                                    Indemnification of Directors and Officers.

(a)               For a period of six years from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless all past and present directors, officers and employees of the Company (the “Indemnified Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Articles of Incorporation and Bylaws and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company occurring at or prior to the Effective Time. Parent and the Surviving Corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Action with respect to the matters subject to indemnification pursuant to this Section 5.8(a) in accordance with the procedures set forth in the Company Articles of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date of this Agreement.  In no event shall the Parent or the Surviving Corporation be required to indemnify and hold harmless, or advance expenses to, the Indemnified Persons under this Section 5.8(a), to any greater extent than that required under applicable Law, the Company Articles of Incorporation and Bylaws and indemnification agreements, if any, in existence on the date of this Agreement.

(b)               For a period of six years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Articles of Incorporation and Bylaws. Parent will cause the indemnification agreements, if any, in existence on the date of this

Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c)                For six years from and after the Effective Time, Parent will cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)               In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.10.

(e)                The obligations under this Section 5.10 will not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies will be third party beneficiaries of this Section 5.10).

5.11                                    Parent Agreement Concerning Merger Sub.   Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

5.12                                    Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares, Company Stock Options or Warrants pursuant to this Agreement and the Merger will be an exempt transaction for purposes of Section 16. Prior to the Effective Time, the Company will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non- exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

5.13                                    Stock Deregistration.  The Company will cooperate with Parent, which will use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the SEC to cause the deregistration of the Shares under the Exchange Act as promptly as practicable after (and not in any event prior to) the Effective Time.

5.14                                    Takeover Statutes.  If any Takeover Statute is or may become applicable to the Company, Parent or any of the transactions contemplated by this Agreement, the parties will use their respective reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Company, Parent or any of the transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action reasonably necessary (including, in the case of the Company and the Company Board, grant all necessary approvals or amend the Company’s bylaws) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to lawfully eliminate or minimize the effects of such statute, regulation or provision on the Merger and the other transactions contemplated by this Agreement.

5.15                                    Participation in Litigation.  Prior to the Effective Time, (a) the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of any Actions commenced or, to the knowledge of such party, threatened, against such party and/or its directors which relate to this Agreement or the transactions contemplated by this Agreement, and (b) the Company will give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the transactions contemplated by this Agreement, at Parent’s sole cost and expense, and no such Action will be settled or compromised without Parent’s prior written consent (which consent should not be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS

6.1                                           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)               This Agreement and the Merger will have been approved by the Requisite Company Vote on or before December 31, 2014.

(b)              None of the parties hereto will be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.  In the event any such order or injunction will have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted or order reversed.

(c)                All consents, authorizations, orders, and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery, and performance of this Agreement will have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

(d)               No Action will be pending or threatened by or before any court or governmental body in which an unfavorable judgment, order, or decree would prevent any of the transactions contemplated hereby or cause any such transaction to be declared unlawful or rescinded or that would reasonably be expected to cause a Company Material Adverse Effect.

6.2                                           Conditions to Obligation of the Company to Effect the Merger.  In addition to the conditions set forth in Section 6.1 above, the obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)               Each of Parent and Merger Sub will have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date.

(b)               Other than the representations and warranties of Parent and Merger Sub contained in Section 4.2 (Authorization, Validity, and Effect of Agreements), the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith (disregarding for this purpose any limitation or qualification by “materiality” or “Parent Material Adverse Effect”) will be true and correct as of the Closing Date, and the Company will have received a certificate of the President or a Vice President of each of Parent and Merger Sub, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(b) will be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure to perform or the failure of any of the representations or warranties to be so true and correct would have or would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                The representations and warranties of Parent and Merger Sub contained in Section 4.2 (Authorization, Validity, and Effect of Agreements) will be true and correct in all respects as of the date hereof and as of the Closing Date, as if made on the Closing Date.

(d)               There will have been delivered to the Company certificates, dated within five days of the Closing Date, (i) of the Secretary of State of the State of Delaware, with respect to the incorporation and good standing of Parent and (ii) of the Secretary of State of the State of Nevada, with respect to the incorporation and good standing of Merger Sub.

(e)                All consents and approvals of any third parties required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been obtained and delivered to the Company.

(f)                 There will have been delivered to the Company certificates, dated the Closing Date, of the President or Vice President and Secretary, respectively, of Parent and Merger Sub, attaching a true and complete copy of the resolutions of the Board of Directors of Parent and Merger Sub approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby.

(g)                Each of Parent and Merger Sub will have delivered to the Company a certificate of the President or a Vice President of Parent and Merger Sub, respectively, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

6.3                                           Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  In addition to the conditions set forth in Section 6.1 above, the obligations of Parent and Merger Sub to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)               The Company will have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date.

(b)               Other than the representations and warranties of the Company contained in Section 3.2 (Authorization, Validity, and Effect of Agreements) and Section 3.3 (Capitalization), the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith (disregarding for this purpose any limitation or qualification by “materiality” or  “Company Material Adverse Effect”) will be true and correct as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(b) will be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure to perform or the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Company Material Adverse Effect.

(c)                The representations and warranties of the Company contained in Section 3.2 (Authorization, Validity, and Effect of Agreements) and Section 3.3 (Capitalization) will be true and correct in all respects (except, in the case of Section 3.3, for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(d)               Other than with respect to a default identified in the Company Disclosure Schedule as of the date of this Agreement, the Company will not be in default of any obligation, where said default cannot be cured by the Closing Date, under any of the Material Contracts, unless any such defaults, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e)                There will have been delivered to Parent (i) a certificate of the Secretary of State of Nevada and any other state where the Company is qualified to do business as to the good standing of the Company as of a date not more than fifteen (15) Business Days prior to the Closing Date and (ii) a certificate of the Secretary of State of Delaware and any other state where Corgenix, Inc. is qualified to do business as to the good standing of Corgenix, Inc., as of a date not more than fifteen (15) Business Days prior to the Closing Date.

(f)                 There will have been no change in the financial condition or results of operations of the Company from that reflected in the balance sheet of the Company so as to result, or be reasonably likely to result, in a Company Material Adverse Effect.

(g)                There will have been delivered to Parent a certificate dated as of the Closing Date, duly executed by the Secretary the Company given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to an attached copy of the resolutions of the shareholders of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded.

(h)               There will have been delivered to Parent the consents set forth on Schedule 3.5.

(i)                   There will have been delivered to Parent an agreement, in form and substance satisfactory to the Parent, confirming the termination of that certain First Amended and Restated Joint Product Development Agreement, by and between the Company, Financiere ELITech SAS, and Wescor, Inc., dated July 28, 2011, duly executed by the parties thereto.

(j)                  There will have been delivered to the Parent evidence satisfactory to the Parent of the termination and release of the certain liens annotated on Schedule 3.10 as subject to this Section 6.3(j).

(k)               No Action will be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of the Merger or the transactions contemplated by this Agreement.

(l)                   Dissenting Shares will not constitute more than ten percent (10%) of the Shares issued and outstanding as of the record date for, and entitled to vote at, the Company Shareholders Meeting.

(m)           The Company will have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b), 6.3(c) and 6.3(f).

6.4                                           Frustration of Closing Conditions  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

SURVIVAL

7.1                               Survival of Representations.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 7.1 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The confidentiality provisions of Article IX will (a) survive termination of this Agreement in accordance with their terms and (b) terminate as of the Effective Time.

ARTICLE VIII

TERMINATION

8.1                                           Termination By Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

8.2                                           Termination By Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)               if the Merger has not been consummated on or before December 31, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)               if any Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order will have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c)                if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote will not have been obtained at such meeting (including any adjournment or postponement thereof).

8.3                                           Termination By Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company)

(a)               if there will have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Sections 6.3(a), 6.3(b) or 6.3(c) would not be satisfied and such breach is incapable of being cured by the End Date; provided that Parent will have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.3;

(b)               the Company Board will have effected and not withdrawn a Change of Board Recommendation; or

(c)                if prior to the receipt of the Requisite Company Vote at the Company Shareholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.3(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal.

8.4                                           Termination By the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.4(b) immediately below, any approval of this Agreement by the shareholders of the Company):

(a)               if prior to the receipt of the Requisite Company Vote at the Company Shareholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.3(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; or

(b)               if there will have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.2(a) or (b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company will have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4(b).

8.5                                           Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement will forthwith become void and there will be no liability on the part of any party hereto except as set forth in this Article VIII, Article IX and Article X hereof.

8.6                                           Parent Termination Fee.

(a)               In the event that:

(i)                                     (A) a bona fide proposal or offer with respect to a Takeover Proposal will have been proposed or communicated (and not withdrawn), after the date hereof and prior to the Company Shareholders Meeting (or prior to the termination of this Agreement if there has been no Company Shareholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.2(a) or Section 8.2(c) and (C) within 12 months after the termination of this Agreement, the Company consummates, or enters into a definitive agreement in connection with, any such Takeover Proposal); provided that for purposes of this Section 8.6(a), all references to “20%” in the definition of “Takeover Proposal” will be deemed to be references to “50%”;

(ii)                                  this Agreement is terminated by Parent pursuant to Section 8.3; or

(iii)                               this Agreement is terminated by the Company pursuant to Section 8.4(a),

then the Company will pay to Parent or its designees an amount (the “Parent Termination Fee”) equal to the sum of (x) $324,000, plus (y) all of the out-of-pocket fees and expenses, not to exceed $400,000 (including, without limitation, all fees and expenses of counsel and accountants), incurred by Parent, Merger Sub or their Affiliates in connection with this Agreement and the transactions contemplated by this Agreement, by wire transfer of same day funds as promptly as possible (but in any event (A) within five (5) Business Days after such termination in the case of a termination referred to in clause (ii), (B) within two (2) Business Days following the entry by the Company into the definitive agreement in connection with a Takeover Proposal in the case of a termination referred to in clause (i) or (C) prior to or concurrently with the termination of this Agreement in the case of a termination pursuant to clause (iii)); it being understood that in no event will the Company be required to pay the Parent Termination Fee on more than one occasion.

(b)               In the event that the Company fails to pay the Parent Termination Fee when due and in accordance with the requirements of this Agreement, the Company will reimburse Parent for reasonable costs and expenses actually incurred or accrued by Parent (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.6, together with interest on such unpaid Parent Termination Fee commencing on the date that the Parent Termination Fee became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 3.00%. Such collection expenses will not otherwise diminish in any way the payment obligations hereunder.

(c)                Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to Section 8.6(a) is not a penalty but rather constitutes an amount akin to liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement and (iii) without the agreements contained in this Section 8.6, Parent would not have entered into this Agreement.

8.7                                           Company Termination Fee.

(a)               In the event that this Agreement is terminated by the Company pursuant to Section 8.4(b),then Parent will pay to the Company or its designees an amount (the “Company Termination Fee”) equal to the sum of (x) $648,000, plus (y) all of the out-of-pocket fees and expenses, not to exceed $400,000 (including, without limitation, all fees and expenses of counsel and accountants), incurred by the Company or its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement, by wire transfer of same day funds as promptly as possible (but in any event within five (5) Business Days after such termination; it being understood that in no event will Parent be required to pay the Company Termination Fee on more than one occasion.

(b)               In the event that Parent fails to pay the Company Termination Fee when due and in accordance with the requirements of this Agreement, Parent will reimburse the Company for reasonable costs and expenses actually incurred or accrued by the Company (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.7, together with interest on such unpaid Company Termination Fee commencing on the date that the Company Termination Fee became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 3.00%. Such collection expenses will not otherwise diminish in any way the payment obligations hereunder.

(c)                Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.7 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to Section 8.7(a) is not a penalty but rather constitutes an amount akin to liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement and (iii) without the agreements contained in this Section 8.7, the Company would not have entered into this Agreement.

8.8                                           Sole Remedy.  The parties hereto acknowledge and agree that the remedies provided in Section 5.10, Section 8.6, Section 8.7 and Section 10.10 will be the parties’ sole and exclusive remedies for any breaches of this Agreement or any Action arising from or related to the transactions contemplated by this Agreement, other than in the case of fraud.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Parent Termination Fee becomes payable and is paid by the Company pursuant to Section 8.6, the Termination Fee will be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Company Termination Fee becomes payable and is paid by the Parent pursuant to Section 8.7, the Company Termination Fee will be the Company’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

CONFIDENTIALITY

9.1                                           Confidentiality Covenants.  Parent, Merger Sub and the Company acknowledge that each may have received access to Confidential Information (as hereinafter defined) of the other in the course of investigations and negotiations prior to Closing.  Each party who receives any Confidential Information (a “Receiving Party”) from any other party hereto (the “Disclosing Party”), may disclose any such Confidential Information to such party’s employees, attorneys, accountants, financial advisors or agents or representatives that have a need to know such Information to facilitate or assist with the consummation of the transactions contemplated hereby (collectively, “Agents”).  Subject to the foregoing exception, and the exception hereinafter set forth in Section 9.2 below (i) a Receiving Party will keep, and will cause its Agents to keep, all Confidential Information received from a Disclosing Party hereunder strictly confidential and will not disclose, and will cause its Agents not to disclose, any such Confidential Information to any third party; and (ii) any Receiving Party and its Agents will not make any uses of Confidential Information received from a Disclosing Party except to facilitate or assist with the consummation of the transactions contemplated hereby.  Confidential Information will include any business, financial, technical or other information, including, but not limited to, business plans, forecasts, marketing plans or initiatives, customer, client and vendor lists, training materials developed by the Disclosing Party, information regarding the identities, qualifications and compensation being paid to key employees, information received from customers, vendors or clients with the expectation, whether explicit or implicit, that such information would be protected from disclosure or dissemination to third parties, and other information the value of which to the Disclosing Party is dependent on the non-disclosure of such information.  Confidential Information will not include information that, although disclosed or made available by a Disclosing Party or any of its Representatives to a Receiving Party or any of its Agents, (i) can be obtained by persons not subject to confidentiality or use restrictions from public sources, including periodicals, government and industry publications and other media that is readily accessible to the public or competitors of the Disclosing Party, (ii) has been disclosed by the Disclosing Party or any of its Agents to any unaffiliated third parties without the imposition of any restrictions or prohibitions on disclosure or use thereof and has been, as a result, disclosed by that third party to other third parties, or (iii) information that the Receiving Party can demonstrate convincingly was in its possession prior to its disclosure to the Receiving Party by the Disclosing Party or any of its Agents, provided that the Receiving Party had not obtained possession of such Confidential Information from any one that the Receiving Party knew or should have known was subject to restrictions on its right to disclose such information to the Receiving Party, either pursuant to an agreement or by reason of his position or relationship with the Disclosing Party.

9.2                                           Disclosure Pursuant to Legal Process.  If a Receiving Party is required by subpoena or other legal process, or by Laws applicable to it, to disclose or produce any Confidential Information belonging to a Disclosing Party, then, the Receiving Party will (i) provide the Disclosing Party prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Disclosing Party may seek an order to quash such subpoena or other legal process or an appropriate protective order or may elect to waive compliance with the provisions of this Article IX as to any portion or all of such Confidential Information (ii) consult with the Disclosing  Party as to the advisability of taking legally available steps to quash or narrow such request, and

(iii) provide such reasonable cooperation as the Disclosing Party may request in connection with efforts by the Disclosing Party to quash the subpoena or other legal process or to obtain a protective order with respect to the Confidential Information being sought.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Receiving Party is nonetheless, in the opinion of his legal counsel, compelled to disclose or produce any such Confidential Information of the Disclosing Party to any tribunal legally authorized to request and entitled to receive such Confidential Information or to any government agency with which the Receiving Party is required by law to file any such Confidential Information or otherwise stand liable for contempt or suffer other censure or penalty or liability, the Disclosing Party may disclose or produce such Confidential Information to such tribunal or government agency, notwithstanding the fact that such information may, as a result become available to the public, without incurring liability hereunder to the Disclosing Party; provided, however, that the Receiving Party will give the Disclosing Party written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and will use its reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

9.3                                           Termination of Confidentiality Obligations.  The obligations of the parties under this Article IX will terminate on the Closing of the transactions contemplated hereby.  In the event of a termination of this Agreement, the respective obligations under this Article IX will survive for a period of five (5) years from the date of such termination.

ARTICLE X

GENERAL PROVISIONS

10.1                                    Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

If to the Company:	11575 Main Street, Suite 400
Broomfield, CO 80020
Facsimile: 303-457-4519
E-mail: Dsimpson@Corgenix.com and Wcritchfield@Corgenix.com
Attention: Chief Executive Officer and Chief Financial Officer

with a copy to:	Husch Blackwell LLP
(which will not	Facsimile: 303-749-7272
constitute notice to	E-mail: Robert.Attai@huschblackwell.com
the Company)	Attention: Robert Attai

If to Parent or	c/o Water Street Healthcare Partners
Merger Sub:	333 West Wacker Drive, Suite 2800
Chicago, IL 60606
Attention: Rob Womsley and Jeff Holway

with a copy to:	Much Shelist, PC
(which will not	Facsimile: 312-521-2100
constitute notice to	E-mail: mshaw@muchshelist.com
Parent or Merger Sub)	Attention: Michael Shaw

and (which will not	Kirkland & Ellis LLP
constitute notice to	300 North LaSalle
Parent or Merger Sub)	Chicago, IL 60654
Attention: Martin A. DiLoreto Jr., P.C.

10.2                                    Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent and Merger Sub Disclosure Schedule, the confidentiality agreements between the parties hereto and any schedules or agreements delivered or to be delivered in connection with this Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies.  No information previously provided, or any addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

10.3                                    Governing Law; Venue.  This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware (except that the NRS shall govern (a) the internal affairs of the Company and Merger Sub and any other entities that are organized and existing under the Laws of the State of Nevada, including the fiduciary duties of the directors and officers thereof, (b) the Merger, and (c) all other provisions of, or transactions contemplated by, this Agreement, or any other matters, to which the NRS mandatorily applies), without giving effect to any applicable principles of conflict of laws that would cause the laws of another jurisdiction to govern this Agreement.  All actions arising out of or relating to this Agreement will be heard and determined exclusively in any state or federal court sitting in the State of Delaware.  Consistent with the preceding sentence, each of the parties hereto hereby (x) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (y) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

10.4                                    Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  Executed counterparts transmitted by fax or PDF signature will be effective as originals.

10.5                                    Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

10.6                                    Interpretation.  In this Agreement, unless the context otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.  The parties have participated jointly in the negotiation and drafting of this Agreement with the advice of counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.7                                    Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

10.8                                    Incorporation of Exhibits.  The Company Disclosure Schedule, the Parent and Merger Sub Disclosure Schedule and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

10.9                                    Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction unless the same is material to the terms of this Agreement, in the judgment of either party to this Agreement, in which case the parties will negotiate in good faith to revise the same so as to be valid or enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

10.10                             Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, or were threatened to be breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11                             Consent.  Whenever the consent or approval of a party is required by the terms of this Agreement, unless otherwise provided, the same will not be unreasonably withheld or delayed.

10.12                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent will be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.13                             Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in any confidentiality agreement among the parties hereto.

“Action” means any litigation, suit, claim, arbitration, claim, demand letter, action, proceeding (whether at law, in equity, in contract in tort or otherwise) or other investigation, including any of the foregoing conducted by or before any Governmental Entity.

“Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a person.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Nevada are authorized or required by Law or other governmental action to close.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect (x) that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by the Company of any of its material obligations under this Agreement or (y) that is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account for purposes of the preceding clause (y) in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company conduct business to the extent the Company is not materially and disproportionately affected thereby relative to other companies in the life sciences industry; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company is not materially and disproportionately affected thereby relative to other companies in the life sciences industry; (c) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including  the Merger, including any litigation resulting therefrom, any cancellation of or delays in customer orders, and any disruption in supplier, distributor, partner or similar relationships; (d) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) any hurricane, earthquake, flood, or other natural disasters or acts of God; (g) changes in Laws after the date hereof, to the extent the Company is not materially and disproportionately affected thereby relative to other companies in healthcare & pharmaceuticals industry; (h) changes in GAAP after the date hereof, to the extent the Company is not materially and disproportionately affected thereby relative to other companies in the life sciences industry; (i) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)- (h) or (j) of the definition); or (j) a decline in the price of the Company Common Stock on the OTCBB (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)- (i) of the definition).

“Environmental Laws” means all applicable federal, state and local statutes, laws, regulations, rules, ordinances, codes, licenses, permits, orders, standards, guidelines, policies, and similar items of any governmental authority having jurisdiction and all applicable judicial, administrative, and regulatory decrees, judgments, and orders and common law relating to the protection of human health and safety, natural resources or the environment including, without limitation, all requirements pertaining to the reporting, licensing, permitting, use, handling, generation, storage, treatment, transportation, disposal, release, discharge, investigation, and remediation of Hazardous Material.

“Hazardous Material”  means  any substance, material or agent, including any constituent, raw material, product or byproduct thereof,  (i) the presence of which requires reporting, investigation or remediation under any applicable statute, regulation, ordinance or order; or (ii) which is defined as a “hazardous waste,” “hazardous substance,” pollutant or contaminant, including petroleum, under any statute, regulation, rule, or ordinance of any governmental authority having jurisdiction; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority having jurisdiction.

“Intervening Event” means a material event, change or development with respect to the Company and the Company Subsidiaries taken as a whole arising after the date of this Agreement, which is (i) unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the Effective Time; provided, however, that in no event will the receipt of a Takeover Proposal or Superior Proposal constitute an Intervening Event.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity whether temporary, preliminary or permanent.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent, consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Release” means a “release or threatened release of a hazardous substance” (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”)) or any other release, emission, disposal, or discharge into the environment, including to air, surface water, groundwater, land, surface and subsurface strata,  or any use, storage, transport or handling of Hazardous Material on, under, about, or from the Company Real Property other than as expressly authorized by applicable law, ordinance, permit, order or other authorization.

“Superior Proposal” means a bona fide written Takeover Proposal (with all references to “20%” in the definition of “Takeover Proposal” being deemed to be references to “50%”), which Takeover Proposal did not result from a breach of Section 5.3 that the Company Board determines in its good faith business judgment (after consultation with the Company’s outside legal counsel and financial advisors) to be more favorable to the holders of Shares from a financial point of view than the Merger and other transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent pursuant to Section 5.3.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Parent or Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company (excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

*  *  *  *

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

CORGENIX MEDICAL CORPORATION

By:	/s/ Douglass T. Simpson
Name:	Douglass T. Simpson
Title:	President and Chief Executive Officer

CENTENNIAL MEDICAL HOLDINGS, INC.

By:	/s/ Robert Womsley
Name:	Robert Womsley
Title:	Vice President

CENTENNIAL INTEGRATED, INC.

By:	/s/ Robert Womsley
Name:	Robert Womsley
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXECUTION VERSION

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of August 27, 2014 by and among Centennial Medical Holdings, Inc. (“Parent”), and the shareholders of Corgenix Medical Corporation, a Nevada corporation (the “Company”) listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Shareholders and Parent are executing this Agreement concurrently with the execution of the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholders are the beneficial owners (as defined under Rule 13d-3 of the Exchange Act) of (i) certain Shares, (ii) certain Company Stock Options to acquire Shares, and/or (iii) certain Warrants, as set forth opposite each Shareholder’s name on Schedule A hereto (such Shares, Company Stock Options and Warrants, together with any other Shares acquired (whether beneficially or of record) by the Shareholders after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholders’ obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Stock Options or Warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”); provided, however, that, when used with respect to the voting, consenting or taking action by or in the name of the Shareholders, the term “Securities” shall only include the securities covered by clause (i), (ii) or (iii) that are entitled to be voted, or for which the Shareholders is entitled to consent or act, with respect thereto (which shall not include Securities that are subject to issuance upon the exercise of any Company Stock Option or Warrant);

WHEREAS, receipt of the Requisite Company Vote is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Shareholders, severally and not jointly, and Parent agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, or (c)

the date the Company Board effects a Change of Board Recommendation pursuant to Section 5.03 of the Merger Agreement (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written resolution of the Company’s shareholders, such Shareholder shall (i) appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Shareholder’s Securities,

(a) for approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(b) except to the extent set forth in this Agreement, against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its, his or her obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any Company Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Company Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Company Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any other action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,

(c) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement,

(d) in favor of any adjournment or postponement of the Company Shareholders Meeting as may be requested by Parent, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement or otherwise reasonably requested by Parent in order to consummate the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 at any annual or special meeting of the Shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 is to be considered. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above as instructed by Parent in writing prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of his, her, or its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d). Notwithstanding anything to the contrary herein, nothing shall require (and no Shareholder undertakes an obligation and makes a representation or warranty related to) the conversion, exercise or exchange of any security for which Shareholder has beneficial ownership into securities entitled to be voted, or for which Shareholder is entitled to consent or act, with respect thereto, including without limitation, any Company Stock Option or Warrant.

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Time, each Shareholder in its capacity as a shareholder of the Company, shall not, directly or indirectly, (i) initiate, solicit, initiate or knowingly take any action to facilitate or knowingly encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal or (ii) enter into, participate or engage in, or maintain or continue any discussion or negotiations relating to, any Takeover Proposal with any person other than Parent or Merger Sub, (iii) furnish to any person other than Parent or Merger Sub any non-public information that the Shareholder believes would be used for the purposes of formulating or furthering any Takeover Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, or (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal. The Shareholder will cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal.

Section 2.2 Notification. Each Shareholder, in its capacity as a shareholder of the Company, shall and shall cause such Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Takeover Proposal. From and after the date hereof until the Expiration Time, each Shareholder shall promptly advise Parent in writing of (i) any Competing Transaction, (ii) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Subsidiary, and (iii) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding a Competing Transaction, including in each case any Takeover Proposal, including the identity of the person making any such Competing Transaction or indication or inquiry and the terms of any such Competing Transaction or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Shareholder, in its capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Transaction or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Shareholder. This Article II shall not apply to any Takeover Proposal received by the Company. For the avoidance of doubt, nothing in this Article II will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement (including, without limitation, under Section 5.3 thereof), and no such actions or omissions shall be deemed a breach of this Article II.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties. Each Shareholder represents and warrants to Parent as follows: (a) such Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent, this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or agreement binding upon such Shareholder or such Shareholder’s Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the Securities and Exchange Commission by such Shareholder, (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, such Shareholder owns, beneficially and of record, or controls all of its Securities, and all of such Securities are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement), and has sole or shared (together with affiliates controlled by such Shareholder) voting power and power of disposition with respect to such Securities, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto, and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of such Shareholder’s Securities, and (f) such Shareholder has not Transferred any Securities pursuant to any Derivative Transaction. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Chapter 92A of the NRS) prior to the Expiration Time;

(c) agrees to promptly notify Parent of the number of any new Securities acquired by the Shareholder after the date hereof and prior to the Expiration Time;

(d) agrees to permit the Company to publish and disclose in the Proxy Statement, such Shareholder’s identity and ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement; and

(e) agrees that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1 Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder as follows: (a) this Agreement has been duly and validly authorized by Parent’s board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of Parent, and (c) assuming this Agreement constitutes a valid and binding agreement of Shareholders, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the Securities and Exchange Commission, as applicable.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the Closing, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the date the Company Board effects a Change of Board Recommendation pursuant to Section 5.03 of the Merger Agreement. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to termination or any willful breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the address set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 6.2 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Shareholders to attempt to) (i) limit or restrict any Shareholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter or (ii) be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders (it being understood that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of the Company).

Section 6.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.4 Entire Agreement. This Agreement and the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.5 Specific Performance. Each party acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by it.

Section 6.6 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

Section 6.8 Jurisdiction; Enforcement. The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court sitting in the State of Delaware. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.10 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

Section 6.11 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder that is an individual, his or her estate, heirs, beneficiaries, personal representatives and executors.

Section 6.12 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.13 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement as of the date and year first written above.

PARENT

Centennial Medical Holdings, Inc.

By:	/s/ Robert Womsley
Name:	Robert Womsley
Title:	Vice President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement as of the date and year first written above.

STOCKHOLDERS

/s/ Stephen P. Gouze
Stephen P. Gouze

/s/ Robert Tutag
Robert Tutag

/s/ Douglass Simpson
Douglass Simpson

/s/ William H. Critchfield
William H. Critchfield

/s/ Ann L. Steinbarger
Ann L. Steinbarger

[Signature Page to Voting Agreement]

Schedule A

Securities

As of August 25, 2014

Shareholder	Shares	Percentage of Outstanding Shares	Company Options	Warrants	Total
Stephen P. Gouze	1,052,612	1.94%	240,000	0	1,292,612
Robert Tutag	961,000	1.77%	260,000	0	1,221,000
Douglass Simpson	435,838	0.80%	560,000	0	995,838
William H. Critchfield	366,545	0.68%	450,000	0	816,545
Ann L. Steinbarger	182,855	0.34%	280,000	0	462,855

ANNEX C

INVERNESS ADVISORS

FAIRNESS OPINION

August 26, 2014

Board of Directors

Corgenix Medical Corporation

11575 Main Street, Number 400

Broomfield, CO 80020

Members of the Board of Directors:

We understand that Corgenix Medical Corporation, a Nevada corporation (the “Company”), Centennial Medical Holdings, Inc., a Delaware corporation (“Parent”), and a wholly-owned subsidiary of Parent, Centennial Integrated, Inc., a Nevada corporation (“Merger Sub”), plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for, among other things, the merger of Merger Sub with and into the Company, as a result of which the Company would become a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the Transaction, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock to be cancelled in accordance with the Merger Agreement and other than Dissenting Shares (as defined in the Merger Agreement) will be converted into the right to receive an amount in cash equal to $0.27, payable to the holder in cash, without interest (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view, to the holders of the Company Common Stock. For purposes of the opinion set forth herein, we have, among other things:

1.              reviewed a draft of the Merger Agreement, dated August 25, 2014 (the “Draft Agreement”), including the financial terms and conditions set forth therein;

2.              reviewed the Company’s audited financial statements for the fiscal year ended June 30, 2013, the Company’s unaudited financial statements for the nine months ended March 31, 2014 and a preliminary draft of the Company’s audited financial statements for the fiscal year ended June 30, 2014;

INVERNESS ADVISORS   601 Montgomery St, Suite 1210   San Francisco, CA 94111

All securities business conducted through KEMA Partners LLC a registered broker-dealer

3.              reviewed certain other business, operating and financial data of the Company, prepared and furnished to us by the Company’s management, including certain financial forecasts, projections and analyses for the Company prepared and furnished to us by the Company’s management for the fiscal years ending June 30, 2014 through 2018 (the “Forecasts”);

4.              held discussions with the senior management team of the Company concerning the business, past and current operations, financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry;

5.              compared the financial performance of the Company and trading activity of the Company Common Stock with that of certain other publicly-traded companies that we deemed relevant;

6.              compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

7.              reviewed historical stock prices and trading volumes of the Company Common Stock;

8.              reviewed the Company’s draft annual report on Form 10-K for the fiscal year ended June 30, 2014, the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2013, and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014;

9.              reviewed certain other publicly available business, operating and financial information of the Company; and

10.       made such other studies and inquiries, reviewed such other data, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

In preparing our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to us by the Company and all publicly-available financial and other information regarding the Company reviewed by us, and have not independently verified any such information or assumed any responsibility or liability therefor.  With regard to all of the foregoing information, we have relied upon the assurances of the senior management team of the Company that all such information is complete and accurate in all material respects and that they are unaware of any facts or circumstances that would make such information incomplete or misleading in any material respect. We have not been requested to conduct and have not conducted a physical inspection of the properties or facilities of the Company, nor have we conducted any valuation or appraisal of any assets of the Company, nor have any such valuations or appraisals been provided to us.  We have not evaluated the solvency of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters, and have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject.  At the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

With respect to the Forecasts provided to us by the Company, we have, with your consent, assumed that such Forecasts were prepared in good faith on reasonable bases reflecting management’s current best estimates and judgments of the Company’s future financial performance were it not to be sold to Parent.  We have also assumed, with your consent, that the financial results reflected in such Forecasts would be realized in the amounts and at the times projected, and we assume no responsibility for and express no view as to such Forecasts or the assumptions on which they are based.  Further, without limiting the foregoing, we have, with your consent, assumed, without independent verification, that the historical and projected financial information provided to us by the Company accurately reflects the historical and projected operations of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the respective dates of the most recent financial statements made available to us.

Our opinion is based on market, economic, financial and other circumstances and conditions as they exist as of the date of this letter.  Our opinion can be evaluated only as of the date of this letter and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.  We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

This letter does not constitute a recommendation to the Board of Directors of the Company or any other person with respect to the Transaction, and does not address the relative merits of the Transaction over any other alternative transactions which may be available to the Company.  We express no opinion as to the underlying business decision of the Company to effect the Transaction, the structure, or accounting treatment or taxation consequences of the Transaction or the availability or advisability of any alternatives to the Transaction.  We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of the Company to approve or cause the Company to enter into the Merger Agreement or consummate the Transaction.  No opinion is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation payable to any of the officers, directors or employees of the Company, or class of such persons, whether independently or relative to the Consideration, including whether such compensation is reasonable in the context of the Transaction, and we also express no opinion as to the price at which the Company Common Stock will trade upon announcement of the Transaction or at any future time.  We have not made any independent investigation of any legal, accounting or tax matters affecting the Company, and we have assumed the correctness of all legal, accounting and tax advice given to the Company and its Board of Directors.

We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein.  We also have assumed that all of the representations and warranties of the parties set forth in the Merger Agreement and all related agreements and documents are true and correct, that each party to the Merger Agreement and such other agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, and that the final form of the Merger Agreement reviewed by us will not vary in any regard that is material to our analysis from the Draft Agreement, and that the Transaction will be consummated in accordance with the terms thereof, including that, in all respects material to our analysis, the representations and warranties made by the parties thereto are accurate and complete.

It is understood that this letter is solely for the information of the Company’s Board of Directors in evaluating the Transaction and does not confer rights or remedies upon the stockholders of the Company, any creditor of the Company or any other person, and we express no opinion or recommendation as to how any stockholder of the Company should vote or act in connection with the Transaction.  Furthermore, this letter should not be construed as creating any fiduciary duty on our part to the Company, the Company’s Board of Directors or any other party.  This opinion is not to be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent, except that this opinion may be included in its entirety, if legally required, in any proxy statement filed by the Company with the Securities and Exchange Commission.  The issuance of this opinion was approved by our Fairness Opinion Review Committee.

Inverness Advisors, a division of KEMA Partners LLC (“Inverness”), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, private placements and valuations for corporate and other purposes.  Inverness and its affiliates, in the ordinary course of business, provide and in the future may continue to provide investment banking services to the Company and may receive fees for the rendering of such services.  In addition, in the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

Inverness has been engaged by the Company as its financial advisor pursuant to the engagement and indemnity agreement dated January 10, 2014, by and between Inverness and the Company (the “Inverness Engagement Letter”).  In connection with the Transaction, Inverness will receive a fee for the rendering of this opinion and certain additional fees for our services in connection with the Transaction, a significant portion of which is contingent upon the consummation of the Transaction.  In addition, the Company has agreed to reimburse our expenses and to indemnify us against and exculpate us from certain liabilities that may arise out of our engagement, all as more fully described in the Inverness Engagement Letter.

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Inverness Advisors
INVERNESS ADVISORS

ANNEX D

DISSENTER’S RIGHTS STATUTE

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.              Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.              Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.              Without discounting for lack of marketability or minority status.

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1.              Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.              Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.              Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.              A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.              Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.              There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.              The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X CORGENIX MEDICAL CORPORATION 01WLEB 1 U PX + Special Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Those signing as an executor, administrator, trustee, guardian, or attorney must indicate so. Attorneys must submit powers of attorney. Please sign name(s) exactly as they appear on the books of the Corporation. For joint accounts, each joint owner must sign. If the signer is a corporation or partnership the corporation’s or partnership's signature must be by a duly-authorized officer of the corporation or partner of the partnership. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A PROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. For Against Abstain 2. To consider and vote on a proposal to approve, by a non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger. For Against Abstain 3. To approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement. 1. To adopt the Agreement and Plan of Merger, dated as of August 27, 2014 by and among Corgenix Medical Corporation, Centennial Medical Holdings, Inc. and Centennial Integrated, Inc., a wholly owned subsidiary of Buyer, as such may be amended from time to time (“Merger Agreement”). IMPORTANT SPECIAL MEETING INFORMATION For Against Abstain B Non-Voting Items Change of Address — Please print new address below. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 2 0 9 8 1 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 AM, MST _________. Vote by Internet • Go to www.investorvote.com/CONX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Douglass T. Simpson, President and Chief Executive Officer, as proxy with the power to appoint his substitutes and hereby authorizes him to represent and vote, as designated below, all of the shares of stock of Corgenix Medical Corporation held by the undersigned as of September 15, 2014 at the Special Meeting of Stockholders to be held on _________ at _________, Mountain Time, at _____________, or any adjournment thereof, with like effect as if the undersigned were personally present and voting upon the matters specified on the reverse side. THIS PROXY IS REVOCABLE AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement furnished herewith. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, OR RETURN IT TO CORGENIX MEDICAL CORPORATION, 11575 MAIN STREET, SUITE 400, BROOMFIELD, COLORADO 80020. THIS GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE SIDE. [Continued on Reverse] Proxy — CORGENIX MEDICAL CORPORATION Important notice regarding the Internet availability of proxy materials for the Special Meeting of shareholders. The Proxy Statement is available at: www.edocumentview.com/CONX qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X CORGENIX MEDICAL CORPORATION 01WLFB 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Special Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Those signing as an executor, administrator, trustee, guardian, or attorney must indicate so. Attorneys must submit powers of attorney. Please sign name(s) exactly as they appear on the books of the Corporation. For joint accounts, each joint owner must sign. If the signer is a corporation or partnership the corporation’s or partnership's signature must be by a duly-authorized officer of the corporation or partner of the partnership. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A PROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. For Against Abstain 2. To consider and vote on a proposal to approve, by a non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger. For Against Abstain 3. To approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement. 1. To adopt the Agreement and Plan of Merger, dated as of August 27, 2014 by and among Corgenix Medical Corporation, Centennial Medical Holdings, Inc. and Centennial Integrated, Inc., a wholly owned subsidiary of Buyer, as such may be amended from time to time (“Merger Agreement”). IMPORTANT SPECIAL MEETING INFORMATION For Against Abstain MMMMMMMMMMMM 2 0 9 8 1 9 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Douglass T. Simpson, President and Chief Executive Officer, as proxy with the power to appoint his substitutes and hereby authorizes him to represent and vote, as designated below, all of the shares of stock of Corgenix Medical Corporation held by the undersigned as of September 15, 2014 at the Special Meeting of Stockholders to be held on _________ at _________, Mountain Time, at _____________, or any adjournment thereof, with like effect as if the undersigned were personally present and voting upon the matters specified on the reverse side. THIS PROXY IS REVOCABLE AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement furnished herewith. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, OR RETURN IT TO CORGENIX MEDICAL CORPORATION, 11575 MAIN STREET, SUITE 400, BROOMFIELD, COLORADO 80020. THIS GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE SIDE. [Continued on Reverse] Proxy — CORGENIX MEDICAL CORPORATION Important notice regarding the Internet availability of proxy materials for the Special Meeting of shareholders. The Proxy Statement is available at: www.edocumentview.com/CONX